Exhibit 10.3

INVESTMENT AGREEMENT

by and between

FIRST FOUNDATION INC.

and

STRATEGIC VALUE INVESTORS, LP

Dated as of July 2, 2024

- i -

LIST OF EXHIBITS

Exhibit A:	Certificate of Designations (Series B)

Exhibit B:	Certificate of Designations (Series C)

Exhibit C:	Form of Warrant

Exhibit D:	Form of Registration Rights Agreement

Exhibit E:	Stockholder Vote Warrant Terms

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INDEX OF DEFINED TERMS

Accredited Investors	24
affiliate	56
Aggregate Investment Amount	1
Agreement	1
As-Converted Basis	35
beneficial ownership	41
BHC Act	8
Board Materials	40
Board Non-Objections	40
Board of Directors	4
business day	56
Certificate of Designations	1
Certificate of Designations (Series B)	1
Certificate of Designations (Series C)	1
Charter Amendment	11
Chosen Courts	57
CIBC Act	44
Claim Notice	45
Closing	2
Closing Date	2
Code	16
Common Stock	1
Company	1
Company Bank	9
Company Bank Board	4
Company Bank Board Reconstitution	38
Company Benefit Plans	17
Company Board Reconstitution	38
Company Bylaws	11
Company Certificate of Incorporation	8
Company Disclosure Schedule	8
Company Fundamental Rep	48
Company Investment Adviser	26
Company Preferred Stock	9
Company Recommendations	33
Company Regulatory Agreement	23
Company Reports	13
Company RSU Awards	9
Company Share Issuance	2
Company Stock Plans	10
Company Subsidiary	8
Confidential Information	35
Conversions	1
Data Breach	21
De Minimis Claim	47

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Delaware Secretary of State	3
DFPI	12
Direct Claim	45
Director Rights Period	39
Enforceability Exceptions	11
ERISA	17
ERISA Affiliate	18
ERISA Client	18
Exchange Approval	11
Expected Closing Date	2
extent	56
FDIC	9
Federal Reserve	12
Fraud	54
GAAP	6
Governmental Entity	8
Indemnified Party	45
Indemnifying Party	45
Information Rights Period	34
Institutional Accredited Investor	24
Investment	10
Investment Advisers Act	26
Investment Advisory Services	26
Investment Agreement Amendment	52
Investment Amount	6
Investment Company Act	27
Investor Company Bank Directors	39
Investor Company Directors	38
Investor Directors	39
IRS	6
knowledge	56
Law	8
Legal Proceeding	21
Liens	10
Loans	23
Losses	45
made available	56
Material Adverse Effect	6
Materially Burdensome Condition	44
Multiemployer Plan	17
Multiple Employer Plan	18
Non-Party Affiliates	50
NYSE	3
Order	3
ordinary course	56
ordinary course of business	56

- iv -

Other Investment Agreement	1
Other Warrant	1
Pandemic	7
Pandemic Measures	7
party	56
Permitted Purpose	36
Permitted Transfer	41
Permitted Transferee	41
person	56
Personal Data	19
Placement Agent	15
Preferred Stock	1
Protected Data	22
Purchaser	1
Purchaser Fundamental Rep	48
QPAM Exemption	18
Registration Rights Agreement	2
Regulatory Documents	27
Representatives	35
Requisite Stockholder Vote	11
Response Notice	45
SEC	7
Securities	1
Securities Act	13
Security Incident	22
Security Practices	22
Series A Preferred Stock	1
Series B Preferred Stock	1
Series C Preferred Stock	1
SRO	12
Stockholder Litigation	7
Stockholders’ Meeting	33
Subsidiary	7
Tax	17
Tax Return	17
Taxes	17
Termination Date	53
Third Party Claim	46
Third-Party Processor	22
Threshold Amount	47
transactions contemplated by this Agreement	56
transactions contemplated hereby	56
Transfer	41
U.S.	56
Warrant	1

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INVESTMENT AGREEMENT, dated as of July 2, 2024 (this “Agreement”), by and between First Foundation Inc., a Delaware corporation (the “Company”), and Strategic Value Investors, LP, a Delaware limited partnership (“Purchaser”).

RECITALS:

A.            The Investment. The Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company, as an investment in the Company, (i) shares of (a) common stock, par value $0.001 per share, of the Company (the “Common Stock”), and (b) a series of preferred stock, par value $0.001 per share, of the Company designated as Series B Noncumulative Convertible Preferred Stock (the “Series B Preferred Stock”), having the terms set forth in the Certificate of Designations of the Series B Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designations (Series B)”), and (ii) a warrant (the “Warrant”) to purchase shares of a series of preferred stock, par value $0.001 per share, of the Company designated as Series C Non-Voting Common Equivalent Stock (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Preferred Stock”), having the terms set forth in the Certificate of Designations of the Series C Preferred Stock, in the form attached hereto as Exhibit B (the “Certificate of Designations (Series C)” and together with the Certificate of Designations (Series B), the “Certificate of Designations”), in accordance with the terms of the Warrant, in substantially the form attached hereto as Exhibit C.

B.            The Other Investment Agreements. Substantially concurrently with the execution and delivery hereof, the Company is entering into other contracts or agreements with certain other purchasers providing for the issuance of (i) shares of Common Stock and/or Preferred Stock, (ii) shares of preferred stock, par value $0.001 per share, of the Company designated as Series A Noncumulative Convertible Preferred Stock (the “Series A Preferred Stock”) and (iii) warrants on the terms and conditions set forth therein (each, an “Other Warrant”), with proceeds to the Company in an amount, together with the Investment Amount, equal to not less than $200,000,000 (the “Aggregate Investment Amount”) and entered into in furtherance of the transactions contemplated hereby or thereby (each, an “Other Investment Agreement”).

C.            The Securities. The term “Securities” refers collectively to the (a) (i) shares of Common Stock and Preferred Stock and (ii) Warrant, in each case, issuable pursuant hereto, (b) shares of Common Stock to be issued upon the conversion of the Preferred Stock issuable pursuant hereto or pursuant to the Warrant (such conversions, the “Conversions”), and (c) shares of Series C Preferred Stock to be issued upon exercise of the Warrant. When purchased, the shares of Common Stock and Series B Preferred Stock purchased hereunder will be evidenced by book-entry notation.

D.            Registration Rights Agreement. At the Closing, the Company and Purchaser will enter into a Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Article I
PURCHASE; CLOSING

Section 1.1              Purchase. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, the number of duly authorized, validly issued, fully-paid and non-assessable shares of (a) Common Stock, free and clear of all Liens (as defined below) (other than transfer restrictions imposed under this Agreement or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(A), and (b) Series B Preferred Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Certificate of Designations (Series B) or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(B) (collectively, the “Company Share Issuance”).

Section 1.2              Closing.

(a)            Time and Date of Closing. Subject to the satisfaction or, to the extent permitted by Law, written waiver (by the party entitled to grant such waiver) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or, to the extent permitted by Law, written waiver of those conditions by the party entitled to grant such waiver), the closing of the Company Share Issuance (the “Closing”) shall take place (i) three (3) business days following the execution and delivery of this Agreement, remotely by the electronic exchange of counterpart signature pages to the documents and agreements contemplated hereby to be executed and delivered at the Closing (the “Expected Closing Date”), or (ii) such other date, time and/or location as may be mutually agreed in writing by the Company and Purchaser; provided that, if the conditions set forth in Section 1.2(b) have not been so satisfied or, to the extent permitted by Law, waived on or prior to the Expected Closing Date, then the Closing shall take place on the first business day on which such conditions have been so satisfied or waived; provided, further, however, that in no event shall the Closing take place later than the fifth (5th) business day after the Expected Closing Date. The date on which the Closing occurs is referred to as the “Closing Date.” Unless otherwise agreed by the Company and Purchaser, in the event (A) the Closing does not occur within five (5) business days after the Expected Closing Date and (B) Purchaser delivered the Investment Amount to the Company pursuant to Section 1.2(c)(ii)(1), the Company shall, as promptly as reasonably practicable (but not later than one business day thereafter), return such Investment Amount to Purchaser by wire transfer of United States dollars in immediately available funds to the account specified by Purchaser.

(b)            Closing Conditions.

(i)            The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser and the Company prior to the Closing of the following conditions:

(1)            no injunction, order, judgment, writ, directive, enforcement action, decree, or regulatory restriction of any Governmental Entity (each, an “Order”) or other legal restraint or prohibition preventing the consummation of the Company Share Issuance. No applicable Law shall have been enacted, entered, promulgated or enforced (which remains in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Company Share Issuance or any of the other transactions contemplated by this Agreement or that prohibits, restrains or enjoins Purchaser or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof.

(ii)            The obligation of Purchaser to effect the Closing is also subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser prior to the Closing of each of the following additional conditions:

(1)            the Company shall have filed the requisite Supplemental Listing Application in respect of the maximum amount of Common Stock permitted to be issued prior to receipt of the Requisite Stockholder Vote and to be (A) issued hereunder or (B)  issued upon the conversion of the Preferred Stock in accordance with rules of the New York Stock Exchange (the “NYSE”), and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance;

(2)            each of the Certificate of Designations shall have been filed with and accepted by the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and be in full force and effect;

(3)            the representations and warranties of the Company contained in (A) Section 2.2(b)(i), Section 2.2(c)(iii), Section 2.2(g), Section 2.2(h), and Section 2.2(r) shall be true and correct (other than, in the case of Section 2.2(b)(i), such failures to be true and correct as are de minimis) in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); (B) Section 2.2(a)(i)-(iii), Section 2.2(b)(ii) and Section 2.2(c)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); and (C) all other representations and warranties of the Company set forth in Section 2.2 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided that, for purposes of this subclause (C), such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect;

(4)            the purchase and sale of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or warrants (with proceeds to the Company in an amount, which together with the Investment Amount, is greater than or equal to the Aggregate Investment Amount) shall have been consummated, or will be consummated substantially concurrently with the Closing, in all material respects in accordance with the terms and conditions of such Other Investment Agreement(s);

(5)            the Company shall have performed and complied with, in all material respects, all obligations, covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder;

(6)            as of the Closing, (A) the number of directors that comprise the board of directors of the Company (the “Board of Directors”) shall be nine (9) and the Company shall have delivered to Purchaser resignation letters from members of the Board of Directors sufficient to complete the Company Board Reconstitution, subject to the acceptance of such resignation by the Company following the Closing, and (B) the number of directors that comprise the board of directors of Company Bank (the “Company Bank Board”) shall be nine (9), one (1) of the Investor Company Bank Directors designated by the Purchaser, who shall be Benjamin Mackovak, and two (2) of the Investor Company Bank Directors designated by the Other Investors shall have been appointed to the Company Bank Board, and the Company shall have delivered to Purchaser resignation letters from members of the Company Bank Board sufficient to complete the Company Bank Board Reconstitution, subject to the acceptance of such resignation by Company Bank following the Closing;

(7)            since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, occurrence, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;

(8)            Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying to the effect that the conditions set forth in Section 1.2(b)(ii)(3), Section 1.2(b)(ii)(4), Section 1.2(b)(ii)(5) and Section 1.2(b)(ii)(7) have been satisfied; and

(9)            there shall be no Materially Burdensome Condition outstanding, in effect or threatened.

(iii)            The obligation of the Company to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by the Company prior to the Closing of the following additional conditions:

(1)            the representations and warranties of Purchaser contained herein (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) shall be true and correct as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), except to the extent the failure(s) of such representations or warranties to be true and correct, either individually or in the aggregate, and without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties, would not prevent or materially impair or delay the ability of Purchaser to consummate the Closing;

(2)            the purchase and sale of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or warrants of the Company (with proceeds to the Company in an amount, which together with the Investment Amount, is greater than or equal to the Aggregate Investment Amount) shall have been consummated, or will be consummated substantially concurrently with the Closing;

(3)            Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder; and

(4)            the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an authorized signatory of Purchaser certifying to the effect that the conditions set forth in Section 1.2(b)(iii)(1) and Section 1.2(b)(iii)(3) have been satisfied.

(c)            Closing Deliveries.

(i)            At the Closing, the Company will deliver to Purchaser:

(1)            confirmation of book-entry notation in the name of Purchaser shares of Common Stock and Preferred Stock, free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Certificate of Designations (as applicable) or applicable securities Laws) as follows: a number of shares of (A) Common Stock equal to 1,551,861, and (B) Series B Preferred Stock equal to 3,870.

(2)            the Warrant to purchase up to 2,168 duly authorized, validly issued and non-assessable shares of Series C Preferred Stock (as such number may be adjusted in accordance with the terms of the Warrant), free and clear of all Liens (other than transfer restrictions imposed under this Agreement, the Certificate of Designations (as applicable) or applicable securities Laws), duly executed by the Company;

(3)            a counterpart signature page, duly executed by the Company, to the Registration Rights Agreement;

(4)            a legal opinion in customary form from counsel to the Company covering due authorization and issuance; and

(5)            evidence that delivery of the investment amounts payable to the Company pursuant to the Other Investment Agreements by the other purchasers party thereto shall occur substantially concurrently with the Closing.

(ii)            At the Closing, Purchaser will deliver to the Company:

(1)            by wire transfer of immediately available funds to an account designated by the Company in writing, an aggregate purchase price of $22,229,630 (the “Investment Amount”);

(2)            a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 for Purchaser;

(3)            a counterpart signature page, duly executed by Purchaser, to the Warrant; and

(4)            a counterpart signature page, duly executed by Purchaser, to the Registration Rights Agreement.

Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1             Material Adverse Effect.

(a)            As used herein, the term “Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, (a) prevents or would reasonably be expected to prevent the consummation of the Investment or (b) has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, that a Material Adverse Effect pursuant to clause (b) of this definition shall not be deemed to include the impact or effects of any (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws (including any Pandemic Measures) of general applicability to companies in the industries in which the Company and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement or any Other Investment Agreement, public disclosure or consummation of the transactions contemplated hereby or thereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 1.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vii)) or actions expressly required by this Agreement or that are taken with the prior written consent of Purchaser in contemplation of the transactions contemplated by this Agreement or any Other Investment Agreement, (F) decline in the trading price of the Company’s securities or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, except to the extent otherwise excluded by this proviso), (G) any stockholder litigation arising out of, related to, or in connection with this Agreement or any Other Investment Agreement or the Investment that is brought or threatened against the Company or the Board of Directors from and following the date of this Agreement and prior to the Closing (“Stockholder Litigation”) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 2.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vii)), or (H) expenses incurred by the Company in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or any Other Investment Agreement; except, with respect to the foregoing subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate).

(b)            As used herein:

(i)            “Pandemic” means any outbreaks, epidemics or pandemics, or any variants, evolutions or mutations thereof, and the governmental and other responses thereto;

(ii)            “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Laws or policies or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any Pandemic;

(iii)            “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) or the BHC Act;

(iv)            “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality or SRO of competent jurisdiction; and

(v)            “Law” means any law, statute, code, ordinance, rule, regulation, requirement, policy or guideline of any Governmental Entity or stock exchange or Order.

Section 2.2              Representations and Warranties of the Company. Except as disclosed in (i) the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided that (A) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (B) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, effect, change, event, circumstance, condition, occurrence or development or that such item would or would reasonably be expected to result in a Material Adverse Effect, and (C) any disclosures made with respect to a section of this Section 2.2 shall be deemed to qualify any other section of this Section 2.2 (1) specifically referenced or cross-referenced or (2) if it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section or (ii) any Company Reports publicly filed or furnished by the Company after January 1, 2023 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

(a)            Corporate Organization.

(i)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Company’s Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the “Company Certificate of Incorporation”) and the Company Bylaws (as defined below) as in effect as of the entry into this Agreement have been made available to Purchaser.

(ii)            Each Subsidiary of the Company (a “Company Subsidiary”) (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B)except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Other than First Foundation Bank, a California state chartered bank and a wholly-owned Subsidiary of the Company (“Company Bank”), and those Subsidiaries set forth in Section 2.2(a)(ii) of the Company Disclosure Schedule, there are no Company Subsidiaries that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the entry into this Agreement.

(iii)           The deposit accounts of Company Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of San Francisco and owns the requisite amount of stock therein.

(b)            Capitalization.

(i)             The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value of $0.001 (the “Company Preferred Stock”). As of June 27, 2024, there were 56,543,382 shares of Common Stock issued and outstanding, and (in addition to the foregoing) (A) no shares of Common Stock held in treasury, (B) 145,926 shares of Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of Common Stock granted under the Company Stock Plans (“Company RSU Awards”), (C) 1,500,000 shares of Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans and (D) no shares of the Company Preferred Stock issued and outstanding. As of the entry into this Agreement, except as set forth in the immediately preceding sentences, as contemplated hereby, as contemplated by any Other Investment Agreement and for changes since June 27, 2024 resulting from the exercise, vesting or settlement of any Company RSU Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. As of the entry into this Agreement, other than (1) the Company RSU Awards issued prior to the entry into this Agreement as described in this Section 2.2(b)(i) or (2) as set forth in this Agreement or any Other Investment Agreement, there are no (x) outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in the Company, or (y) contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than this Agreement and any Other Investment Agreement, there are no voting trusts, shareholder agreements, proxies or other similar agreements in effect to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Common Stock or other equity interests of the Company. As used herein, “Company Stock Plans” means the First Foundation Inc. 2007 Equity Incentive Plan, the First Foundation Inc. 2007 Management Stock Incentive Plan, the First Foundation Inc. 2015 Equity Incentive Plan, and the First Foundation Inc. 2024 Equity Incentive Plan.

(ii)            The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)            Authority; No Violation.

(i)             The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Closing. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Closing (including the Investment) have been declared advisable and duly and validly approved by the Board of Directors. As of or prior to the entry into this Agreement, the Board of Directors has determined that (A) the Company Share Issuance and the Conversions (collectively, the “Investment”), on the terms and subject to the conditions set forth herein, is in the best interests of the Company and its stockholders and (B) the issuance of the shares of Common Stock, Preferred Stock and/or Series A Preferred Stock, in each case, pursuant to the Other Investment Agreements and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, in each case, are in the best interests of the Company and its stockholders and has adopted a resolution to the foregoing effect. Except for approval by the Company’s stockholders to (x) adopt an amendment to the Company Certificate of Incorporation to increase the number of authorized shares of Common Stock therein to at least 200,000,000 by the affirmative vote of a majority of votes cast by holders of shares of Common Stock at the meeting of the Company’s stockholders at which a vote is taken with respect to such matters (the “Charter Amendment”), and (y) if required under the applicable rules of the NYSE (the “Exchange Approval”) for issuance of shares of Common Stock in excess of 19.9% of the total voting power of the Company’s securities immediately preceding the entry into this Agreement by the affirmative vote of the holders of a majority of the shares of Common Stock at the meeting of the Company’s stockholders at which a vote is taken with respect to such matters ((x) and (y), collectively, the “Requisite Stockholder Vote”), no corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to approve this Agreement or for the Company to perform its obligations hereunder or consummate the transactions contemplated in this Agreement at Closing. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(ii)            None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation by the Company of the Investment, or compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Company Certificate of Incorporation or the Bylaws of the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Company Bylaws”) or (B) assuming that the consents and approvals referred to in Section 2.2(d) are duly obtained, (x) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound.

(iii)           The shares of Common Stock to be issued (x) hereunder have been and (y) subject to the Requisite Stockholder Vote and the filing of the Charter Amendment with the Delaware Secretary of State, upon the conversion of Preferred Stock pursuant to the applicable Certificate of Designations will be, in each case, validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect thereof. The shares of Preferred Stock to be issued hereunder have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect of any such issuance or exercise. Subject to the accuracy of Purchaser’s representations and warranties set forth in Section 2.3, neither the Common Stock nor the Preferred Stock will be issued in violation of any applicable Law.

(d)            Consents and Approvals. Except for (i) the approvals set forth on Section 2.2(d) of the Company Disclosure Schedule, (ii) the filing with Commission of a proxy statement (including any amendments or supplements thereto) and other proxy solicitation materials of the Company relating to the Requisite Stockholder Vote and such other filings and reports as required pursuant to the applicable requirements of the Exchange Act, (iii) the Requisite Stockholder Vote, (iv) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Common Stock (A) issued hereunder and (B) to be issued upon the Conversions, (v) the filing of any registration statement with the SEC in accordance with the terms and subject to the conditions of the Registration Rights Agreement, (vi) the filing of the Certificate of Designations and the Charter Amendment with the Delaware Secretary of State (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Investment, (viii) the filing of a Notice of Change in Director or Senior Executive Officer with the Federal Reserve, FDIC and California Department of Financial Protection and Innovation (the “DFPI”), and (ix) the Board Non-Objections, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the Investment and the other transactions contemplated hereby.

(e)            Reports.

(i)            As of the entry into this Agreement, the Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with the following Governmental Entities: (A) any state regulatory authority, (B) the SEC, (C) the Board of Governors of the Federal Reserve System or Federal Reserve Bank of Dallas (the “Federal Reserve”), (D) the California Department of Financial Protection and Innovation, (E) the FDIC, (F) any foreign regulatory authority and (G) any self-regulatory organization (an “SRO”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the U.S., any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject to Section 6.13, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of the Company and its Subsidiaries, (x) no Governmental Entity has initiated or has pending any proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023, which remains unresolved, (y) there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (z) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2023; in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii)            An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by the Company to the SEC since January 1, 2023 pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act (the “Company Reports”) is publicly available. As of their respective filing dates (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each Company Report complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, and no such Company Report contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the entry into this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the entry into this Agreement, (A) no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and (B) there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports.

(iii)            The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(f)             Financial Statements.

(i)             The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and (E) to the knowledge of the Company, are not expected to be revised, resubmitted or restated in any way. The books and records of the Company and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2023 and prior to the entry into this Agreement, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)            Neither the Company nor any of its Subsidiaries has any material liability required by GAAP to be reflected on a consolidated balance sheet of the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2024, (C) fees and expenses payable to any financial advisor, counsel or other professional in connection with this Agreement or each Other Investment Agreement and the transactions contemplated hereby or thereby and (D) obligations under this Agreement or any Other Investment Agreement.

(iii)           The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has (x) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) disclosed, based on its most recent evaluation prior to the entry into this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors any (A) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv)           Since January 1, 2023, (A) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company.

(g)            Broker’s Fees. Other than Jefferies LLC (the “Placement Agent”), neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Securities and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agent. Neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Securities other than through the Placement Agent.

(h)            Absence of Certain Changes or Events. Since January 1, 2023 through the entry into this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i)            Legal Proceedings. As of the entry into this Agreement, subject to Section 6.13:

(i)             neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to the Company’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, audit, examination, actions or governmental or regulatory investigations by or before any Governmental Entity of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (A) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on, or material liability being imposed against, the Company or any of its Subsidiaries or any of their respective businesses, (B) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (C) challenging the validity or propriety of the transactions contemplated by this Agreement or the Other Investment Agreements; and

(ii)            there is no Order imposed upon the Company, any of its Subsidiaries or any of their current or former directors or executive officers (in each of their capacities as such) or the assets of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(j)             Taxes and Tax Returns.

(i)             Each of the Company and its Subsidiaries has duly and timely filed (including all valid applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2019 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”)) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has the Company been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is classified as a Subchapter C corporation for U.S. federal tax purposes.

(ii)            As used herein, (A) “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(k)            Employees and Employee Benefit Plans.

(i)            As used herein, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, policies, practices, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(ii)            Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction that could subject the Company or any of its Subsidiaries to a material tax or material penalty pursuant to Section 4975 or 4976 of the Code or Section 502 of ERISA.

(iii)           No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates, at any time during the last six years, contributed to or been obligated to contribute to an employee benefit plan subject to Title IV or Section 302 of ERISA. None of the Company, its Subsidiaries nor any ERISA Affiliate (as defined below) has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. As used herein, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the fiduciary and other services provided to each client the assets of which are subject to the requirements of Title I of ERISA and/or Section 4975 of the Code, or any substantially similar law (an “ERISA Client”) (including any former clients) by the Company, its subsidiaries and their affiliates, and arrangements with respect to such services (including compensation arrangements relating thereto) have been provided in compliance with all applicable requirements under ERISA, Section 4975 of the Code and any similar law, (ii) there is no pending or, to the knowledge of the Company, threatened action with respect to the provision of such to any current or former ERISA Client, (iii) neither the Company, any of its subsidiaries nor any affiliate has engaged or caused an ERISA Client to engage in any non-exempt “prohibited transaction” under Section 406 of ERISA or Section 4975 of the Code or violated any similar Law with respect to any ERISA Client. None of the Company, any of its subsidiaries or any officer, agent, representative or employee of any of them that provides fiduciary services to ERISA Clients is precluded from acting as a fiduciary by operation of Section 411 of ERISA. Neither the Company nor any of its subsidiaries or affiliates (as defined in Section VI(d) of the U.S. Department of Labor Prohibited Transaction Class Exemption 84-14 (the “QPAM Exemption”)) fails to satisfy the conditions set forth in Part I(g) of the QPAM Exemption, and no condition exists that could reasonably be expected to cause such a failure. To the extent that the Company or any subsidiary provides fiduciary services to any ERISA Client, such entity meets the QPAM Exemption, and no condition exists that could reasonably be expected to cause such a failure to qualify.

(v)            Neither the Company, nor any of its Subsidiaries, sponsors or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(vi)           All contributions required to be made to any Company Benefit Plan by Law or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the entry into this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the entry into this Agreement, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(vii)          Other than as provided herein or the Other Investment Agreements, none of the execution and delivery of this Agreement or the Other Investment Agreements, the transactions contemplated by this Agreement, the Other Investment Agreements or the Investment will (either alone or in conjunction with any other event) (A) entitle any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit, (B) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of the Company or any of its Subsidiaries, (C) accelerate the timing of or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (E) result in any “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(viii)        The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2023 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, compensation and benefits, wages and hours, paid sick leave, classification of employees as exempt or nonexempt and workers as employees or independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation, unemployment insurance, disability rights or benefits, retaliation, immigration, family and medical leave, occupational safety and health, plant closings and layoffs and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(l)             Compliance with Applicable Law and Privacy Obligations.

(i)             The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. The Company and its Subsidiaries have complied in all material respects with any Law applicable to the Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” “personal information” or a similar term (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, anti-money laundering, U.S., EU, or UK sanctions laws and regulations, including the U.S. sanctions laws administered and enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better. The Company has contractually obligated all vendors, processors, or other third parties acting for or on behalf of the Company or its subsidiaries in connection with the processing of Personal Data or that otherwise have been authorized to have access to Personal Data in possession or control of the Company to: (i) comply with all applicable Laws relating to data security, privacy, and artificial intelligence, and (ii) restrict the Processing of Personal Data solely to the extent authorized or required by the Processing arrangement.

(ii)            None of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (A) used any funds of the Company or its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (D) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries, (E) made any fraudulent entry on the books or records of the Company or its Subsidiaries or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or its Subsidiaries. None of the Company, any of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S., EU, or UK sanctions, including the U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and none of the Company, any of its Subsidiaries, or any director, officer, employee, agent or other person acting on behalf of the Company or its Subsidiaries has engaged in any transaction in violation of any U.S., EU, or UK sanctions. The Company and its Subsidiaries have for the past ten years maintained policies and procedures reasonably designed to ensure compliance with anti-money laundering laws and U.S., EU, and UK sanctions. To the Company's knowledge, neither the Company nor its Subsidiaries are subject to any investigations, inquiries, reviews, or actions by any governmental authorities with respect to anti-money laundering or U.S., EU, or UK sanctions compliance, and none are pending or threatened. Neither the Company nor its Subsidiaries have made any voluntary, directed, or involuntary disclosures to any governmental authorities regarding anti-money laundering or U.S., EU, or UK sanctions compliance.

(iii)            The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality, integrity and security of all Personal Data against any (A) loss or misuse of Personal Data, (B) unauthorized or unlawful operations performed upon Personal Data or (C) other act or omission that compromises the security or confidentiality of Personal Data (clauses (A) through (C), a “Data Breach”). The Company has not experienced any material Data Breach and, to the knowledge of the Company, there are no material data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks. Since January 1, 2023, the Company and its Subsidiaries are and have been compliant in all material respects with their written data privacy and security policies and all contractual commitments of the Company and its Subsidiaries concerning privacy, data protection, data security and the collection, storage, use and other processing of Personal Data.

(iv)           The Company and each of its Subsidiaries have properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account in all material respects.

(v)            Neither the execution, delivery and performance by the Company of this Agreement or any agreements ancillary hereto to which it is a party, nor the consummation of the Sale or any other transaction contemplated hereby or thereby, will result in any violation by the Company or its Subsidiaries of Data Privacy and Security Requirements.

(vi)           In the past three (3) years, neither the Company nor its Subsidiaries have received any communication from any Governmental Entity or other Person, and there has not been any audit, investigation, claim, demand, complaint, or action (“Legal Proceeding”) by any Governmental Entity or any Person relating to, any actual or alleged, or suspected Security Incident or violation of Data Privacy and Security Requirements involving Personal Data in the possession or control of the Company and each of its Subsidiaries or any vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Data or that otherwise have been authorized to have access to Personal Data in possession or control of the Company (each, a “Third-Party Processor”). No facts or circumstances exist that could reasonably be expected to give rise to any such Legal Proceeding insofar as the same relate to the Company or its Subsidiaries.

(vii)          In the past three (3), the Company and each of its Subsidiaries has regularly (and at least annually) performed a security assessment and obtained an independent vulnerability assessment performed by a recognized third-party audit firm, and has promptly remediated and addressed any and all findings.

(viii)         In the past three (3) years, the Company and each of its Subsidiaries have not experienced, and there are no facts suggesting the likelihood of the following: any actual, alleged, or suspected (i) breach or other unauthorized access, acquisition, destruction, use or disclosure, loss, damage, corruption, or other misuse or compromise of Personal Data or other confidential, proprietary, or sensitive data (“Protected Data”) in the possession or control of the Company; (ii) intrusions or breaches of the security of any of the IT Assets; or (iii) any disruptions to any of the IT Assets that adversely affected the Business (each, a “Security Incident”). In the past five (5) years, no circumstance has arisen in which Data Privacy and Security Requirements would require the Company or any of its Subsidiaries to notify a Person or Governmental Authority of any Security Incident.

(ix)           The Company and each of its Subsidiaries maintains and has maintained at all times, and required all Third-Party Processors that Process Personal Data for or on behalf of the Company and each of its Subsidiaries to implement and maintain (i) an incident response plan and notification procedures in compliance with Data Privacy and Security Requirements and other applicable Laws in the case of a Security Incident; and (ii) industry standard administrative, technical, and physical safeguards designed to ensure that Protected Data is protected against unauthorized access, acquisition, destruction, use, disclosure, loss, damage, corruption, or other misuse (collectively, the “Security Practices”). The Security Practices materially conform and have materially conformed with any public statements regarding the Company and each of its Subsidiaries’ Security Practices.

(x)            The Company has subscribed to a cyber-insurance policy appropriate to the nature of its activity and which meets all contractual and statutory requirements to which the Company and each of its Subsidiaries is subject in this respect.

(m)           Agreements with Governmental Entities. Subject to Section 6.13, as of the entry into this Agreement, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist Order, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any board resolutions at the direction of, any Governmental Entity, in each case, that (i) currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or (ii) in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, threatened verbally, since January 1, 2023 through the date hereof, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(n)            Investment Securities and Commodities.

(i)             Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company and its Subsidiaries on a consolidated basis, free and clear of any Liens, except for such failures to have good title as are set forth in the financial statements included in the Company Reports as of the entry into this Agreement or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(ii)            The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

(o)            Loan Portfolio.

(i)             Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) has been secured by valid Liens, as applicable, and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(ii)            Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iii)            There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(iv)           To the knowledge of the Company, the allowance for credit losses reflected in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 was calculated in accordance with GAAP and applicable regulatory guidance.

(p)            Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

(q)            Offering of Securities. Neither the Company, nor any of its Subsidiaries, nor any person acting on its or their behalf has (i) directly or indirectly, taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant hereto under the Securities Act and the rules and regulations of the SEC promulgated thereunder) that might subject the Investment to the registration requirements of the Securities Act or (ii) offered the Securities or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person, other than Purchaser, the counterparty to each Other Investment Agreement and not more than thirty-five (35) other Institutional Accredited Investors, each of which has been offered the Securities at a private sale for investment. As used herein, (x) “Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and (y) “Accredited Investors” means an accredited investor as defined in Rule 501(a)(4) under the Securities Act. None of the Company nor any of its Subsidiaries has offered the Securities or any similar securities during the six (6) months prior to the entry into this Agreement to anyone, other than Purchaser, the counterparty to each Other Investment Agreement and not more than thirty-five (35) other Institutional Accredited Investors. The Company has no intention to offer the Securities or any similar security during the six (6) months from the entry into this Agreement, except as contemplated by this Agreement or each Other Investment Agreement.

(r)             Other Investments. The Company has entered into Other Investment Agreements providing for proceeds to the Company in an amount, together with the Investment Amount, greater than or equal to Aggregate Investment Amount. The per share purchase price of the shares of Common Stock and/or Preferred Stock purchased under each Other Investment Agreement is not less than the per share purchase price of the shares of Common Stock or Series B Preferred Stock issued pursuant to the Investment. Except as expressly set forth in the Other Investment Agreements executed as of the date of this Agreement and that has been delivered to Purchaser concurrently with the execution of this Agreement, each Other Investment Agreement does not include provisions that are more favorable to the purchaser party thereto compared to the rights (including expense reimbursement rights), benefits and obligations of Purchaser under this Agreement (it being understood that each Other Investment Agreement may differ with respect to (i) such other purchaser’s governance rights with respect to the Company and (ii) any provision necessary or advisable to consummate the transactions contemplated thereby arising out of or related to the identity of the other purchaser). Except as set forth in the preceding sentence with the respect to the provisions of any Other Investment Agreement, neither the Company nor any of its Subsidiaries has entered into any (or modified any existing) contract, agreement, arrangement or understanding with any purchaser party to the Other Investment Agreements (or any affiliate thereof) that has the effect of establishing rights (including expense reimbursement rights) or otherwise benefiting such other purchaser in a manner more favorable to such purchaser than the rights, benefits and obligations of Purchaser in this Agreement. Each Other Warrant (A) includes or will include (as applicable) the same exercise price and (B) does not or will not (as applicable) include provisions that are more favorable in any material respect to the holder thereof compared to the rights, benefits and obligations of Purchaser under the Warrant.

(s)            General Solicitation. Neither the Company, nor any Company Subsidiary nor any of their respective affiliates, nor any person acting on its or their behalf, has offered or sold the Securities by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(t)            Board Reconstitutions. The Company Board Reconstitution and the Company Bank Board Reconstitution have been duly and validly approved by the Board of Directors and the Company Bank Board and no other corporate proceedings on the part of the Company or Company Bank are necessary to approve the Company Board Reconstitution or the Company Bank Board Reconstitution.

(u)            Borrowings. There are no restrictions (including, without limitation, on amounts, maturities, collateral or rates of interest) on the ability of the Company or Company Bank to borrow under any federal loan program or discount window other than those generally applicable to banking organizations.

(v)            Investment Advisory Matters.

(i)             First Foundation Advisors, a Subsidiary of the Company (the “Company Investment Adviser”), is as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”) and is currently operating, and has operated since January 1, 2021, in compliance in all material respects with all Laws and Orders applicable to it or its business and has, and is acting in compliance with, all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. There is no investigation or audit pending or threatened in writing by any Governmental Authority, or any legal or regulatory proceeding, in each case, alleging that the Company Investment Adviser has failed to comply with applicable Law in any material respect. There is no material deficiency, violation or exception claimed or asserted in writing by any Governmental Authority with respect to any examination of the Company Investment Adviser that has not been resolved, except for a deficiency, violation or exception that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(ii)            (A) each officer, director and employee of the Company Investment Adviser is, and at all times required by applicable Law since January 1, 2021 has been, duly registered, licensed or qualified as an investment adviser, relying adviser or investment adviser representative, as applicable, in each jurisdiction where the conduct of its business requires such registration, licensing or qualification; (B) there is no, and since January 1, 2021, has not been any, legal or regulatory proceeding pending or, to the knowledge of the Company, threatened in writing that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such material registrations, licenses, qualifications or authorizations and (C) except for the Company Investment Adviser, neither the Company nor any of its Subsidiaries provides investment management, investment advisory services or sub-advisory services, or any other services that involve acting as an “investment adviser” within the meaning of the Investment Advisers Act, and performing ancillary services and activities related or incidental thereto (together, “Investment Advisory Services”) to any person is, or at any time has been, required to be registered under the Investment Advisers Act or any similar Laws in any jurisdiction.

(iii)           None of the Company, its Subsidiaries or any of their respective directors, officers, or employees or, to the knowledge of the Company, any other Person “associated” (as defined in the Investment Advisers Act) with any of the Company or its Subsidiaries is (A) ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a Person associated with a registered investment advisor, (B) subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act or (C) subject to any “bad actor” disqualification events (as set forth in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act), nor is there any Action pending or, to the knowledge of the Company, threatened by any Governmental Authority that would reasonably be expected to result in the ineligibility or disqualification of any of the Company, its Subsidiaries or any of their respective associated persons to serve in such capacities or that would provide a basis for such ineligibility or disqualification. None of the Company, its Subsidiaries or any of their respective directors, officers, or employees or, to the knowledge of the Company, any other “affiliated person” (as defined in the Investment Company Act of 1940 (the “Investment Company Act”)) of any of the Company or its Subsidiaries is subject to ineligibility pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve in any capacity referred to in Section 9(a) of the Investment Company Act to an investment fund required to be registered as an investment company under the Investment Company Act of 1940, nor is there any Proceeding pending or, to the knowledge of the Company, threatened in writing, by any Governmental Authority, which would provide a basis for such ineligibility.

(iv)           Except, in each case, as would not be reasonably expected, either individually or in the aggregate, to have a Material Adverse Effect on Company, since January 1, 2021, the Company Investment Adviser has filed (after giving effect to any extensions) all material forms, reports, registration statements, schedules and other documents filed, or required to be filed, by the Company Investment Adviser with any Governmental Authority (“Regulatory Documents”)). Except as prohibited by applicable Law, prior to the date hereof, the Company has made available to the Investor true and complete copies of all (A) material Regulatory Documents, (B) audit or inspection reports received by the Company Investment Adviser from any Governmental Authority and all written responses thereto made by or on behalf of the Company Investment Adviser, in each case, since January 1, 2021 and (C) material correspondence relating to any investigation, inquiry or exam provided to the Company Investment Adviser by any Governmental Authority since January 1, 2021. The Company has delivered or made available to the Investor a copy (current as of the date of this Agreement) of each of the Company Investment Adviser’s Form ADV Parts 1, 2A and 2B. As of the date of each filing, amendment or delivery to clients, as applicable, each part of each such Form ADV was true and complete and complied in all material respects with applicable Law.

(v)            The Company Investment Adviser has established, maintains and enforces written compliance and supervisory policies and procedures, and such compliance and supervisory policies and procedures are, and have been since the January 1, 2021, in compliance with all Applicable Law in all material respects. Except for the First Foundation Total Return Fund and First Foundation Fixed Income Fund, each a series of The Advisors’ Inner Circle Fund III, the Company Investment Adviser does not provide Investment Advisory Services to any Person that is registered as an investment company under the Investment Company. To the extent required by the Investment Advisers Act, the Company Investment Adviser has implemented one or more formal codes of ethics, insider trading policies, personal trading policies and other material policies. Such codes of ethics and policies comply with Rule 204A-1 of the Investment Advisers Act in all material respects. There have been no violations of such codes of ethics and policies since January 1, 2021, except for such violations as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company Investment Adviser has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7 under the Investment Advisers Act.

(vi)           No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained, nor are any requests pending therefor, by or with respect to the Company Investment Adviser, or any officer, director or partner, or to the knowledge of the Company, any employee of any of them, in connection with the operation of the business of the Company Investment Adviser.

(vii)          Neither the Company nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.

(w)           No Other Representations or Warranties.

(i)             Except for the representations and warranties made by the Company in this Section 2.2, neither the Company, any of its Subsidiaries, any of their respective Representatives, nor any other person makes, has made or has been authorized to make any express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company, any of its Subsidiaries, any of their respective Representatives, nor any other person makes, has made or has been authorized to make any representation or warranty to Purchaser or any of its affiliates or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties made by the Company in this Section 2.2, any oral or written information presented to Purchaser or any of its affiliates or its or their respective Representatives in the course of (x) their due diligence investigation of the Company or its Subsidiaries, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby.

(ii)            The Company acknowledges and agrees that neither Purchaser, its Representatives, nor any other person has made, is making or has been authorized to make any express or implied representation or warranty other than those expressly set forth in Section 2.3, and in entering into this Agreement, the Company is relying exclusively on its own independent investigation and the representations and warranties expressly set forth in Section 2.3.

Section 2.3              Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company that:

(a)            Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the corporate, partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b)            Authority; No Violation.

(i)             Purchaser has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to other actions described in this Section 2.3(b) and Section 2.3(c), to consummate the Closing. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the Closing have been duly and validly approved by (A) Purchaser’s board of directors or other equivalent governing body, as applicable, (B) a duly authorized committee of Purchaser’s board of directors, or (C) a duly authorized officer under corporate authority delegated by Purchaser’s board of directors. No other corporate proceedings on the part of Purchaser or any of Purchaser’s partners or equityholders are necessary to approve or adopt this Agreement, for Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(ii)            Neither the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder nor consummation by Purchaser of the transactions contemplated hereby, including the Investment, nor compliance by Purchaser with any of the terms or provisions hereof, will (A) violate any provision of Purchaser’s certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) or (B) assuming that the consents and approvals referred to in Section 2.3(c) are duly obtained, (x) violate any Law applicable to Purchaser or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the Investment and the other transactions contemplated by this Agreement.

(c)            Consents and Approvals. Except for (i) the approvals set forth on Section 2.2(c) of the Company Disclosure Schedule, (ii) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Common Stock and shares of Common Stock (A) issued hereunder, and (B) to be issued upon the Conversions, (iii) the filing of any registration statement with the SEC in accordance with the terms and subject to the conditions of the Registration Rights Agreement, (iv) the Requisite Stockholder Vote, (v) the filing of the Certificate of Designations and the Charter Amendment with the Delaware Secretary of State, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Investment, (vii) the filing of a Notice of Change in Director or Senior Executive Officer with the Federal Reserve, FDIC and DFPI, and (viii) the Board Non-Objections, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the Investment and the other transactions contemplated hereby.

(d)            Sufficiency of Funds. Purchaser has available cash on hand or other sources of immediately available funds sufficient to enable it to perform all of its payment obligations hereunder and consummate the transactions contemplated by this Agreement, including the Investment.

(e)            Purchase for Investment. Purchaser represents that it is an Institutional Accredited Investor acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also Institutional Accredited Investors). Purchaser represents that it is purchasing the Securities for its own account or for one or more separate accounts maintained by it for the benefit of one or more other Institutional Accredited Investors and not with a view to the distribution thereof in violation of the securities Laws; provided that the disposition of Purchaser’s property shall at all times be within Purchaser’s control. Purchaser understands that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law, and that the Company is not required to register the Securities. Purchaser further represents and warrants that Purchaser (i) will not sell, transfer or otherwise dispose of the Securities or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. Purchaser acknowledges that the Securities will bear a restrictive legend substantially in the form set forth in Section 4.4(a).

(f)              No “Bad Actor” Disqualification Events. Neither Purchaser nor, to Purchaser’s knowledge, its affiliates, nor any of their respective officers, directors, employees, agents, partners or members, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

(g)            Information. Purchaser (i) is not being provided with disclosures that would be required if the offer and sale of the Securities were registered under the Securities Act, nor is Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Securities; (ii) has had the opportunity to ask questions of and receive answers from the Company directly; (iii) has been provided a reasonable opportunity to undertake and has undertaken its own examination of the Company and its Subsidiaries and the terms of the Securities to the extent Purchaser deems necessary to make its decision to invest in the Securities and (iv) has availed itself of publicly available financial and other information concerning the Company and its Subsidiaries to the extent Purchaser deems necessary to make its decision to purchase the Securities. Purchaser has sought such accounting, legal and tax advice as it has considered necessary or advisable to make an informed investment decision with respect to its acquisition of the Securities. The purchase of Securities by Purchaser has not been solicited by or through anyone other than the Company or the Placement Agent.

(h)            Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Securities involves substantial risk. Purchaser has the ability to bear the economic risk of the prospective investment in the Securities, including the ability to hold the Securities indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in the Company.

(i)              Ownership. Except as disclosed to the Company, as of the entry into this Agreement, neither Purchaser nor any of its affiliates (other than any affiliate with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners (as such term is defined under Rule 13d-3 under the Exchange Act) of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

(j)             Bank Regulatory Matters.

(i)             Purchaser is not aware of any facts or circumstances that would reasonably be expected to cause Purchaser to be deemed to be “acting in concert” (as that term is defined in Regulation Y) with any other person in connection with the transactions contemplated by this Agreement or the Other Investment Agreements.

(ii)            Neither Purchaser nor any of its affiliates for purposes of the BHC Act is a bank holding company or “controls” a “bank” (as such terms are defined under the BHC Act or its implementing regulations).

(iii)            Purchaser is not aware of any facts or circumstances that, upon consummation of the transactions contemplated herein, would reasonably be expected to cause Purchaser or any of its affiliates to be presumed to “control” the Company or Company Bank for purposes of the BHC Act or Regulation Y.

(k)            Information Supplied. The information supplied or to be supplied by Purchaser in writing specifically for inclusion or incorporation by reference in any documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement or the Other Investment Agreements will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)             General Solicitation. Purchaser is not purchasing the Securities as a result of any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(m)            Reliance on Exemptions. Purchaser understands that the Securities being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of such Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of such Purchaser to acquire the Securities.

(n)            Residency. Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below such Purchaser’s name on its signature page hereto.

(o)            Brokers and Finders. Neither Purchaser nor its affiliates, any of its or their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, in each case, for which the Company would be liable.

(p)            No Other Representations or Warranties.

(i)             Except for the representations and warranties expressly made by Purchaser in this Section 2.3, neither Purchaser, its Representatives, nor any other person makes, has made or has been authorized to make any express or implied representation or warranty with respect to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser, its Representatives, nor any other person makes, has made or has been authorized to make any representation or warranty to the Company or any of its Subsidiaries or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties expressly made by Purchaser in this Section 2.3, any oral, electronic, written or other information presented or made available to the Company or any of its Subsidiaries or its or their respective Representatives in the course of (x) their due diligence investigation of Purchaser or its affiliates, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby.

(ii)            Purchaser acknowledges and agrees that neither the Company, any of its Subsidiaries, any of their respective Representative, nor any other person has made, is making or has been authorized to make any express or implied representation or warranty other than those expressly set forth in Section 2.2, and in entering into this Agreement, Purchaser is relying exclusively on its own independent investigation and the representations and warranties expressly set forth in Section 2.2.

Article III
COVENANTS

Section 3.1             Filings; Other Actions.

(a)            Purchaser, on the one hand, and the Company, on the other hand, will (and will cause their respective affiliates to) cooperate and consult with the other party and use reasonable best efforts to (i) promptly prepare and file (as applicable) all permits, consents, approvals, confirmations (whether in writing or orally) and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby (including each of the Certificate of Designations to be filed with and accepted by the Delaware Secretary of State in connection with the Closing); and (ii) respond as promptly as practicable to any request for information from (including supplying any additional information or documentary material that may be requested by) any Governmental Entity relating to the foregoing, in each case, so as to enable the parties hereto to consummate the transactions contemplated by this Agreement, including the Investment, as promptly as reasonably practicable following the entry into this Agreement.

(b)            To the extent permitted by Law, each party hereto agrees to keep the other party reasonably apprised of the status of matters referred to in this Section 3.1(b). Purchaser and the Company shall promptly correct or supplement any information provided by it or on its behalf for use in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party as contemplated hereby, if and to the extent (A) that information previously provided by it or on its behalf shall have become false or misleading in any material respect or (B) necessary or advisable to ensure that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)            The Company shall as promptly as reasonably practicable, duly call, give notice of, establish a record date for, convene and hold a special stockholders’ meeting (the “Stockholders’ Meeting”), for the purpose of, among other matters, obtaining the Requisite Stockholder Vote. To the extent reasonably practicable, the Company will file a preliminary proxy statement that complies in all material respects with applicable rules and regulations promulgated by the SEC for any such meeting no later 30 days after the Closing Date. The Company shall promptly respond to any comments received from the SEC on the proxy statement and will use reasonable best effort to have the Stockholders’ Meeting no later than 90 days after the Closing Date. The Company shall (A) through its Board of Directors recommend to its stockholders the approval and adoption of the Charter Amendment and the Exchange Approval (the “Company Recommendations”), (B) include such Company Recommendations in the proxy statement delivered to its stockholders in connection with the Requisite Stockholder Vote and (C) use its reasonable best efforts to obtain the Requisite Stockholder Vote. Purchaser shall vote all shares of Common Stock held by Purchaser as of the record date for such meeting in favor of the approval and adoption of the Charter Amendment and the Exchange Approval. Neither the Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendations or take any action, or make any public statement, filing or release inconsistent with the Company Recommendations. The Company shall adjourn or postpone the Stockholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall also adjourn or postpone the Stockholders’ Meeting, if on the date of the Stockholders’ Meeting the Company has not received proxies representing a sufficient number of shares of Common Stock necessary to obtain the Requisite Stockholder Vote and, following such adjournment or postponement, the Company shall solicit proxies representing a sufficient number of shares of Common Stock necessary to obtain the Requisite Stockholder Vote. Following the first of either such adjournment or postponement, if requested by Purchaser, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Purchaser in connection with obtaining the Requisite Stockholder Vote. After obtaining the Requisite Stockholder Vote, the Company shall as promptly as reasonably practical, file the Charter Amendment with the Delaware Secretary of State, as required by applicable Law, and provide Purchaser a certificate from the Delaware Secretary of State evidencing that the Charter Amendment is in full force and effect.

(d)            To the extent permitted by applicable Law, the parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such required approval, consent or authorization will not be obtained or that the receipt of such approval, consent or authorization will be materially delayed or conditioned.

(e)            Each party shall execute and deliver after the Closing, such further certificates, agreements, instruments and other documents and take such other actions as the other party may reasonably request, in each case, to consummate, implement or evidence the Investment or the Charter Amendment.

(f)             If the Requisite Stockholder Vote is not obtained by the date that is the 180th day after the Closing Date, the Company and Purchaser shall use reasonable best efforts to, as promptly as reasonably practicable, agree upon a form of warrant on the terms described on Exhibit E, and if the Requisite Stockholder Vote is not obtained by the date that is the 210th day after the Closing Date, the Company shall issue to Purchaser on such date warrants on the terms described on Exhibit E.

Section 3.2              Information Rights.

(a)            Following the Closing, so long as Purchaser, together with its affiliates, continues to beneficially own in the aggregate at least the lesser of (i) 2.5% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 50% of the Common Stock (on an As-Converted Basis) that Purchaser beneficially owns immediately following the Closing (the “Information Rights Period”), solely for Permitted Purposes, at Purchaser’s sole cost and expense, the Company shall, and shall cause each of its Subsidiaries to, afford Purchaser and its officers, employees, accountants, counsel and other Representatives reasonable access upon prior written notice and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries to the (A) officers, employees, properties, offices and other facilities of the Company and its Subsidiaries, and (B) contracts, licenses, books and records and other documents relating to the business of the Company and its Subsidiaries. As used herein, “As-Converted Basis” means, at any time, the applicable number of shares of Common Stock issued and outstanding, counting as shares of Common Stock issued and outstanding, without duplication, all shares of Common Stock (A) issued and outstanding, (B) into which shares of Preferred Stock issued and outstanding are convertible and (C) into which shares of preferred stock of the Company that are issued and outstanding are convertible or exchangeable, as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization.

(b)            Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be obligated to provide such access, materials or information to the extent the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate or prejudice the rights of its clients, depositors or customers, (ii) result in the disclosure of trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries, (iii) violate any Law or agreement or obligation of confidentiality owing to a third party (including any Governmental Entity), (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened claim, action, suit, litigation, investigation, examination or proceeding asserted by Purchaser; provided, however, that the Company shall use reasonable best efforts to make other arrangements (including using reasonable best efforts to redact information or make substitute disclosure arrangements) that would enable disclosure to Purchaser to occur without, in the case of the (A) foregoing clause (i), violating or prejudicing such right; (B) foregoing clause (ii), disclosing such trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries; (C) foregoing clause (iii), violating such Law or agreement or obligation; (D) foregoing clause (iv), jeopardizing such privilege; and (E) foregoing clause (v), such adverse consequences.

Section 3.3              Confidentiality.

(a)            From the date of this Agreement until two (2) years after the last date of the Information Rights Period, Purchaser shall (and shall cause its affiliates and its and its affiliates’ respective its affiliates and its and its affiliates’ respective officers, directors, employees, investors, potential investors, agents, advisors and representatives (collectively, “Representatives”) to) (i) keep confidential any information (including oral, written, electronic or other information) concerning the Company or its affiliates that has been, will be or may be furnished to Purchaser, its affiliates or their respective Representatives by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives pursuant hereto or in connection with Purchaser’s (or its affiliates’) investment or potential investment in the Company (collectively, the “Confidential Information”) and (ii) use Confidential Information solely for noncompetitive purposes; provided that notwithstanding the foregoing or anything to the contrary herein, Purchaser (and its affiliates and its and its affiliates’ respective Representatives) shall be free to use (x) for any purpose any information in intangible form, retained in the unaided memory of such persons, relating to or resulting from access to Confidential Information and (y) any generalized learnings from evaluating, monitoring and administering Purchaser’s (or its affiliates’) investment in the Company, which do not constitute tangible Confidential Information furnished by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives, for purposes of evaluating or modifying their business strategies; provided that the Confidential Information shall not include information that (A) was or becomes generally available to the public, other than as a result of a disclosure by Purchaser, its affiliates or their respective Representatives in violation of this Section 3.3(a), (B) was or becomes available to Purchaser, its affiliates or their respective Representatives on a non-confidential basis from a source (other than the Company, its affiliates or any of their respective Representatives), so long as such source was not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, (C) at the time of disclosure is already in the possession of Purchaser, its affiliates or their respective Representatives, so long as such information is not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, or (D) was independently developed by Purchaser, its affiliates or its or their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.

(b)            Each of the Company and Purchaser agree, on behalf of themselves, their affiliates and its and their respective Representatives, that Confidential Information may be disclosed by Purchaser and its affiliates solely (i) to Purchaser’s affiliates and its and their respective Representatives to the extent required for the purposes of evaluating, monitoring, administering or taking any other action with respect to Purchaser’s (or its affiliates’) investment in the Company (including pursuing any sale or disposition of all or part of its investment in the Company), complying with Purchaser’s (or its affiliates’) legal, regulatory, tax or other compliance obligations, or ensuring compliance with the terms of, enforcing, defending or understanding any right or obligation in respect of this Agreement, the Company Certificate of Incorporation, the Certificate of Designations, the Company Bylaws or any other agreement or instrument relating to the Company (each, a “Permitted Purpose”); provided that Purchaser direct such persons (or, in the case of its controlled affiliates, cause such persons) to treat the Confidential Information in a confidential manner and in accordance with the terms herein, (ii) to any Permitted Transferees pursuant to Section 4.2(b); provided, that such Permitted Transferee has entered into a confidentiality agreement pursuant to which such Permitted Transferee agrees to treat the Confidential Information in a confidential manner and in accordance with the terms herein and pursuant to which Purchaser or one of its affiliates agrees to be responsible for any breach by such Permitted Transferee in accordance with the terms of the confidentiality agreement, and (iii) in the event that Purchaser, any of its affiliates or any of its or their respective Representatives are required by Law or requested or required by any Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each case, so long as Purchaser, its affiliates and its and their respective Representatives (as applicable), to the extent reasonably practicable and permitted by Law, (A) promptly provide notice thereof to the Company, (B) reasonably cooperate with the Company (at the Company’s sole expense) to resist or narrow such request or requirement, including in seeking a protective order or other appropriate remedy, prior to any such disclosure and (C) limit such disclosure to that which is then so required or requested and use reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information; provided, that, for the avoidance of doubt, the foregoing clauses (A), (B) and (C) shall not apply to disclosure requests or requirements of a Governmental Entity which are not specifically targeted at this Agreement, the parties hereto or the transactions contemplated hereby.

Section 3.4             Public Announcement.

(a)            The initial press release and any investor presentation with respect to the transactions contemplated hereby shall be issued by the Company in a form that has been agreed upon by Purchaser and the Company.

(b)            Thereafter, (i) the Company shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement or the proposed or actual investment in the Company by Purchaser contemplated hereunder and (ii) Purchaser shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement, the proposed or actual investment in the Company by Purchaser contemplated hereunder or the transactions contemplated hereby, in each case, except (A) as required by Law, in which case, to the extent permitted by Law and practicable under the circumstances, the party required to make such release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on (and shall consider such comments in good faith), such release, statement or announcement in advance of such issuance, (B) communications by the Company to its stockholders and employees that are reasonably necessary or advisable in connection with the Investment, or the issuance of Common Stock, Preferred Stock and/or Series A Preferred Stock pursuant to any Other Investment Agreement, (C) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) for such releases, statements or announcements that are consistent with other such releases, statements or announcements made on or after the entry into this Agreement in compliance with this Section 3.4. Notwithstanding anything in the foregoing, Purchaser and each of its affiliates may provide customary disclosure of the status and subject matter of this Agreement and transactions contemplated hereby to their respective limited partners and investors, subject to customary confidentiality undertakings.

Section 3.5              Pre-Closing Period Conduct. Prior to the earlier of the Closing or the termination of this Agreement pursuant to Article V, except (i) as may be required by Law applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) as may be expressly contemplated or required by this Agreement (including as set forth in the Company Disclosure Schedule), the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects and shall not enter into or amend any contract that would be a material contract under SEC rules or would require disclosure on Form 8-K.

Section 3.6              No Material Change. Between the date hereof and the Closing, the Company shall promptly notify Purchaser in writing of (i) any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of the Company threatened against the Company or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by the Company, or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby or (ii) any fact, change, event or circumstance known to it that has had or would reasonably be likely to have a Material Adverse Effect or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article II.

Article IV
ADDITIONAL AGREEMENTS

Section 4.1              Governance Matters.

(a)            Each party hereby agrees that, as of the Closing, the number of directors that comprise the Board of Directors of the Company shall be nine (9). The Company shall, as promptly as reasonably practicable, reconstitute the Board of Directors (the “Company Board Reconstitution”) so that (i) the number of directors that will comprise the Board of Directors shall be ten (10) and (ii) four (4) members of the Board of Directors shall be designees of or serve at the recommendation of the Purchaser and the Other Investors (the “Investor Company Directors”). The Board of Directors shall consist of at least nine (9) members during the Director Rights Period. Of the Investor Company Directors, one (1) shall be a designee of or serve at the recommendation of the Purchaser and three (3) shall be designees of or serve at the recommendation of the Other Investors. For so long as the Purchaser, together with its affiliates, continues to beneficially own in the aggregate at least the lesser of (i) 4.9% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 50% of the Common Stock (on an As-Converted Basis) that Purchaser beneficially owns immediately following the Closing, the Purchaser shall retain the right to designate one (1) Investor Company Director. The right of the Purchaser to designate one Investor Company Director may be assigned in connection with the sale of Securities representing at least 9.9% of the outstanding shares of Common Stock (on an As-Converted Basis) and shall be retained such assignee for so long as it continues to hold at least 9.9% of the outstanding shares of Common Stock (on an As-Converted Basis).

(b)            Each party hereby agrees that, as of the Closing Date, the number of directors that comprise the Company Bank Board shall be nine (9), one (1) of the Investor Company Bank Directors (as defined below) designated by the Purchaser, who shall be Benjamin Mackovak, and three (3) of the Investor Company Bank Directors designated by the Other Investors. The Company shall, as promptly as reasonably practicable, reconstitute the Company Bank Board (the “Company Bank Board Reconstitution”) so that (i) the number of directors that will comprise the Company Bank Board shall be ten (10) and (ii) four (4) members of the Company Bank Board shall be designees of or serve at the recommendation of the Purchaser and the Other Investors (the “Investor Company Bank Directors” and, collectively with the Investor Company Directors, the “Investor Directors”). The Company Bank Board shall consist of at least nine (9) members during the Director Rights Period. Of the Investor Company Bank Directors, one (1) shall be a designee of or serve at the recommendation of the Purchaser and three (3) shall be designees of or serve at the recommendation of the Other Investors. For so long as the Purchaser, together with its affiliates, continues to beneficially own in the aggregate at least the lesser of (i) 4.9% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 50% of the Common Stock (on an As-Converted Basis) that Purchaser beneficially owns immediately following the Closing, the Purchaser shall retain the right to designate one (1) Investor Company Bank Director. The right of the Purchaser to designate one Investor Company Bank Director may be assigned in connection with the sale of Securities representing at least 9.9% of the outstanding shares of Common Stock (on an As-Converted Basis) and shall be retained such assignee for so long as it continues to hold at least 9.9% of the outstanding shares of Common Stock (on an As-Converted Basis).

(c)            Each Investor Director must satisfy any applicable corporate governance or regulatory requirements under SEC rules and regulations, the rules of the NYSE or similar authority, or any federal or state banking Laws and comply with the Company’s policies and procedures applicable to all directors or committee members, as applicable. No individual shall be eligible to be an Investor Director if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order that is then in effect and prohibits service as a director of any U.S. public company or a bank holding company. The Company shall use reasonable best efforts to take all such reasonable actions so that an Investor Director designated by the Purchaser is appointed to each standing committee of the Board of Directors or Company Bank Board, as applicable, subject to satisfying any applicable corporate governance, regulatory requirements or the rules of the NYSE. The Company agrees that at all times during the Directors Rights Period, each committee of the Board of Directors and Company Bank Board will have at least two (2) members other than an Investor Director.

(d)            For so long as the Purchaser or its assigns has the right to designate an Investor Director pursuant to Section 4.1(a) or Section 4.1(b) (the “Director Rights Period”), (A) the Company shall (I) include each Investor Company Director designated by the Purchaser in the Company’s slate of director nominees and recommend to its stockholders that its stockholders vote in favor of electing such Investor Company Director designated by the Purchaser to the Board of Directors at the Company’s annual meeting of stockholders at which such Investor Director’s term expires and (II) at the annual meeting of the Company’s stockholders for the year in which such Investor Company Director’s term expires, use reasonable best efforts to have such Investor Company Director elected as a director of the Company, including that the Company shall solicit proxies for each such person to the same extent as it does for any other nominee of the Board of Directors to the Board of Directors and (B) upon the death, resignation, retirement, disqualification or removal from office of an Investor Director designated by the Purchaser prior to the end of such Investor Director’s term, (I) Purchaser shall have the power to designate such Investor Director’s replacement and (II) the Board of Directors or Company Bank Board, as applicable, shall fill the vacancy resulting therefrom with Purchaser’s designated replacement as promptly as practicable.

(e)            Immediately following the Director Rights Period, Purchaser will have no rights under Section 4.1(a) through Section 4.1(d) and, at the written request of the Board of Directors or Company Bank Board, as applicable, shall cause each Investor Director to resign from the Board of Directors or Company Bank Board, as applicable, as promptly as reasonably practicable thereafter.

(f)             The completion, with respect to the appointment of each Investor Director, of the Company Board Reconstitution and the Company Bank Board Reconstitution, as applicable, shall be subject to any applicable requirement to obtain prior approval, consent or non-objection of any Governmental Entity and the expiration of any applicable notice period under Law (the “Board Non-Objections”). Each Investor Director shall be appointed to the Board of Directors or the Company Bank Board, as applicable, promptly following the satisfaction of the Board Non-Objections applicable to such appointment.

(g)            The Investor Directors shall (i) be entitled to the same compensation, expense reimbursement, exculpation and indemnification from the Company as the other independent directors serving on the Board of Directors or Company Bank Board, as applicable, (and, with respect to indemnification, the Company’s obligations shall apply prior to any other indemnification to which an Investor Director may be entitled) and (ii) receive the same coverage under D&O insurance policies maintained by the Company as the other directors serving on the Board of Directors or Company Bank Board, as applicable, for the duration of the Director Rights Period.

(h)            The Company shall notify the Investor Directors of all (i) regular and special meetings of the Board of Directors or Company Bank Board, as applicable, and (ii) regular and special meetings of any committee of the Board of Directors or Company Bank Board, as applicable, of which an Investor Director is a member. The Company shall provide the Investor Directors with copies of all notices, minutes, consents and other materials provided to all other members of the Board of Directors or Company Bank Board, as applicable, concurrently as such materials are provided to the other members (the “Board Materials”). Other than confidential supervisory information, as described in Section 6.13, each Investor Director shall have the right to share all non-privileged Board Materials with Purchaser for Permitted Purposes.

(i)             Notwithstanding anything herein to the contrary, no Investor Director shall be entitled to participate in, or be entitled to receive the notice or materials referred to in the foregoing Section 4.1(h) with respect to, any meeting of the Board of Directors or Company Bank Board, as applicable, or any committee thereof (or any portion thereof) with respect to which he or she is reasonably likely to have a conflict of interest (as reasonably determined in good faith by the other members of the Board of Directors or Company Bank Board, as applicable, or such committee thereof, in their sole discretion) with respect to the subject matter of such meeting or any portion of such meeting, including any matter related to the discussion, evaluation or vote upon a matter in which Purchaser (or any of its affiliates) has a business or financial interest (other than solely by reason of its interest as a stockholder of the Company); provided, however, that the Company shall use commercially reasonable efforts to make other arrangements (including segmenting portions of meetings, redacting information or making substitute disclosure arrangements) that would enable participation in such meetings by, and disclosure of information and materials to, such Investor Director without such Investor Director learning information about the matter(s) giving rise to such conflict of interest. The Company shall not treat the Investor Directors differently with respect to conflicts of interest relative to how the Company treats other members of the Board of Directors or Company Bank Board, as applicable, with respect to conflicts of interest.

(j)             As used herein, the term “beneficial ownership” (or any variation thereof) shall have the meaning ascribed to such term in Rule 13d-3 under the Exchange Act.

Section 4.2              Transfer Restrictions.

(a)            Lock-Up.

(i)             From and after the Closing and for a period of one hundred eighty (180) days thereafter, Purchaser shall not (and shall not permit its affiliates to), directly or indirectly, Transfer any Securities acquired pursuant hereto, except as otherwise expressly permitted hereby. “Transfer” by any person means, directly or indirectly, to sell, transfer, assign, pledge, hypothecate, encumber or similarly dispose of or transfer (by merger, disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement, agreement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or other disposition or transfer (by merger, disposition, operation of law or otherwise), of any interest in any equity securities beneficially owned by such person; provided that no transfer of any interests in any fund managed by an affiliate of Purchaser shall be deemed to be a Transfer.

(ii)            If, prior to the expiration of the restrictions set forth in Section 4.2(a)(i), the restrictions on transfer in any Other Investment Agreement are waived, terminated or suspended, in whole or in part, permanently or for a limited period of time, then the restrictions set forth in Section 4.2(a)(i) shall be deemed to be automatically modified without any further action so that such restrictions are also waived, terminated or suspended on the same terms and with respect to the same percentage of the Securities held by the Purchaser. Upon any such automatic modification of this Agreement, the Company shall notify the Purchaser of such modification in writing substantially concurrently with the occurrence of such modification.

(b)            Permitted Transfers. Notwithstanding anything herein to the contrary, Purchaser and its affiliates may at any time Transfer any portion or all of its shares of Common Stock and Preferred Stock as follows (each, a “Permitted Transfer” and the transferee a “Permitted Transferee”):

(i)             to any (A) affiliate of Purchaser under common control with Purchaser’s ultimate parent, general partner or investment advisor (any such transferee shall be included in the term “Purchaser”) or (B) limited partner, shareholder or member of Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement;

(ii)            pursuant to a merger, division, consolidation, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company or its Subsidiaries; provided that such transaction has been approved by the Board of Directors (or a committee thereof);

(iii)           in connection with (A) Purchaser and its affiliates’ ordinary course security pledging activity and (B) transfers pursuant to or following exercise of applicable remedies by creditors of Purchaser and its affiliates;

(iv)           to the Company;

(v)            to the extent Purchaser determines, in its reasonable discretion, that such Transfer is necessary or advisable to avoid a Materially Burdensome Condition; or

(vi)           following the expirations of the period set forth in Section 4.2(a), to any third party.

(c)            Notwithstanding the foregoing, the restrictions in this Section 4.2 automatically shall terminate and be of no further force or effect (1) in the event the Company enters into any definitive agreement with a third party contemplating a (i) change of control pursuant to a merger, consolidation or similar transaction to which the Company is a constituent corporation, or (ii) tender offer or exchange offer to be made to all of the holders of Common Stock by a third party (other than a third party acting on behalf of or as part of a group or in concert with Purchaser) or (2) if at any time the securities held by Purchaser represent greater than 4.9% ownership of the Company’s then-outstanding voting securities solely as a result of an action taken by the Company (provided that the restrictions shall only terminate and be of no further force and effect to the extent necessary to permit Purchaser to reduce its ownership of shares to 4.9%).

Section 4.3             Hedging. In furtherance and not in limitation of Section 4.2(a)(i), Purchaser agrees that, prior to the expiration of the restrictions set forth in Section 4.2(a)(i), it shall not (and shall cause its affiliates not to), directly or indirectly, enter into any hedging, derivative, swap or similar agreement, arrangement or transaction, the value of which is based upon the value of any of the shares of capital of the Company, except for transactions involving an index-based portfolio of securities that includes capital stock of the Company (provided that the value of such capital stock in such portfolio is not more than five percent (5%) of the total value of the portfolio of securities).

Section 4.4             Legend.

(a)            Purchaser agrees that all certificates or other instruments representing the Securities issued pursuant hereto will bear a legend substantially to the following effect:

(i)             THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(b)            Any transferee of any Securities or any interest therein, by its acceptance thereof, shall be deemed to have made the representations set forth in Section 2.3 of this Agreement. The Company shall not be required to register the transfer of any Securities to any person unless the Company receives from the proposed transferee a written instrument in form and substance reasonably satisfactory to the Company in which such transferee makes the representations and warranties set forth in Section 2.3 and, if the Company so reasonably requests, an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that registration under the Securities Act is not required in connection with such transfer.

(c)            The Company shall promptly cause the legend to be removed from any certificate for any Securities held by Purchaser or any of its affiliates and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities (i) upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws or (ii) when such Securities shall have been registered under the Securities Act or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of the Securities without volume and manner of sale restrictions and the Company shall use reasonable best efforts to deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities, including the delivery of an opinion of counsel that such legend is no longer required under the Securities Act and applicable state Laws.

Section 4.5              No Materially Burdensome Condition.

(a)            Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any Company Subsidiary shall take any action (including any redemption, repurchase, rescission or recapitalization of Common Stock, or securities or rights, options or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where Purchaser is not given the right to participate in such redemption, repurchase, rescission or recapitalization to the extent of Purchaser’s pro rata proportion) and (ii) Purchaser shall not be required to take any action, commit to take or refrain from taking any action, or accept or agree to the existence of any condition or restriction, in each case, that would reasonably be expected to pose a substantial risk that Purchaser, its Affiliates or any of their partners or principals would (v) be deemed to own, control or have the power to vote 10% or more of any class of voting shares (as defined for purposes of 12 C.F.R. § 225.2(q)(3)) of the Company or Company Bank (as determined in manner provided by 12 C.F.R. § 225.9) or 33.33% or more of Company’s or Company Bank’s total equity (as determined in the times and in the manner provided by 12 C.F.R. § 225.34), (w) control, or be presumed to control (individually or as part of a group acting in concert) the Company or the Company Bank for purposes of the BHC Act, the Change in Bank Control Act of 1978, as amended (the “CIBC Act”), the California Financial Code or any successor or similar state or federal law, (x) serve as a source of financial strength (as such term is defined under 12 U.S.C. § 1831o-1(f)) for, or enter into any capital or liquidity maintenance agreement or any similar agreement with any Governmental Entity that they will provide capital support to the Company or any of its Subsidiaries or otherwise commit to or contribute any additional capital to, provide other funds to, or make any other investment in, the Company or any of its Subsidiaries, (y) become subject to any requirement, restriction or condition imposed by any Governmental Entity pursuant to any federal or state banking Law in connection with the transactions contemplated hereby that would be materially burdensome to them, or (z) other than with respect to any individual designated by Purchaser to serve on the Board of the Company or as a director of Company Bank, be required to disclose to the Company or any if its Subsidiaries or any Governmental Entity any personal, financial, or other confidential information that is not already, or will not otherwise become, publicly available (each of (v) through (z), a “Materially Burdensome Condition”).

(b)            In the event either party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other party and both parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Condition.

Section 4.6             Reservation for Issuance. As promptly as practicable following the Closing, but no later than five (5) business days, the Company shall take all action to reserve up to 30,502,016 shares of Common Stock for issuance upon conversion of (i) Preferred Stock issuable pursuant to this Agreement and the Other Investment Agreements and (ii) Preferred Stock for which the Warrant may be exercised, in each case, (w) in accordance with the terms of this Agreement and the Other Investment Agreements, the Certificate of Designations and the Warrant (as applicable) and (x) excluding any adjustments applicable thereto. Promptly following the Company’s receipt of the Requisite Stockholder Vote and the filing of the Charter Amendment with the Delaware Secretary of State, the Company shall reserve that number of additional shares of Common Stock sufficient for issuance of shares of (A) Common Stock upon the conversion of the Preferred Stock and (B) Preferred Stock for which the Warrant may be exercised, in each case, (y) in accordance with the terms of this Agreement and the Other Investment Agreements, the Certificate of Designations and the Warrant (as applicable) and (z) excluding any adjustments applicable thereto.

Section 4.7             Indemnity.

(a)            Following the Closing, the Company shall indemnify, defend and hold harmless Purchaser and its affiliates, including its and their respective directors, officers, employees, agents and Representatives, to the fullest extent permitted by Law, from and against any and all out-of-pocket costs, losses, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”); provided, however, that “Losses” do not include, (x) except to the extent awarded in a Third Party Claim, punitive, exemplary, consequential or special damages or (y) lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure (even if under Law such lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure would be considered reasonably foreseeable or not special damages) if such Loss directly results from (i) any inaccuracy in or breach of any of the Company’s representations or warranties in Section 2.2 or any inaccuracy in any certificate delivered by or on behalf of Company hereunder (ii) the Company’s breach of any agreements or covenants made by the Company herein (except, in the case of this clause (ii), as set forth in Section 4.7(a) of the Company Disclosure Schedule). Notwithstanding the foregoing, the Company shall have no obligation under this Section 4.7(a) (A) following the expiration of the applicable survival period set forth in Section 4.7(n) or (B) in respect of any claim, action, suit, litigation, dispute or proceeding threatened or commenced against the Company and/or any Company Subsidiary and/or any of their respective directors, officers or employees (including if Purchaser or any of its affiliates or its or their respective directors, officers, employees, shareholders or controlling persons are or are threatened to be made party thereto) (x) in connection with any Stockholder Litigation or actions expressly required by, or taken with the prior written consent of Purchaser pursuant to, this Agreement or (y) that seeks to enjoin, restrain or prohibit the transactions contemplated by this Agreement or the Other Investment Agreements.

(b)            Following the Closing, Purchaser shall indemnify, defend and hold harmless each of the Company and its Subsidiaries, to the fullest extent permitted by Law, from and against any and all Losses actually incurred by the Company or any of its Subsidiaries if such Loss directly results from (i) any inaccuracy in or breach of any of Purchaser’s representations or warranties in Section 2.3 or (ii) Purchaser’s breach of any agreements or covenants made by Purchaser herein. Notwithstanding the foregoing, Purchaser shall have no obligation under this Section 4.7(b) following the expiration of the applicable survival period set forth in Section 4.7(n).

(c)            A party that may desire to seek indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly (and, in any event, not later than fifteen (15) business days) after the first discovery by such Indemnified Party of any fact, event, circumstance, development or matters giving rise to such claim. Such notice (a “Claim Notice”) shall (i) describe such Direct Claim in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Direct Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party does not deliver a Response Notice within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses resulting therefrom.

(d)            In case any such action, suit, claim or proceeding is threatened or commenced against an Indemnified Party by any person who is not a party to this Agreement or an affiliate of any party to this Agreement, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under Section 4.7(a) or Section 4.7(b) (as applicable) (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 4.7 to be delivered to the Indemnifying Party. The Claim Notice shall (i) describe such Third Party Claim in reasonable detail (including the identity of the applicable third party, the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Third Party Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have the right but not the obligation to assume control of the defense of any Third Party Claim by, no later than the thirtieth (30th) day after its receipt of such Claim Notice, notifying the Indemnified Party that, subject to the other provisions of this Section 4.7, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any action, suit, claim or proceeding resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided that if the Indemnified Party is advised by outside counsel that an actual conflict of interest (other than one of a monetary nature) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall only be liable for the legal fees and expenses for one law firm for all Indemnified Parties (taken together with respect to any single action or group of related actions) in connection with any Third Party Claim (plus one local counsel in each applicable jurisdiction). If the Indemnifying Party does not assume the defense of the Third Party Claim within the thirty (30)-day period referenced in this Section 4.7, (x) the Indemnified Party may defend against the Third Party Claim and (y) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.

(e)            Notwithstanding anything in this Section 4.7 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise or agreement (A) involves an unconditional release of the Indemnifying Party in respect of such Third Party Claim and (B) does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise or agreement (A) involves only the payment of money damages against which the Indemnified Party is indemnified in full by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party, (C) involves an unconditional release of the Indemnified Party in respect of such Third Party Claim and (D) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party.

(f)             The failure by an Indemnified Party to timely or properly provide, pursuant to Section 4.7(c) or Section 4.7(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.

(g)            For purposes of the indemnity contained in Section 4.7(a)(i) and Section 4.7(b)(i), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import (other than Section 2.2(f)(i)(B), Section 2.2(f)(iii)(A) and Section 2.2(k)(v)), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(h)            Except in the case of any inaccuracy or breach of any Company Fundamental Reps, the Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(a)(i), (i) with respect to any individual claim (or group of related claims) for indemnification if the amount of Losses with respect to such individual claim (or group of related claims) is less than $100,000 (any individual claim (or group of related claims) involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(a)(i) exceeds an amount equal to 1.5% of the Investment Amount (such amount, the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.7(h). Except in the case of any inaccuracy or breach of any Purchaser Fundamental Reps, Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.7(b)(i), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.7(b)(i) exceeds the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.7(h). Except in the case of any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.7(a) shall in no event exceed 10% of the Investment Amount and (y) Purchaser under Section 4.7(b) shall in no event exceed 10% of the Investment Amount. In the case of any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.7(a) shall in no event exceed the Investment Amount and (y) Purchaser under Section 4.7(b) shall in no event exceed the Investment Amount.

(i)             Any claim for indemnification pursuant to Section 4.7 can only be brought on or prior to the twelve (12) month anniversary of the Closing Date; provided, that (i) a claim for indemnification pursuant to Section 4.7(a)(i) in respect of an inaccuracy of any of the representations of the Company set forth in Section 2.2(a)(i), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.2(c)(i), Section 2.2(c)(ii)(A), Section 2.2(c)(iii), and Section 2.2(g) (each, a “Company Fundamental Rep”) or pursuant to Section 4.7(b)(i) in respect of any of the representations of Purchaser set forth in Section 2.3(a), Section 2.3(b)(ii) and Section 2.3(l) (each, a “Purchaser Fundamental Rep”), in each case, can be brought on or prior to the third (3rd) anniversary of the Closing Date and (ii) if a compliant notice of a valid claim for indemnification pursuant to Section 4.7(a) or Section 4.7(b) is duly provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy or breach shall survive as to such claim until such claim has been finally resolved. Except for a claim of Fraud, the indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy in or breach of any representation or warranty or any breach of any covenant or agreement contained in this Agreement to be performed at or prior to the Closing.

(j)             Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.

(k)            Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Section 4.7. In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(l)             If an Indemnified Party has or may have a right to recover any Loss against or from any third party (including any insurance company in its capacity as an insurer), such Indemnified Party shall use commercially reasonable efforts to seek recovery against and from such third party and if the Indemnified Party recovers any such amount from such third party after the Indemnifying Party makes any payment pursuant to this Section 4.7 in respect of such Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Loss and the amount the Indemnified Party received from such third party in respect of such Loss (net of all reasonable costs of collection).

(m)            Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Investment Amount for the Securities for U.S. federal income and applicable state and local Tax purposes, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law).

(n)            Each of the representations and warranties set forth herein shall survive the Closing under this Agreement for a period of twelve (12) months following the Closing Date and, thereafter, except in the case of Fraud, shall expire and have no force and effect, including in respect of this Section 4.7; provided, however, that the Company Fundamental Reps and the Purchaser Fundamental Reps shall survive the Closing under this agreement for a period of thirty-six (36) months following the Closing Date, in each case, subject to Section 4.7(i). Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date (which shall survive in accordance with their terms), shall survive the closing under this Agreement for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).

(o)            If the Company receives any Claim Notice (as defined therein) pursuant to the terms of any Other Investment Agreement, the Company shall promptly provide the Purchaser with a copy of such Claim Notice.

Section 4.8              Exchange Listing. Prior to and following the Closing, the Company shall use reasonable best efforts to cause the shares of Common Stock (i) issued hereunder and (ii) to be issued upon the Conversions, in each case, to be approved for listing on the NYSE, subject to official notice of issuance and upon receipt of the Requisite Stockholder Vote (if applicable), including that after obtaining the Requisite Stockholder Vote, the Company shall promptly file a Supplemental Listing Application in respect of the Common Stock to be issued upon the conversion of the Preferred Stock not covered by the initial Supplemental Listing Application filed prior to Closing.

Section 4.9              Certificate of Designations. In connection with the Closing, the Company shall file each of the Certificate of Designations with the Delaware Secretary of State.

Section 4.10           State Securities Laws. The Company shall use commercially reasonable efforts to obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to Laws prior to the offer and sale by Purchaser of Common Stock and/or the Preferred Stock.

Section 4.11            Company Opportunities.

(a)            Except as expressly provided in this Agreement, Purchaser and any related investment funds, the Investor Directors and any of their respective affiliates, have the right to, and shall have no duty (contractual or otherwise) not to (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates or (iii) make investments in any kind of property in which the Company may make investments.

(b)            In the event that Purchaser or any related investment funds, the Investor Directors or any of their respective affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, none of Purchaser or any related investment funds, or any of their respective affiliates, shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or to refrain from pursuing or acquiring such corporate opportunity for its own benefit.

(c)            None of Purchaser, any related investment fund, the Investor Directors or any of their respective affiliates shall be liable to the Company or any of its Subsidiaries or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser or any related investment fund thereof, the Investor Directors or any of their respective affiliates pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

Section 4.12            No Recourse. This Agreement may only be enforced against, and any actions, suits, proceedings, claims, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, may be made only against the entities that are expressly identified as the party or parties to such agreement(s). No person who is not a party hereto, including any past, present or future direct or indirect equityholder, director, officer, employee, incorporator, member, manager, partner, affiliate, agent, attorney, financing source, assignee or representative of any party hereto or its affiliates or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any other party hereto (or its affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby, or for any claim based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and each party hereto irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates.

Section 4.13           Tax Matters.

(a)            The Company shall pay any and all transfer Taxes, stamp Taxes or duties, documentary Taxes, or other similar Taxes imposed upon the issuance of shares of Common Stock or Preferred Stock pursuant to this Agreement or the issuance of shares of Common Stock on account of the conversion of Preferred Stock pursuant to the Certificate of Designations; provided that the Company shall not be required to pay any such Tax that may be payable in connection with any issuance of Common Stock pursuant to a conversion of Preferred Stock to the extent such Tax is payable because a registered holder of Preferred Stock requests Common Stock to be registered in a name other than such registered holder’s name (including in connection with any Convertible Transfer (as defined in the Certificate of Designations)) and, no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and Purchaser shall reasonably cooperate to avoid or minimize the imposition of transfer Taxes, stamp Taxes or duties, documentary Taxes, or other similar Taxes described in the first sentence of this Section 4.13.

(b)            Notwithstanding anything herein or in the Certificate of Designations to the contrary, the Company and any applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Common Stock or Preferred Stock (including upon conversion of any Preferred Stock) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code or any other applicable Tax Law. If the holder of Preferred Stock is deemed for U.S. federal income tax purposes to have received a distribution with respect to the Preferred Stock, the Company or an applicable withholding agent may satisfy any resulting applicable withholding obligations (including with respect to backup withholding) imposed in connection with such deemed distribution by withholding from any other payments due with respect to the Preferred Stock or Common Stock, including any payments upon conversion, repurchase or redemption of the Preferred Stock or Common Stock to the extent required by applicable Tax Law. If any amounts are so deducted or withheld and subsequently paid to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Certificate of Designations as having been paid to the person to which such amounts would have otherwise been payable.

(c)            Following the Closing, if the Company becomes aware that an event or other occurrence has occurred that, if the Preferred Stock were treated as “preferred stock” for purposes of Section 305 of the Code, would cause a deemed distribution, with respect to the Preferred Stock, pursuant to Section 305(c) of the Code, the Company shall use commercially reasonable efforts to notify Purchaser of such event or occurrence and shall consult with Purchaser in good faith regarding the treatment of such event or occurrence. The Company and Purchaser agree that there shall be no deemed distribution on the Preferred Stock pursuant to Section 305(c) of the Code in respect of a difference between the “issue price” and the “redemption price” of the Preferred Stock and except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor Purchaser shall take any position inconsistent therewith.

(d)            Following the Closing, Purchaser shall provide the Company with a proposed allocation of the Investment Amount among the shares of Common Stock and Preferred Stock delivered at the Closing and the Warrant for U.S. tax purposes. The Company may propose reasonable comments to the proposed allocation within fifteen (15) days of receiving the proposed allocation, and Purchaser shall consider such comments in good faith. Thereafter, Purchaser shall provide the Company with a final allocation for U.S. tax purposes and such final allocation shall be binding on Purchaser and the Company for all U.S. tax purposes. Thereafter, Purchaser shall provide the Company with a final adjusted allocation for U.S. tax purposes and such final adjusted allocation shall be binding on Purchaser and the Company for all U.S. tax purposes.

Section 4.14            Reserved.

Section 4.15            Other Investment Agreements.

(a)            Following the date hereof, none of the Company or its affiliates shall (i) terminate any Other Investment Agreement, (ii) amend any Other Investment Agreement or enter into an agreement in connection with any Other Investment Agreement or (iii) enter into any additional investment agreement, stock purchase agreement or similar agreement or arrangement with any other Person for the issuance of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and/or Warrant pursuant to any Other Investment Agreement (any such document in the foregoing clauses (ii) or (iii), an “Investment Agreement Amendment”), in each case, without the prior consent of the Purchaser; provided that the consent of the Purchaser shall not be required in connection with any Investment Agreement Amendment that does not increase or reduce the amount of the investment by the other purchaser thereunder and that has the effect of establishing rights or otherwise benefiting any purchaser party to any Other Investment Agreement in a manner that is more favorable compared to the rights, benefits and obligations of Purchaser under this Agreement (it being understood that each Investment Agreement Amendment may differ with respect to (x) such other purchaser’s governance rights with respect to the Company (y) such other purchaser’s rights with respect to reimbursement of expenses, and (z) any provision necessary or advisable to consummate the transactions contemplated thereby arising out of or related to the identity of the other purchaser), so long as the Company agrees that the Purchaser shall also be entitled to the benefits of such provisions contained in such Investment Agreement Amendment.

(b)            If any Other Investment Agreement is terminated prior to the Closing or the Company, any affiliate of the Company enters into any Investment Agreement Amendment that may cause aggregate proceeds to the Company at Closing pursuant to this Agreement and the Other Investment Agreements to be less than the Aggregate Investment Amount or the Company has reasonable cause to believe that a party to any Other Investment Agreement will not fund in full their applicable investment amounts at the closing contemplated thereunder, the Company shall use its best efforts to enter into additional investment agreements or Investment Agreement Amendments that provide for proceeds to the Company in an amount, together with the Investment Amount and the proceeds from the Other Investment Agreements, greater than or equal to the Aggregate Investment Amount, and with a per share purchase price (or implied per share purchase price, in the case of convertible, exchangeable or derivative securities) of the Common Stock, Preferred Stock, warrants and/or other equity securities or other securities convertible into or exchangeable for equity securities of the Company purchased under such Other Investment Agreements that is not less than that of the Securities issued pursuant to this Agreement and that do not include provisions that are more favorable to the purchaser party thereto compared to the rights, benefits and obligations of the Purchaser under this Agreement and the other documents contemplated herein (other than differences with respect to (i) such other purchaser’s governance rights with respect to the Company and (ii) any provision necessary or advisable to consummate the transactions contemplated thereby arising out of or related to the identity of the other purchaser), unless the Company agrees that the Purchaser shall also be entitled to the benefits of such provisions contained in such additional investment agreement.

(c)            The Company shall use its best efforts (including to bring legal proceedings for specific performance) to fully enforce its rights against the Other Investors to cause the Other Investors to comply with their respective obligations under their applicable Other Investment Agreements (including, for the avoidance of doubt, to fund in full their applicable investment amounts at the Closing).

Article V
TERMINATION

Section 5.1      Termination.

(a)            This Agreement may be terminated prior to the Closing:

(i)            by mutual written agreement of the Company and Purchaser;

(ii)            by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur on or before the tenth (10th) business day following date hereof (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii)            by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to Purchaser’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth herein on the part of Purchaser, which breach, either individually or in the aggregate with all other breaches by Purchaser, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(iii), and which is not cured prior to the Termination Date following written notice to Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(iv)            by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to the Company’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements contained herein or any of the representations or warranties set forth herein on the part of the Company, which breach, either individually or in the aggregate with all such other breaches by the Company, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(ii), and which is not cured prior to the Termination Date following written notice to Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(v)            by Purchaser, if the Company terminates any Other Investment Agreement without the prior written consent of Purchaser.

(b)            Following the Closing, Section 3.1(c), Section 4.1, Section 4.4, Section 4.6 and Section 4.11 shall automatically terminate on the date that Purchaser (together with its affiliates) ceases to own any shares of capital stock of the Company.

Section 5.2         Effect of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.4, this Section 5.2 and Article VI, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect, and none of the Company, Purchaser, any of their respective affiliates or any of the officers, directors, members or partners of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that nothing herein shall relieve any party hereto from any liability for Fraud or willful and intentional breach of any covenant or agreement expressly set forth herein. “Fraud” means an intentional misrepresentation with respect to a representation or warranty set forth in Section 2.2 or Section 2.3, which such intentional misrepresentation was (i) inaccurate on the date hereof, and (ii) made with (A) the specific intent of deceiving and inducing the other party to enter into this Agreement and upon which the other party actually relied to its detriment, and (B) actual knowledge (without any duty of investigation or inquiry) of the inaccuracy of such intentional misrepresentation; provided that “Fraud” shall not include any claim (including equitable fraud, promissory fraud and unfair dealings fraud) based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.

Article VI
MISCELLANEOUS

Section 6.1      Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a written instrument signed on behalf of each of the parties.

Section 6.2      Extension; Waiver. Each party may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 6.3      Expenses. Except as otherwise expressly set forth herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost, fee or expense.

Section 6.4      Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by email, upon delivery (provided that no auto-generated error or non-delivery or similar message is generated in response thereto), (b) the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) the earlier of confirmation of receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)            if to the Company, to:

First Foundation Inc.
200 Crescent Court, Suite 1400
Dallas, TX 75201
Attention: Erica Dorsett
Email: edorsett@ff-inc.com

With a copy (which shall not constitute notice) to:

Sheppard Mullin Richter & Hampton LLP
650 Town Center Dr., 10th Floor
Costa Mesa, CA 92626
Attention: Josh Dean
Email: JDean@sheppardmullin.com

and

(b)            if to Purchaser, to:

Strategic Value Investors, LP
127 Public Square, Suite 1510
Cleveland, OH 44114
Attention: Ben Mackovak
Email: ben@strategicbankpartners.com

With a copy (which shall not constitute notice) to:

Amundsen Davis LLC
201 North Illinois Street, Suite 1400
Capital Center, South Tower
Indianapolis, Indiana 46204
Attention: John W. Tanselle, Esq.
Email: jtanselle@amundsendavislaw.com

Section 6.5      Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its affiliates and neither the Company nor any of its Subsidiaries shall be required to take any action that is prohibited by Law or any Governmental Entity. As used herein, the “knowledge” of Purchaser means the actual knowledge of any of the officers of Purchaser, and the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 6.5 of the Company Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry) of any investment fund affiliated with or managed by such person or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in such person) of or related to or affiliated with such person, (d) “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities or by agreement or otherwise, (e) “party” means a party to this Agreement, unless the context clearly suggests otherwise, (f) “made available” means any document or other information provided by one party to the other party, including any document or other information that was (i) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (ii) filed by a party with the SEC since January 1, 2023 and publicly available on EDGAR at least one (1) business day prior to the date hereof, (g) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the purchase and sale of Securities contemplated by Section 1.1, (h) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to any Pandemic, including compliance with Pandemic Measures, (i) “U.S.” means the United States of America and (j) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any reference herein to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder. The Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” herein are to U.S. dollars.

Section 6.6      Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 6.7      Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, written, oral or otherwise, among the parties with respect to the subject matter hereof.

Section 6.8          Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b)            Each party agrees that it will bring any action, suit, litigation, dispute or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (A) to laying venue in any such action, suit, litigation, dispute or proceeding in the Chosen Courts and (B) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action, suit, litigation, dispute or proceeding will be effective if notice is given in accordance with Section 6.4.

Section 6.9        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.9.

Section 6.10      Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of Purchaser, in the case of the Company, or the Company, in the case of Purchaser. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, other than as expressly set forth herein (including Section 4.11 and Section 4.12). Except as set forth in the foregoing sentence or otherwise expressly set forth herein (including Section 4.11), this Agreement (including the documents and instruments referred to herein) is not otherwise intended to, and does not, confer upon any person other than the parties, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Placement Agent shall be a third party beneficiary of this Agreement solely with respect to Section 2.2 and Section 2.3, and may rely upon the representations and warranties contained therein. The representations and warranties herein are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties herein may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties herein as characterizations of actual facts, events, developments or circumstances as of the date hereof or as of any other date.

Section 6.11      Specific Performance. The parties agree that irreparable damage would occur if any provision hereof were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Investment), in addition to any other remedy to which they are entitled at Law or in equity. Each party further waives any (a) defense in any action, suit, litigation, dispute or proceeding for specific performance that a remedy at Law would be adequate and (b) requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. A party’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

Section 6.12      Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision hereof is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable. Further, if any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction.

Section 6.13      Confidential Supervisory Information. Notwithstanding any other provision herein, no disclosure, representation or warranty shall be made (or other action taken) pursuant hereto that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to the extent prohibited by Law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 6.13 apply in order that those limitations do not have the effect of misleading any party hereto, which substitute actions may include diligence calls and communications by Purchaser (or its counsel) with the Company, its counsel, or its regulators.

Section 6.14      Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection herewith, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file or other electronic means to deliver a signature hereto or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party forever waives any such defense.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

FIRST FOUNDATION INC.

By:	/s/ Scott F. Kavanaugh
Name: Scott F. Kavanaugh
Title: Chief Executive Officer

 [Signature Page to Investment Agreement]

STRATEGIC VALUE INVESTORS, LP

By:	/s/ Michael Shay
Name: Michael Shay
Title: Manager of Investment
Operations

  [Signature Page to Investment Agreement]

Exhibit A

Certificate of Designations (Series B)

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF
SERIES B NONCUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
FIRST FOUNDATION INC.

FIRST FOUNDATION INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Corporation’s Bylaws, as amended (the “Bylaws”) and applicable law, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution on July 1, 2024, creating a series of Preferred Stock of the Corporation designated as “Series B Noncumulative Convertible Preferred Stock”:

RESOLVED, that pursuant to the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and Bylaws of the Corporation, the Board hereby establishes a series of Preferred Stock, par value $0.001 per share, of the Corporation and fixes and determines the designation, powers, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

Section I      Designation and Amount.

A series of Preferred Stock designated as the “Series B Noncumulative Convertible Preferred Stock” (“Series B Preferred Stock”) is hereby established. The total number of authorized shares of Series B Preferred Stock shall be 14,490.

Section II      Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Adjustment Event” has the meaning specified in Section VII(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise); provided, that Mubadala, members of the Mubadala Group and other direct or indirect owners of Fortress Investment Group LLC shall not be deemed Affiliates of Fortress Investment Group LLC or of any of its Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC.

“Applicable Conversion Rate” means, for each share of Series B Preferred Stock, the number of shares of Common Stock equal to the product of (a) one thousand (1,000) multiplied by (b) the quotient of (i) the Base Price divided by (ii) the then-applicable Conversion Price, subject to adjustment pursuant to Section VII for any applicable event occurring subsequent to the initial determination of the Applicable Conversion Rate.

“Authorized Shares Limit” means, at any time of determination, the total number of authorized shares of Common Stock under the Charter reduced by the number of shares of Common Stock that are issued and outstanding.

“Base Price” means $4.10.

“BHC Act” means the Bank Holding Company Act of 1956 (as amended) and its implementing regulations.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by Law to be closed.

“Certificate of Designations” means this Certificate of Designations of Series B Preferred Stock of the Corporation, dated July [•], 2024.

“Charter” means the Certificate of Incorporation of the Corporation, as amended, supplemented and/or restated from time to time.

“Charter Amendment Approval” means the approval of the proposal to amend the Charter in a manner to increase the total authorized number of shares of Common Stock to at least 200,000,000 by the affirmative vote of a majority of votes cast by the holders of shares of Common Stock, at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such Charter amendment proposal.

“Charter Amendment Approval Date” means the day that is the second Business Day after the date on which Charter Amendment Approval has been obtained.

“Class of Voting Security” shall be interpreted in a manner consistent with how “class of voting shares” is defined in 12 C.F.R. Section 225.2(q)(3) or any successor provision.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” means the date that any shares of Series B Preferred Stock are first issued.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NYSE on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional service, the closing sale price and last reported sale price on the website of the NYSE shall govern.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation authorized by the Corporation on or after the date hereof.

“Conversion Date” means the date on which any shares of Series B Preferred Stock shall become convertible into any shares of Common Stock pursuant to Section III; provided, however, that if a Conversion Date would otherwise occur on or after an Ex-Date for an issuance, dividend or distribution that results in an adjustment of the Conversion Price pursuant to Section VII and on or before the Record Date for such issuance, dividend or distribution, such Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance, dividend or distribution.

“Conversion Price” means, for each share of Series B Preferred Stock, the Base Price, as the same may be adjusted from time to time in accordance with the terms of this Certificate of Designations.

“Convertible Transfer” means a transfer by the Holder that is both (i) to a Person who is not an affiliate of the Holder for purposes of the BHC Act and (ii) (A) to the Corporation; (B) in a widespread public distribution; (C) in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any Class of Voting Securities of the Corporation; or (D) to a purchaser that would control more than 50% of every Class of Voting Securities of the Corporation without any transfer from the Holder.

“Corporation” has the meaning set forth in the Preamble.

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Conversion Price pursuant to Section VII.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Dividend Parity Stock” has the meaning specified in Section IV(c).

“Dividend Payment Date” means August 16, November 16, February 16 and May 16 of each year, commencing February 16, 2025; provided, however, that if any such date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series B Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series B Preferred Stock). Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on November 16, 2024) and continuing to, but excluding, the next succeeding Dividend Payment Date.

“Dividend Rate” means 13%.

“Dividend Record Date” has the meaning specified in Section IV(a).

“Exchange Property” has the meaning specified in Section VII(h)(i).

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section VII, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Government Entity” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental entity of any nature (including any governmental agency, branch, department, official, committee or entity and any court or other tribunal), whether foreign or domestic; or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

“Holder” means the Person in whose name any shares of Series B Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series B Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.

“Investment Agreements” means the investment agreements, by and between the Corporation and the investor parties thereto, dated as of July 2, 2024 (as amended, supplemented or restated from time to time).

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation that ranks junior to the Series B Preferred Stock either or both as to the payment of dividends and/or as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Law” means, with respect to any Person, any legal, regulatory and administrative laws, statutes, rules, Orders and regulations applicable to such Person.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“Liquidation Preference” has the meaning specified in Section VI(b).

“NYSE” means the New York Stock Exchange.

“NYSE Limit” means a number of shares of Common Stock equal to 19.9% of the shares of Common Stock outstanding immediately prior to the execution of the Investment Agreements.

“NYSE Share Issuance Amount” means (a) the total number of shares of Common Stock issued upon conversion of any shares of Series B Preferred Stock plus (b) the total number of shares of Common Stock issued at the Closing plus (c) the total number of shares of Common Stock issued upon conversion or exchange of any shares of Series A Preferred Stock plus (d) the total number of shares of Common Stock issued upon conversion of any shares of Series C NVCE Stock.

“Order” means any applicable order, injunction, judgment, decree, ruling, or writ of any Government Entity.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Sections 13(d)(3) and 14(d) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Preferred Stock” has the meaning set forth in the Charter.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by Law, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VII(h)(ii).

“Series A Preferred Stock” means the Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share, of the Corporation, issued pursuant to the Investment Agreements.

“Series B Preferred Liquidation Amount” has the meaning specified in Section VI(a).

“Series B Preferred Stock” has the meaning specified in Section I.

“Series C NVCE Stock” means the Series C Non-Voting Common Equivalent Stock, par value $0.001 per share, of the Corporation, issuable upon conversion of a Warrant.

“Share Issuance Approval” means the approval, by the affirmative vote of a majority of votes cast by holders of shares of Common Stock at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such issuance, that is required under applicable NYSE rules as a result of the NYSE Share Issuance Amount exceeding the NYSE Limit.

“Share Issuance Approval Date” means the day that is the second Business Day after the date on which Share Issuance Approval has been obtained.

“Stockholder Approvals” means the Charter Amendment Approval and Share Issuance Approval.

“Subject Series B Share” means a share of Series B Preferred Stock that is automatically converted pursuant to Section III(a) or Section III(b).

“Trading Day” means a day on which the shares of Common Stock:

(i)            are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)            have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Warrant” has the meaning set forth in the Investment Agreements.

Section III          Conversion.

(a)            Conversion upon Convertible Transfer. On the terms and in the manner set forth in this Section III, upon the consummation of any Convertible Transfer of shares of Series B Preferred Stock, each outstanding share of Series B Preferred Stock subject to such Convertible Transfer (each, a “Subject Series B Share”) shall automatically convert into a number of shares of Common Stock equal to the Applicable Conversion Rate; provided that, if at that time of the Convertible Transfer, (A) Stockholder Approvals are required for the conversion of the Subject Series B Shares into Common Stock and (B) the Stockholder Approvals have not yet been obtained, then the maximum number of Subject Series B Shares that can convert into Common Stock without receipt of the Stockholder Approvals shall so convert into Common Stock based on the Applicable Conversion Rate.

(b)            Mandatory Conversion of All Shares on the Approval Date. On the terms and in the manner set forth in this Section III, effective as of the close of business on latest of the Share Issuance Approval Date and the Charter Amendment Approval Date (such date, the “Approval Date”), each and every share of Series B Preferred Stock shall automatically convert into a number of shares of Common Stock equal to the Applicable Conversion Rate.

(c)            The shares of Series B Preferred Stock shall not be convertible into any other class of capital stock of the Corporation, except in accordance with this Section III.

(d)            On the Conversion Date, the Corporation shall effect the conversion of the Subject Series B Shares by delivering the shares of Common Stock so converted pursuant to Section III(a) or Section III(b).

(e)            The Corporation and each Holder agree to, during the two Business Days prior to the Conversion Date, use commercially reasonable efforts to calculate the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock pursuant to Section III(a) or Section III(b) in accordance with this Section III.

(f)            Prior to the close of business on any applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Series B Preferred Stock pursuant to Section III shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series B Preferred Stock, except as otherwise expressly set forth in this Certificate of Designations.

(g)            Effective immediately prior to the close of business on any applicable Conversion Date, the rights of the Holders with respect to the shares of the Series B Preferred Stock so converted shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of such shares of Series B Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that the Holders shall not by written notice to the Corporation designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(h)            No fractional shares of Common Stock shall be issued upon any conversion of shares of Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any Subject Series B Share, the Corporation shall pay an amount in cash (rounded to the nearest cent) equal to the fractional share of Common Stock that otherwise would be issuable hereunder, multiplied by the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Conversion Date.

(i)            All shares of Common Stock which may be issued upon conversion of the shares of Series B Preferred Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws) and not issued in violation of any preemptive right or Law.

(j)            Effective immediately prior to the Conversion Date, dividends or distributions shall no longer be declared on any Subject Series B Shares and such shares shall cease to be outstanding, in each case, subject to the rights of a Holder to receive any declared and unpaid dividends or distributions on such shares and any other payments to which they are otherwise entitled pursuant to Section IV or Section VII.

Section IV         Dividend Rights.

(a)            Holders shall be entitled to receive, when, as and if declared by the Board (or a duly authorized committee of the Board), on each Dividend Payment Date, out of funds legally available therefor, non-cumulative cash dividends on the Series B Preferred Liquidation Amount per share of Series B Preferred Stock at a rate per annum equal to the Dividend Rate on each Dividend Payment Date for each Dividend Period. Such dividends shall be payable in arrears (as provided below in this Section IV(a)), but only when, as and if declared by the Board (or a duly authorized committee of the Board). Dividends on the Series B Preferred Stock shall not be cumulative; Holders shall not be entitled to receive any dividends not declared by the Board (or a duly authorized committee of the Board) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Dividends on the Series B Preferred Stock shall not be declared or set aside for payment if and to the extent such dividends would cause the Corporation to fail to comply with the capital adequacy rules of the Federal Reserve Board (or, as and if applicable, the capital adequacy rules or regulations of any successor appropriate federal banking agency) applicable to the Corporation. Dividends that are payable on the Series B Preferred Stock on any Dividend Payment Date will be payable to Holders as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day before such Dividend Payment Date or such other record date fixed by the Board (or a duly authorized committee of the Board) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Dividends payable on the Series B Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The Corporation’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period will be maintained on file at the Corporation’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. Holders shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series B Preferred Stock as specified in this Section IV (subject to the other provisions of this Certificate of Designations); provided, that the foregoing shall not limit or modify the rights of any Holder to receive any dividend or other distribution pursuant to Section VII.

(b)            So long as any share of Series B Preferred Stock remains outstanding, no dividend shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than any dividend in connection with the implementation of a shareholders’ rights plan or the redemption or repurchase of any rights under any such plan), unless full dividends for the last preceding Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The Corporation and its subsidiaries shall not purchase, redeem or otherwise acquire, directly or indirectly, for consideration any shares of Common Stock or other Junior Stock (other than (A) as a result of a reclassification of such Junior Stock for or into other Junior Stock, (B) the exchange or conversion of one share of such Junior Stock for or into another share of such Junior Stock, (C) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants or (D) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such securities or the security being converted or exchanged) nor shall the Corporation pay or make available any monies for a sinking fund for the redemption of any shares of Common Stock or any other shares of Junior Stock during a Dividend Period, unless the full dividends for the most recently completed Dividend Period on all outstanding shares of Series B Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside). The foregoing provision shall not restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions in Junior Stock in the ordinary course of business.

(c)            When dividends are not paid in full upon the shares of Series B Preferred Stock and other equity securities ranking on a parity, which, for avoidance of doubt, includes the Series A Preferred Stock with the Series B Preferred Stock as to payment of dividends (“Dividend Parity Stock”), all dividends declared and unpaid for payment on a dividend payment date with respect to the Series B Preferred Stock and the Dividend Parity Stock shall be shared ratably by the Holders and holders of any Dividend Parity Stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series B Preferred Stock, for purposes of the immediately preceding sentence the Board shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series B Preferred Stock, or shall treat such dividend period(s) with respect to any Dividend Parity Stock and Dividend Period(s) with respect to the Series B Preferred Stock for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Series B Preferred Stock. To the extent a Dividend Period with respect to the Series B Preferred Stock coincides with more than one dividend period with respect to any Dividend Parity Stock, for purposes of the first sentence of this paragraph the Board shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Dividend Parity Stock, or shall treat such Dividend Period(s) with respect to the Series B Preferred Stock and dividend period(s) with respect to any Dividend Parity Stock for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series B Preferred Stock and such Dividend Parity Stock. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series B Preferred Stock, Dividend Periods applicable to shares of Series B Preferred Stock; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series B Preferred Stock, Dividend Payment Dates applicable to shares of Series B Preferred Stock.

(d)            Subject to the foregoing, such dividends (payable in cash, securities or other property) as may be determined by the Board (or a duly authorized committee of the Board) may be declared and paid on any securities, including Common Stock, any other Junior Stock and any Dividend Parity Stock, from time to time out of any funds legally available for such payment. In the event such dividends are declared and paid, the Holders shall be entitled to receive the greater of the (i) dividends that would be due to the Holders on an as-converted basis or (ii) dividends such Holder receives on its shares of Series B Preferred Stock during the same period.

(e)            Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Series B Preferred Stock on or after the applicable Conversion Date in respect of such shares of Series B Preferred Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date.

Section V         Voting.

(a)            Notwithstanding any stated or statutory voting rights, except as set forth in Section V(b), the Holders shall not be entitled to vote (in their capacity as Holders) on any matter submitted to a vote of the stockholders of the Corporation.

(b)            So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single and separate class, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series B Preferred Stock is treated in accordance with Section VII(h)) any provision of (i) this Certificate of Designations or (ii) the Charter, in either case, that would alter, modify or change the preferences, rights, privileges or powers of the Series B Preferred Stock so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of the Series B Preferred Stock; provided that any such amendment or alteration to any provision of this Certificate of Designations or the Charter that alters, modifies or changes the preferences, rights, privileges or powers of a particular Holder so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of such Holder in a manner disproportionate from any other Holder shall require the prior written consent of such significantly and adversely affected Holder; provided, further, that neither (x) any increase in the amount of the authorized or issued Series B Preferred Stock or any securities convertible into Series B Preferred Stock nor (y) the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock, or any securities convertible into Preferred Stock, ranking equal with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, in either case, will, in and of itself, be deemed to significantly and adversely affect the preferences, rights, privileges or powers of the Series B Preferred Stock or any Holder and the Holders will have no right to vote their shares of Series B Preferred Stock or consent to such action solely by reason of such an increase, creation or issuance.

(c)            Notwithstanding the foregoing, the Corporation shall not, without the unanimous (x) written consent or (y) affirmative vote (whether given in person or by proxy at a meeting called for that purpose), in each case, of all of the holders of the outstanding shares of Series B Preferred Stock, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series B Preferred Stock is treated in accordance with Section VII(h)) the definitions of Applicable Conversion Rate, Base Price, Conversion Price, Dividend Rate or Series B Preferred Liquidation Amount under this Certificate of Designations.

(d)            Notwithstanding the foregoing, the Holders shall not have any voting rights set out in Section V(b) if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

Section VI         Rank; Liquidation.

(a)            In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and subject to the rights of any securities ranking senior to the Series B Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock, in full an amount per share equal to the Base Price multiplied by the Applicable Conversion Rate, together with an amount equal to all dividends (if any) that have been declared but not paid prior to the date of payment of such distribution (but without any amount in respect of dividends that have not been declared prior to such payment date) (the “Series B Preferred Liquidation Amount”). The rights of the Series B Preferred Stock pursuant to this Section VI(a) shall rank pari passu with the rights of the Series A Preferred Stock. Thereafter, the Series B Preferred Stock will participate with the Common Stock on an as-converted basis as if Series B Preferred Stock was converted immediately prior to such liquidation, dissolution or winding up.

(b)            If in any distribution described in Section VI(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preferences (as defined below) in full to all holders of the Series B Preferred Stock and all holders of any stock of the Corporation ranking equally with the Series B Preferred Stock as to such distribution, the amounts paid to the holders of the Series B Preferred Stock and to the holders of all such other stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the holders of the Series B Preferred Stock and the holders of all such other stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock other than the Series B Preferred Stock and on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

(c)            For purposes of this Section VI, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VII      Adjustments.

(a)            The Conversion Price shall be subject to the adjustments described in this Section VII (each such event set forth in clauses (b) through (h), an “Adjustment Event”).

(b)            Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0=
OS1=

Where

OS0=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1=	the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus (y) the total number of shares of Common Stock issued in such dividend or distribution.

The adjustment pursuant to this clause (b) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this clause (b), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any dividend or distribution described in this clause (b) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(c)            Subdivisions, Splits and Combinations of Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0=
OS1=

Where

OS0=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this clause (c) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this clause (c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any subdivision, split or combination described in this clause (c) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(d)            Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (b) above, any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where

SP0=	the Current Market Price per share of Common Stock on such date.

FMV=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Series B Preferred Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, if a Holder did not participate in such distribution with respect to such shares of Series B Preferred Stock as provided for in Section IV, the Conversion Price with respect to such share held by such Holder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0+ MPs

Where

MP0	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board.

Any adjustment pursuant to this clause (d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this clause (d) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(e)            Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding any (i) regular quarterly cash dividend on the Common Stock not in excess of $0.05 per share, which per share amount shall be adjusted accordingly in the event that the Corporation subdivides, splits or combines the shares of Common Stock, (ii) cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (d) above, (iii) dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up, and (iv) consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV=	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this clause (e).

In the event that any distribution described in this clause (e) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series B Preferred Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

(f)            Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.

OS0=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board.

Any adjustment made pursuant to this clause (f) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(g)            Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series B Preferred Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Stock as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)            Reorganization Events.

(i)            Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of any Holders, be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, and after satisfaction of all liabilities and obligations to creditors of the Corporation and subject to the rights of any securities ranking senior to the Series B Preferred Stock, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other Junior Stock, in full, the greater of the (1) amount per share equal to two times the Series B Preferred Liquidation Amount or (2) amount equal to the distribution amount of such assets or proceeds of the Corporation as was receivable by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible immediately prior to such Reorganization Event (assuming the conversion of all outstanding shares of Series A Preferred Stock and Series B Preferred Stock into shares of Common Stock) (such payment, the “Exchange Property”).

(ii)            A “Reorganization Event” shall mean:

(1)            any consolidation, merger, conversion, tender or exchange offer or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which all or substantially all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(2)            any sale, transfer, lease, or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(3)            any reclassification of the Common Stock into securities other than the Common Stock; or

(4)            any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(iii)            The provisions of this Section VII(h) shall similarly apply to successive Reorganization Events or any series of transactions that results in a Reorganization Event and the provisions of Section VII(h) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(iv)            The Corporation (or any successor) shall, at least twenty days prior to the occurrence of any Reorganization Event, use reasonable best efforts to provide written notice to the Holders of the anticipated occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property; provided, that no such notice shall be required if the anticipated occurrence of any Reorganization Event is disclosed in any registration statement, prospectus, report, schedule or proxy statement filed with or furnished by the Corporation to the U.S. Securities and Exchange Commission. Failure to deliver such notice shall not affect the operation of this Section VII.

(i)            No adjustment to the Conversion Price shall be made with respect to a share of Series B Preferred Stock if the Holder thereof has participated in the transaction that would otherwise give rise to an adjustment with respect to such share of Series B Preferred Stock, as a result of holding such share of Series B Preferred Stock at the time of such transaction (including pursuant to Section IV), without having to convert such share of Series B Preferred Stock, as if they held the full number of shares of Common Stock into which each such share of the Series B Preferred Stock held by them may then be converted.

(j)            Notwithstanding anything to the contrary herein, an Adjustment Event shall not allow the Holder to acquire a higher percentage of any Class of Voting Securities of the Corporation than the Holder (together with its affiliates for purposes of the BHC Act) beneficially owned immediately prior to such Adjustment Event.

Section VIII      Reports as to Adjustments.

Whenever the number of shares of Common Stock into which the shares of the Series B Preferred Stock are convertible is adjusted as provided in Section VII, the Corporation shall promptly, but in any event within ten days thereafter, compute such adjustment and furnish to the Holders a notice stating the number of shares of Common Stock into which each share of the Series B Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective. Amounts resulting from any calculation hereunder will be rounded to the nearest 1/10,000th.

Section IX      Reservation of Stock.

(a)            The Corporation shall, following the Charter Amendment Approval and the filing and acceptance of the Charter Amendment (as defined in the Investment Agreements), reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series B Preferred Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series B Preferred Stock then outstanding.

(b)            Following the approval of the applicable supplemental listing application, the Corporation hereby covenants and agrees that, for so long as shares of the Common Stock are listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed that number of shares of Common Stock issuable upon conversion of shares of all the Series B Preferred Stock.

Section X      Exclusion of Other Rights.

The shares of Series B Preferred Stock shall not have any voting powers except as expressly described herein, and, except as may otherwise be required by Law, shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Charter. The shares of Series B Preferred Stock shall have no preemptive or subscription rights.

Section XI      Severability of Provisions.

If any voting powers, preferences or relative, participating, optional or other special rights of the Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of Law, all other voting powers, preferences and relative, participating, optional and other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series B Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XII      Cancellation of Series B Preferred Stock.

Any shares of Series B Preferred Stock that have been duly converted in accordance with this Certificate of Designations, or reacquired by the Corporation, shall be cancelled promptly thereafter and revert to authorized but unissued shares of Preferred Stock undesignated as to series. Such shares may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock solely in accordance with the foregoing.

Section XIII      Additional Authorized Shares.

Notwithstanding anything set forth in the Charter or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Series B Preferred Stock or other stock ranking junior or senior to, or on parity with, the Series B Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XIV      Determinations.

The Corporation shall have the sole right to make all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XV      No Redemption.

The Corporation may not, at any time, redeem the outstanding shares of the Series B Preferred Stock, other than as otherwise expressly set forth in Section VII with the prior approval of the Federal Reserve Board.

Section XVI      Maturity.

The Series B Preferred Stock shall be perpetual, unless converted in accordance with this Certificate of Designations.

Section XVII      Repurchases.

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series B Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided that any repurchase of shares of Series B Preferred Stock by the Corporation shall require prior approval of the Federal Reserve Board.

Section XVIII      No Sinking Fund.

Shares of Series B Preferred Stock are not subject to the operation of a sinking fund.

Section XIX      Notices.

All notices, demands or other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivered personally to the recipient, or if by email, upon delivery (provided that no auto-generated error or non-delivery message is generated in response thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to (i) if to the Corporation, First Foundation, Inc., 200 Crescent Court, Suite 1400, Dallas, Texas, Attention: Chief Executive Officer, Email: skavanaugh@ff-inc.com; with a copy to: General Counsel, Email: edorsett@ff-inc.com or (ii) if to any Holder or holder of Common Stock, as the case may be, to such Holder or holder at the address listed in the stock record books of the Corporation, or, in each case, such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section XX      Taxes.

(a)            The Corporation and each Holder shall bear their own costs, fees and expenses in connection with any conversion contemplated by Section III, except that the Corporation shall pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes imposed upon the issuance of shares of Common Stock on account of any conversion contemplated by Section III; provided that the Corporation shall not be required to pay any such tax to the extent such tax is payable because a Holder requests Common Stock to be registered in a name other than such registered holder’s name (including in connection with any Convertible Transfer) and no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Corporation or has established to the satisfaction of the Corporation that such taxes have been paid or are not payable.

(b)            Notwithstanding anything herein to the contrary, the Corporation and any applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Series B Preferred Stock (including upon conversion of any Series B Preferred Stock) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable tax Law. If the Holder is deemed for U.S. federal income tax purposes to have received a distribution with respect to the Series B Preferred Stock, the Corporation and any applicable withholding agent may satisfy any resulting applicable withholding obligations (including with respect to backup withholding) required by applicable Tax Law imposed in connection with such deemed distribution by withholding from any other payments due with respect to the Series B Preferred Stock, including any payments upon conversion, repurchase or redemption of the Series B Preferred Stock. If any amounts are so deducted or withheld and subsequently paid to the applicable Government Entity, such deducted or withheld amounts shall be treated for all purposes hereunder as having be paid to the person to which such amounts would have otherwise been payable.

(c)            The Corporation and each Holder each agree that there shall be no deemed distribution on the Series B Preferred Stock pursuant to Section 305(c) of the Code in respect of a difference between the “issue price” and the “redemption price” of the Series B Preferred Stock and except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Corporation nor Holder shall take any position inconsistent therewith.

Section XXI      No Stock Certificates.

Notwithstanding anything to the contrary contained in this Certificate of Designations, no shares of Series B Preferred Stock shall be issued in physical, certificated form. All shares of Series B Preferred Stock shall be evidenced by book-entry on the record books maintained by the Corporation or its transfer agent.

Section XXII      Transfers.

The shares of Series B Preferred Stock are subject to the restrictions on transfer set forth in the Investment Agreements. Any purported transfer in violation of such restrictions shall be null and void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by the undersigned on this [•] day of July, 2024.

FIRST FOUNDATION INC.

By:
Name:Scott F. Kavanaugh
Title:Chief Executive Officer

[Signature Page to Certificate of Designations]

Exhibit B

Certificate of Designations (Series C)

  Exhibit B

CERTIFICATE OF DESIGNATIONS
OF
SERIES C NON-VOTING COMMON EQUIVALENT STOCK
OF
FIRST FOUNDATION INC.

FIRST FOUNDATION INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify that:

In accordance with the provisions of the Corporation’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), the Corporation’s Bylaws, as amended (the “Bylaws”) and applicable law, the Board of Directors of the Corporation (the “Board”) duly adopted the following resolution on July 1, 2024, creating a series of Preferred Stock of the Corporation designated as “Series C Non-Voting Common Equivalent Stock”:

RESOLVED, that pursuant to the Delaware General Corporation Law (the “DGCL”) and the Certificate of Incorporation and Bylaws of the Corporation, the Board hereby establishes a series of Preferred Stock, par value $0.001 per share, of the Corporation and fixes and determines the designation, powers, preferences, redemption rights, qualifications, privileges, limitations, restrictions and special or relative rights thereof as follows:

Section I      Designation and Amount.

A series of Preferred Stock designated as the “Series C Non-Voting Common Equivalent Stock” (“Series C NVCE Stock”) is hereby established. The total number of authorized shares of Series C NVCE Stock shall be 22,239.

Section II      Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Adjustment Event” has the meaning specified in Section VII(a).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person (as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, by contract or otherwise); provided, that Mubadala, members of the Mubadala Group and other direct or indirect owners of Fortress Investment Group LLC shall not be deemed Affiliates of Fortress Investment Group LLC or of any of its Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC.

“Applicable Conversion Rate” means, for each share of Series C NVCE Stock, the number of shares of Common Stock equal to the product of (a) one thousand (1,000) multiplied by (b) the quotient of (i) the Base Price divided by (ii) the then-applicable Conversion Price, subject to adjustment pursuant to Section VII for any applicable event occurring subsequent to the initial determination of the Applicable Conversion Rate.

“Base Price” means $4.10.

“BHC Act” means the Bank Holding Company Act of 1956 (as amended) and its implementing regulations.

“Board” means the Board of Directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by Law to be closed.

“Certificate of Designations” means this Certificate of Designations of Series C NVCE Stock of the Corporation, dated July [•], 2024.

“Charter” means the Certificate of Incorporation of the Corporation, as amended, supplemented and/or restated from time to time.

“Charter Amendment Approval” means the approval of the proposal to amend the Charter in a manner to increase the total authorized number of shares of Common Stock to at least 200,000,000 by the affirmative vote of a majority of votes cast by the holders of shares of Common Stock, at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such Charter amendment proposal.

“Class of Voting Security” shall be interpreted in a manner consistent with how “class of voting shares” is defined in 12 C.F.R. Section 225.2(q)(3) or any successor provision.

“Closing” has the meaning set forth in the Investment Agreement.

“Closing Date” means the date that any shares of Series C NVCE Stock are first issued.

“Closing Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NYSE on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose.

For purposes of this Certificate of Designations, all references herein to the “Closing Price” and “last reported sale price” of the Common Stock (or other relevant capital stock or equity interest) on the NYSE shall be such closing sale price and last reported sale price as reflected on the website of the NYSE (http://www.nyse.com) and as reported by Bloomberg Professional service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NYSE and as reported by Bloomberg Professional service, the closing sale price and last reported sale price on the website of the NYSE shall govern.

“Common Stock” means the common stock, $0.001 par value per share, of the Corporation authorized by the Corporation on or after the date hereof.

“Conversion Date” means the date on which any shares of Series C NVCE Stock shall become convertible into any shares of Common Stock pursuant to Section III(a); provided, however, that if a Conversion Date would otherwise occur on or after an Ex-Date for an issuance, dividend or distribution that results in an adjustment of the Conversion Price pursuant to Section VII and on or before the Record Date for such issuance, dividend or distribution, such Conversion Date shall instead occur on the first calendar day after the Record Date for such issuance, dividend or distribution.

“Conversion Price” means, for each share of Series C NVCE Stock, the Base Price, as the same may be adjusted from time to time in accordance with the terms of this Certificate of Designations.

“Convertible Transfer” means a transfer by the Holder that is both (i) to a Person who is not an affiliate of the Holder for purposes of the BHC Act and (ii) (A) to the Corporation; (B) in a widespread public distribution; (C) in which no transferee (or group of associated transferees) would receive 2% or more of the outstanding securities of any Class of Voting Securities of the Corporation; or (D) to a purchaser that would control more than 50% of every Class of Voting Securities of the Corporation without any transfer from the Holder.

“Corporation” has the meaning set forth in the Preamble.

“Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Conversion Price pursuant to Section VII.

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Exchange Property” has the meaning specified in Section VII(i)(i).

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Conversion Price pursuant to Section VII, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Government Entity” means any (a) federal, state, local, municipal, foreign or other government; (b) governmental entity of any nature (including any governmental agency, branch, department, official, committee or entity and any court or other tribunal), whether foreign or domestic; or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, whether foreign or domestic, including any arbitral tribunal and self-regulatory organizations.

“Holder” means the Person in whose name any shares of Series C NVCE Stock are registered, which may be treated by the Corporation as the absolute owner of such shares of Series C NVCE Stock for the purpose of making payment and settling conversion and for all other purposes.

“Investment Agreements” means the investment agreements, by and between the Corporation and the investor parties thereto, dated as of July 2, 2024 (as amended, supplemented or restated from time to time).

“Law” means, with respect to any Person, any legal, regulatory and administrative laws, statutes, rules, Orders and regulations applicable to such Person.

“Liens” means any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, or other restrictions on title or transfer of any nature whatsoever.

“NVCE Dividend Amount” has the meaning specified in Section IV(a).

“NYSE” means the New York Stock Exchange.

“NYSE Limit” means a number of shares of Common Stock equal to 19.9% of the shares of Common Stock outstanding immediately prior to the execution of the Investment Agreements.

“NYSE Share Issuance Amount” means the total number of (a) shares of Common Stock issued upon conversion of any shares of Series C NVCE Stock, plus (b) shares of Common Stock issued at the Closing, plus (c) shares of Common Stock issued upon conversion or exchange of any shares of Series A Preferred Stock, plus (d) shares of Common Stock issued upon conversion of any shares of Series B Preferred Stock.

“Order” means any applicable order, injunction, judgment, decree, ruling, or writ of any Government Entity.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Sections 13(d)(3) and 14(d) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Preferred Stock” has the meaning set forth in the Charter.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by Law, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VII(i)(ii).

“Series A Preferred Stock” means the Series A Noncumulative Convertible Preferred Stock, par value $0.001 per share, of the Corporation, issued pursuant to the Investment Agreements.

“Series B Preferred Stock” means the Series B Noncumulative Convertible Preferred Stock, par value $0.001 per share, of the Corporation, issued pursuant to the Investment Agreements.

“Series C NVCE Stock” has the meaning specified in Section I.

“Share Issuance Approval” means the approval, by the affirmative vote of a majority of votes cast by holders of shares of Common Stock at the meeting of the Corporation’s stockholders at which a vote is taken with respect to such issuance, that is required under applicable NYSE rules as a result of the NYSE Share Issuance Amount exceeding the NYSE Limit.

“Stockholder Approvals” means the Charter Amendment Approval and Share Issuance Approval.

“Subject Series C Share” means a share of Series C NVCE Stock that is automatically converted pursuant to Section III(a).

“Trading Day” means a day on which the shares of Common Stock:

(i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

Section III      Conversion.

(a)            Conversion upon Convertible Transfer. The shares of Series C NVCE Stock shall not be convertible into any other class of capital stock of the Corporation, except in accordance with this Section III. On the terms and in the manner set forth in this Section III, upon the consummation of any Convertible Transfer of shares of Series C NVCE Stock, each outstanding share of Series C NVCE Stock subject to such Convertible Transfer (each, a “Subject Series C Share”) shall automatically convert into a number of shares of Common Stock equal to the Applicable Conversion Rate; provided that, if at that time of the Convertible Transfer, (A) the Stockholder Approvals are required for the conversion of the Subject Series C Shares into Common Stock and (B) the Stockholder Approvals have not yet been obtained, then the maximum number of Subject Series C Shares that can convert into Common Stock without receipt of the Stockholder Approvals shall so convert into Common Stock based on the Applicable Conversion Rate.

(b)            On the Conversion Date, the Corporation shall effect the conversion of the Subject Series C Shares by delivering the shares of Common Stock so converted pursuant to Section III(a).

(c)            The shares of Common Stock issuable upon conversion of the Subject Series C Shares pursuant to Section III(a) shall be allocated among the applicable Holders in such Convertible Transfer on a pro rata basis of the aggregate dollar amount invested by the Holders on the Closing Date.

(d)            Prior to the close of business on any applicable Conversion Date, the shares of Common Stock issuable upon conversion of any shares of Series C NVCE Stock pursuant to Section III(a) shall not be deemed outstanding for any purpose, and the Holders shall have no rights with respect to the Common Stock (including voting rights, rights to respond to tender offers for the Common Stock, and rights to receive any dividends or other distributions on the Common Stock) by virtue of holding shares of Series C NVCE Stock, except as otherwise expressly set forth in this Certificate of Designations.

(e)            Effective immediately prior to the close of business on any applicable Conversion Date, the rights of the Holders with respect to the shares of the Series C NVCE Stock so converted shall cease and the Persons entitled to receive shares of Common Stock upon the conversion of such shares of Series C NVCE Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that the Holders shall not by written notice to the Corporation designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series C NVCE Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holders and in the manner shown on the records of the Corporation.

(f)            No fractional shares of Common Stock shall be issued upon any conversion of shares of Series C NVCE Stock. If more than one share of Series C NVCE Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series C NVCE Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any Subject Series C Share, the Corporation shall pay an amount in cash (rounded to the nearest cent) equal to the fractional share of Common Stock, that otherwise would be issuable hereunder, multiplied by the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the applicable Conversion Date.

(g)            All shares of Common Stock which may be issued upon conversion of the shares of Series C NVCE Stock will, upon issuance by the Corporation, be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens (other than transfer restrictions imposed under applicable securities Laws) and not issued in violation of any preemptive right or Law.

(h)            Effective immediately prior to the Conversion Date, dividends or distributions shall no longer be declared on any Subject Series C Shares and such shares shall cease to be outstanding, in each case, subject to the rights of a Holder to receive any declared and unpaid dividends or distributions on such shares and any other payments to which they are otherwise entitled pursuant to Section IV or Section VII.

Section IV      Dividend Rights.

(a)            From and after the Closing Date to (but excluding) the applicable Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board (but only out of assets legally available therefor under the DGCL) all cash dividends or distributions (including regular quarterly dividends or distributions) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Series C NVCE Stock equal to the product of (x) the Applicable Conversion Rate then in effect and (y) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “NVCE Dividend Amount”), and (ii) the Board or any duly authorized committee thereof may not declare and pay any cash dividend or make any cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, the NVCE Dividend Amount per share of Series C NVCE Stock. Notwithstanding any provision in this Section IV(a) to the contrary, no Holder of a share of Series C NVCE Stock shall be entitled to receive any dividend or distribution made with respect to the Common Stock where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the date of issuance of such share of Series C NVCE Stock. The foregoing shall not limit or modify the rights of any Holder to receive any dividend or other distribution pursuant to Section VII.

(b)            Each dividend or distribution declared and paid pursuant to Section IV(a) will be payable to Holders of record of shares of Series C NVCE Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c)            Except as set forth in this Certificate of Designations, the Corporation shall have no obligation to pay, and the holders of shares of Series C NVCE Stock shall have no right to receive, dividends or distributions at any time, including with respect to dividends or distributions with respect to Common Stock or any other class or series of authorized Preferred Stock. To the extent the Corporation declares dividends or distributions on the Series C NVCE Stock and on any Common Stock but does not make full payment of such declared dividends or distributions, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Series C NVCE Stock and the holders of any Common Stock then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders and the holders of any Common Stock so that the amount of dividends or distributions paid per share on the shares of Series C NVCE Stock and such Common Stock shall in all cases bear to each other the same ratio that payable dividends or distributions per share on the shares of the Series C NVCE Stock and such Common Stock (but without, in the case of any noncumulative Preferred Stock, accumulation of dividends or distributions for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends or distributions have not been declared or paid in respect of any prior calendar quarter.

(d)            No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on shares of Series C NVCE Stock that may be in arrears.

(e)            Holders shall not be entitled to any dividends or distributions, whether payable in cash, securities or other property, other than dividends or distributions (if any) declared and payable on shares of Series C NVCE Stock as specified in this Certificate of Designations.

(f)            Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends or distributions on any shares of Series C NVCE Stock on or after the applicable Conversion Date in respect of such shares of Series C NVCE Stock that have been converted as provided herein, except to the extent that any such dividends or distributions have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to such applicable Conversion Date.

Section V      Voting.

(a)            Notwithstanding any stated or statutory voting rights, except as set forth in Section V(b), the Holders shall not be entitled to vote (in their capacity as Holders) on any matter submitted to a vote of the stockholders of the Corporation.

(b)            So long as any shares of Series C NVCE Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote, given in person or by proxy, at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series C NVCE Stock, voting as a single and separate class, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series C NVCE Stock is treated in accordance with Section VII(i)) any provision of (i) this Certificate of Designations or (ii) the Charter, in either case, that would alter, modify or change the preferences, rights, privileges or powers of the Series C NVCE Stock so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of the Series C NVCE Stock; provided, that any such amendment or alteration to any provision of this Certificate of Designations or the Charter that alters, modifies or changes the preferences, rights, privileges or powers of a particular Holder so as to, or in a manner that would, significantly and adversely affect the preferences, rights, privileges or powers of such Holder in a manner disproportionate from any other Holder shall require the prior written consent of such significantly and adversely affected Holder; provided, further, that neither (x) any increase in the amount of the authorized or issued Series C NVCE Stock or any securities convertible into Series C NVCE Stock nor (y) the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock, or any securities convertible into Preferred Stock, ranking equal with and/or junior to the Series C NVCE Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, in either case, will, in and of itself, be deemed to significantly and adversely affect the preferences, rights, privileges or powers of the Series C NVCE Stock or any Holder and the Holders will have no right to vote their shares of Series C NVCE Stock or consent to such action solely by reason of such an increase, creation or issuance.

(c)            Notwithstanding the foregoing, the Corporation shall not, without the unanimous (x) written consent or (y) affirmative vote (whether given in person or by proxy at a meeting called for that purpose), in each case, of all of the holders of the outstanding shares of Series C NVCE Stock, amend, alter or repeal (including by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions, other than a Reorganization Event pursuant to which the Series C NVCE Stock is treated in accordance with Section VII(i)) the definitions of Base Price, Conversion Price or Applicable Conversion Rate under this Certificate of Designations.

(d)            Notwithstanding the foregoing, the Holders shall not have any voting rights set out in Section V(b) if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series C NVCE Stock shall have been converted into shares of Common Stock.

Section VI      Liquidation.

(a)            Subject to the terms hereof, the Series C NVCE Stock shall, consistent with the requirements of 12 C.F.R. Section 217.20(b)(1) (or any successor regulation) with respect to common equity tier 1 capital, rank equally with the Common Stock with respect to dividends or distributions (including regular quarterly dividends) declared by the Board and rights upon any liquidation, dissolution, winding up or similar proceeding of the Corporation, as provided in the Charter; provided, that, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, holders of the Series C Preferred Stock shall be entitled to receive, in preference to the holders of the Common Stock, an amount per share equal to $0.0001.

(b)            For purposes of this Section VI, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or Person or the merger, consolidation or any other business combination of any other corporation or Person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VII      Adjustments.

(a)            The Conversion Price shall be subject to the adjustments described in this Section VII (each such event set forth in Section VII(b) through Section VII(i), an “Adjustment Event”).

(b)            Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such dividend or distribution by the following fraction:

OS0
OS1

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1=	the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution, plus (y) the total number of shares of Common Stock issued in such dividend or distribution.

The adjustment pursuant to this Section VII(b) shall become effective at 9:00 a.m., New York City time on the Ex-Date for such dividend or distribution. For the purposes of this Section VII(b), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any dividend or distribution described in this Section VII(b) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(c)            Subdivisions, Splits and Combinations of Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1=	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

The adjustment pursuant to this Section VII(c) shall become effective at 9:00 a.m., New York City time on the effective date of such subdivision, split or combination. For the purposes of this Section VII(c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. If any subdivision, split or combination described in this Section VII(c) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(d)            Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date immediately preceding the Ex-Date for such issuance, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0=	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X=	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date immediately preceding the Ex-Date for the issuance of such rights or warrants.

Any adjustment pursuant to this Section VII(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this Section VII(d), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Corporation. In the event that such rights or warrants described in this Section VII(d) are not so issued, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights or warrants, to the Conversion Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price shall be readjusted to such Conversion Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined by the Board).

(e)            Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section VII(b), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0=	the Current Market Price per share of Common Stock on such date.

FMV=	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Series C NVCE Stock, the amount of such distribution such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

In a “spin-off”, where the Corporation makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, if a Holder did not participate in such distribution with respect to such shares of Series C NVCE Stock as provided for in Section IV, the Conversion Price with respect to such share held by such Holder will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0=	the average of the Closing Prices of the Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

MPs=	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first 10 Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board.

Any adjustment pursuant to this Section VII(e) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this Section VII(e) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared.

(f)            Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding any (i) cash dividend on the Common Stock to the extent a corresponding cash dividend is paid on the Series C NVCE Stock pursuant to Section IV(a), (ii) cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in Section VII(e), (iii) dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding-up, and (iv) consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV=	the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section VII(f).

In the event that any distribution described in this Section VII(f) is not so made, the Conversion Price shall be readjusted, effective as of the date the Board publicly announces its decision not to pay such distribution, to the Conversion Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Holder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Series C NVCE Stock, the amount of cash such Holder would have received had such holder owned a number of shares of Common Stock equal to the Applicable Conversion Rate on the Ex-Date for such distribution.

(g)            Self-Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Price will be adjusted by multiplying the Conversion Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0=	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.

OS0=	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1=	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC=	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board.

Any adjustment made pursuant to this Section VII(g) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Corporation or one of its subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation or such subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such tender offer or exchange offer had not been made.

(h)            Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series C NVCE Stock, the Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of Common Stock as described in Section VII(e), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i)            Reorganization Events.

(i)            Upon the occurrence of a Reorganization Event prior to an applicable Conversion Date, each share of Series C NVCE Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, automatically convert into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder (other than the counterparty to the Reorganization Event or an Affiliate of such other party) of the number of shares of Common Stock into which such share of Series C NVCE Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Series C NVCE Stock (such securities, cash, and other property, the “Exchange Property”); provided that, to the extent receipt of any Exchange Property would be prohibited by Law or would require the Holder to obtain any consent, authorization, approval, license or permit of any Governmental Entity to acquire or hold the Exchange Property, then the portion of the Series C NVCE Stock of such Holder that such Holder is prohibited by Law or requires such action to acquire or hold shall instead either (A) convert into a substantially identical non-voting security (with commensurate voting powers and conversion rights as the Series C NVCE Stock hereunder) of the entity surviving such Reorganization Event or other entity in which holders of shares of Common Stock receive securities in connection with such Reorganization Event or (B) if proper provision is not made to give effect to the foregoing subclause (A), remain outstanding without any alterations to the terms thereof and be convertible into the Exchange Property.

(ii)            A “Reorganization Event” shall mean:

(1)            any consolidation, merger, conversion or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which all or substantially all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(2)            any sale, transfer, lease, or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which all of the Common Stock outstanding will be converted into cash, securities, or other property of the Corporation or another Person;

(3)            any reclassification of the Common Stock into securities other than the Common Stock; or

(4)            any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition).

(iii)            In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Corporation shall ensure that the Holders have the same opportunity to elect the form of consideration in accordance with the same procedures and pro ration mechanics that apply to the election to be made by the holders of the Common Stock. The amount of Exchange Property receivable upon conversion of any Series C NVCE Stock shall be determined based upon the Conversion Price in effect on the date on which such Reorganization Event is consummated.

(iv)            The provisions of this Section VII(i) shall similarly apply to successive Reorganization Events or any series of transactions that results in a Reorganization Event and the provisions of Section VII(i) shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.

(v)            The Corporation (or any successor) shall, at least twenty days prior to the occurrence of any Reorganization Event, use reasonable best efforts to provide written notice to the Holders of the anticipated occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property; provided, that no such notice shall be required if the anticipated occurrence of any Reorganization Event is disclosed in any registration statement, prospectus, report, schedule or proxy statement filed with or furnished by the Corporation to the U.S. Securities and Exchange Commission. Failure to deliver such notice shall not affect the operation of this Section VII.

(vi)            The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless such agreement provides for the conversion of the Series C NVCE Stock into the Exchange Property in a manner that is consistent with and gives effect to this Section VII(i).

(j)            No adjustment to the Conversion Price shall be made with respect to a share of Series C NVCE Stock if the Holder thereof has participated in the transaction that would otherwise give rise to an adjustment with respect to such share of Series C NVCE Stock, as a result of holding such share of Series C NVCE Stock at the time of such transaction (including pursuant to Section IV), without having to convert such share of Series C NVCE Stock, as if they held the full number of shares of Common Stock into which each such share of the Series C NVCE Stock held by them may then be converted.

(k)            Notwithstanding anything to the contrary herein, an Adjustment Event shall not allow the Holder to acquire a higher percentage of any Class of Voting Securities of the Corporation than the Holder (together with its affiliates for purposes of the BHC Act) beneficially owned immediately prior to such Adjustment Event.

Section VIII      Reports as to Adjustments.

Whenever the number of shares of Common Stock into which the shares of the Series C NVCE Stock are convertible is adjusted as provided in Section VII, the Corporation shall promptly, but in any event within ten days thereafter, compute such adjustment and furnish to the Holders a notice stating the number of shares of Common Stock into which each share of the Series C NVCE Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective. Amounts resulting from any calculation hereunder will be rounded to the nearest 1/10,000th.

Section IX      Reservation of Stock.

(a)            The Corporation shall, following the Charter Amendment Approval and the filing and acceptance of the Charter Amendment (as defined in the Investment Agreements), reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series C NVCE Stock as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series C NVCE Stock then outstanding.

(b)            Following the approval of the applicable supplemental listing application with NYSE, the Corporation hereby covenants and agrees that, for so long as shares of the Common Stock are listed on the NYSE or any other national securities exchange or automated quotation system, the Corporation will, if permitted by the rules of such exchange or automated quotation system, list and keep listed that number of shares of Common Stock issuable upon conversion of shares of all the Series C NVCE Stock.

Section X      Exclusion of Other Rights.

The shares of Series C NVCE Stock shall not have any voting powers except as expressly described herein, and, except as may otherwise be required by Law, shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Charter. The shares of Series C NVCE Stock shall have no preemptive or subscription rights.

Section XI      Severability of Provisions.

If any voting powers, preferences or relative, participating, optional or other special rights of the Series C NVCE Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of Law, all other voting powers, preferences and relative, participating, optional and other special rights of Series C NVCE Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Series C NVCE Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Series C NVCE Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Series C NVCE Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XII      Cancellation of Series C NVCE Stock.

Any shares of Series C NVCE Stock that have been duly converted in accordance with this Certificate of Designations, or reacquired by the Corporation, shall be cancelled promptly thereafter and revert to authorized but unissued shares of Preferred Stock undesignated as to series. Such shares may be designated or redesignated and issued or reissued, as the case may be, as part of any series of Preferred Stock. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series C NVCE Stock solely in accordance with the foregoing.

Section XIII      Additional Authorized Shares.

Notwithstanding anything set forth in the Charter or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Series C NVCE Stock or other stock ranking junior or senior to, or on parity with, the Series C NVCE Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XIV      Determinations.

The Corporation shall have the sole right to make all calculations called for hereunder. Absent fraud or manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

The Series C NVCE Stock is intended to qualify as common equity tier 1 capital for purposes of 12 C.F.R. Section 217.20(b)(1) (or any successor regulation), and the terms of this Certificate of Designation shall be interpreted, construed and applied to achieve such regulatory capital treatment.

Section XV      No Redemption.

The Corporation may not, at any time, redeem the outstanding shares of the Series C NVCE Stock, other than as otherwise expressly set forth in Section VII with the prior approval of the Board to the extent otherwise required by law or regulation.

Section XVI      Section XVI. Maturity.

The Series C NVCE Stock shall be perpetual, unless converted in accordance with this Certificate of Designations.

(a)            Section XVII. Repurchases.

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Series C NVCE Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine; provided that any repurchase of shares of Series C NVCE Stock by the Corporation shall require prior approval of the Board to the extent otherwise required by law or regulation.

Section XVII      No Sinking Fund.

Shares of Series C NVCE Stock are not subject to the operation of a sinking fund.

Section XVIII      Notices.

All notices, demands or other communications to be given hereunder shall be in writing and shall be deemed to have been given (a) on the date of delivery if delivered personally to the recipient, or if by email, upon delivery (provided that no auto-generated error or non-delivery message is generated in response thereto), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to (i) if to the Corporation, First Foundation, Inc., 200 Crescent Court, Suite 1400, Dallas, Texas, Attention: Chief Executive Officer, Email: skavanaugh@ff-inc.com; with a copy to: General Counsel, Email: edorsett@ff-inc.com or (ii) if to any Holder or holder of Common Stock, as the case may be, to such Holder or holder at the address listed in the stock record books of the Corporation, or, in each case, such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section XIX      Taxes.

(a)            The Corporation and each Holder shall bear their own costs, fees and expenses in connection with any conversion contemplated by Section III(a), except that the Corporation shall pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of shares of Series C NVCE Stock or Common Stock or other securities issued on account of Series C NVCE Stock pursuant hereto, including in connection with any conversion contemplated by Section III(a); provided that the Corporation shall not be required to pay any such tax that may be payable in connection with any conversion contemplated by Section III(a) to the extent such tax is payable because a registered holder of Series C NVCE Stock requests Common Stock to be registered in a name other than such registered holder’s name and no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Corporation or has established to the satisfaction of the Corporation that such taxes have been paid or are not payable.

(b)            The Corporation and each Holder agree that (i) it is intended that the Series C NVCE Stock not constitute “preferred stock” within the meaning of Section 305 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder and (ii) except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Corporation nor any Holder shall treat the Series C NVCE Stock as such for United States federal income tax or withholding tax purposes or otherwise take any position inconsistent with such treatment.

(c)            Notwithstanding anything herein to the contrary, the Corporation shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Series C NVCE Stock such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code, or any other applicable tax Law. If any amounts are so deducted or withheld and subsequently paid to the applicable Government Entity, such deducted or withheld amounts shall be treated for all purposes hereunder as having been paid to the person to which such amounts would have otherwise been payable.

Section XX      No Stock Certificates.

Notwithstanding anything to the contrary contained in this Certificate of Designations, no shares of Series C NVCE Stock shall be issued in physical, certificated form. All shares of Series C NVCE Stock shall be evidenced by book-entry on the record books maintained by the Corporation or its transfer agent.

Section XXI      Transfers.

The shares of Series C NVCE Stock are subject to the restrictions on transfer set forth in the Investment Agreements. Any purported transfer in violation of such restrictions shall be null and void.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by the undersigned on this [•] day of July, 2024.

FIRST FOUNDATION INC.

By:
Name: Scott F. Kavanaugh
Title: Chief Executive Officer

[Signature Page to Certificate of Designations]

Exhibit C

Warrant

Exhibit C

THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

WARRANT

to purchase

[•]1

Shares of

Series C Non-Voting Common Equivalent Stock

of

FIRST FOUNDATION INC.

a Delaware Corporation

No. [•]	Issue Date: [•], 2024

1 Amount equal to a number of shares of NVCE Stock convertible into (x) the total number of shares of Common Stock issued under the Investment Agreement (including the shares of Common Stock underlying the Series A Preferred Stock and Series B Preferred Stock issued under the Investment Agreement, on an as converted basis without regard to any limitation on conversion or exchange), multiplied by (y) 40%.

Page

1.	Definitions	1

2.	Number of Shares; Persons Entitled to Exercise Warrant	4

3.	Exercise of Warrant; Term	5

4.	Limitation of Exercise	6

5.	Covenants and Representations of the Company	6

6.	Issuance of Shares; Authorization; Listing	7

7.	Compliance with Securities Laws	7

8.	No Fractional Shares or Scrip	8

9.	No Rights as Stockholders; Transfer Books	8

10.	Transfer	8

11.	Registry of Warrant	9

12.	Loss, Theft, Destruction or Mutilation of Warrant	9

13.	Saturdays, Sundays, Holidays, etc.	9

14.	Rule 144 Information	9

15.	Adjustments and Other Rights	9

16.	Business Combinations	18

17.	Transfer Taxes	18

18.	Withholding	19

19.	Other Warrants	19

20.	Miscellaneous	19

-i-

Index of Defined Terms

Page

affiliate	1
Applicable Price	1
Appraisal Procedure	1
Board of Directors	1
Business Combination	1
business day	2
Certificate of Designations	2
Company	2
Convertible Transfer	2
Current Market Price	2
Excluded Stock	2
Ex-Date	2
Exercise Price	2
Expiration Time	2
Fair Market Value	3
Group	3
Investment Agreement	3
Issue Date	3
Market Price	3
Notice of Exercise	3
NVCE Stock	3
person	3
SEC	3
Share Recipient	3
Shares	3
Standard Settlement Period	3
Subject Record Date	3
Trading Day	3
Transfer	4
Warrant	4
Warrant Agreement Amendment	4
Warrant Certificate	4
Warrantholder	4

-ii-

1.             Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Investment Agreement.

“affiliate” of a specified person is any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that if the Warrantholder is controlled by a private equity sponsor or similar investment firm, “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry), or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in any Purchaser, of or related to or affiliated with or managed by such sponsor or firm). For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Price” means the applicable Conversion Price (as defined in the Certificate of Designations), as may be adjusted from time to time pursuant to the Certificate of Designations; provided that the Applicable Price shall also be adjusted as set forth in Section VII of the Certificate of Designations, without duplication, for the cumulative effect of all events occurring on or after the issuance of this Warrant and prior to the date the Warrant has been exercised in full for which no adjustment was made to the Conversion Price under the Certificate of Designations.

“Appraisal Procedure” means a procedure whereby two independent appraisers, one chosen by the Company and one chosen by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within fifteen (15) days after the Appraisal Procedure is invoked. If within thirty (30) days after appointment of the two appraisers they are unable to mutually agree upon the amount in question, a third independent appraiser shall be chosen within ten (10) days thereafter by the mutual agreement of such first two appraisers or, if such first two appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised. The decision of the third appraiser so appointed and chosen shall be given within thirty (30) days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive on the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne by the Company; provided that, if the final determination of the appraisers is less than the fair market value determination of the Board of Directors, then such costs shall be borne solely by the Warrantholder.

“Board of Directors” means the board of directors of the Company.

“Business Combination” means, whether in a single transaction or series of related transactions, a merger, division, consolidation, share exchange, reorganization, sale of all or substantially all of the Company’s assets to another person or similar transaction (which may include a reclassification) involving the Company.

“business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed.

“Certificate of Designations” means the Certificate of Designations of the NVCE Stock, filed with the Delaware Secretary of State on [•], 2024, effective as of [•], 2024.

“Convertible Transfer” shall have the meaning set forth in the Certificate of Designations.

“Current Market Price” means, on any date, the average of the daily Market Price per share of the Common Stock or other securities on each of the five (5) consecutive Trading Days preceding the earlier of the day before the date of the issuance, dividend or distribution in question and the day before the Ex-Date with respect to the issuance or distribution, giving rise to an adjustment to the Exercise Price pursuant to Section 15.

“Excluded Stock” means (i) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Common Stock, in each case, which is subject to Section VII(b) of the Certificate of Designations, or upon conversion of securities (but not the issuance of such securities convertible or exchangeable into Common Stock which will be subject to the provision of Section 15(b)), (ii) shares of Common Stock to be issued in good faith to directors, officers, employees, consultants or other agents of the Company or its Subsidiaries pursuant to options, restricted stock units, other equity-based awards or other compensatory arrangements approved by the Board of Directors in the ordinary course of providing equity compensation awards, (iii) any shares of Common Stock issued upon conversion of the NVCE Stock, (iv) any shares issued upon the conversion of the Shares issued under this Warrant or the Other Warrants (as such term is defined in the Investment Agreement), (v) any other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof; provided that, in the case of this clause (v), such securities have not been amended subsequent to the issuance of this Warrant to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities or to extend the term of such securities, and (vi) any shares of capital stock issued or sold to the Warrantholder or any of its affiliates.

“Ex-Date” means, when used with respect to any issuance, dividend or distribution giving rise to an adjustment to the Exercise Price pursuant to Section 15, the first date on which the applicable Common Stock or other securities trade without the right to receive the issuance, dividend or distribution.

“Exercise Price” means $5,125; provided that the foregoing shall be subject to adjustment as expressly set forth herein.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith in reliance on advice received by the Board of Directors from a nationally recognized independent investment banking firm retained by the Company for the purpose of determining the fair market value of shares of the NVCE Stock and certified in a resolution to the Warrantholder. If the Warrantholder does not accept the Board of Director’s calculation of fair market value and, thereafter, the Warrantholder and the Company are unable to agree on fair market value, then the Appraisal Procedure shall be used to determine fair market value.

“Group” means a group as contemplated by Section 13(d)(3) of the Exchange Act.

“Investment Agreement” means the Investment Agreement, dated as of [•], 2024, as it may be amended from time to time, by and between the Company and [Purchaser].

“Issue Date” means the date first set forth above opposite the heading Issue Date.

“Market Price” means, with respect to (1) the NVCE Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the NVCE Stock on the principal exchange or market on which the NVCE Stock is so listed or quoted, (b) if the NVCE Stock is not so publicly traded, the product of (i) the number of shares of Common Stock issuable upon conversion of the NVCE Stock multiplied by (ii) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the principal exchange or market on which the Common Stock is so listed or quoted or (c) if neither the foregoing clause (a) nor clause (b) applies, the Fair Market Value of a share of the NVCE Stock and (2) the Common Stock, on any given day, (a) the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock on the principal exchange or market on which the Common Stock is so listed or quoted or (b) if the foregoing clause (a) does not apply, the Fair Market Value of a share of the Common Stock. “Market Price” shall be determined without reference to after-hours or extended-hours trading.

“NVCE Stock” means a series of preferred stock, par value $0.001 per share, of the Company designated as Series C Non-Voting Common Equivalent Stock.

“Notice of Exercise” means a duly completed and executed Notice of Exercise, the form of which is annexed hereto.

“person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Standard Settlement Period” means the standard settlement period, expressed in a number of trading days, on the Company’s primary trading market with respect to the Common Stock as in effect on the date of delivery of a Notice of Exercise.

“Trading Day” means a day on which the shares of Common Stock:

(i)            are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and

(ii)            have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

“Transfer” means to sell, transfer, make any short sale of, loan, grant any option for the purchase of or interest in or otherwise dispose of this Warrant or any rights hereunder; provided, however, that a pledge or other encumbrance of this Warrant or any rights hereunder that creates a mere security interest in this Warrant or any rights hereunder shall not constitute a Transfer.

“Warrant” means this Warrant issued pursuant to the Investment Agreement.

“Warrant Certificate” means this certificate evidencing this Warrant.

“Warrantholder” means the person who shall from time to time own this Warrant, including any transferee thereof.

2.             Number of Shares; Persons Entitled to Exercise Warrant. On the terms and subject to the conditions, requirements and procedures set forth herein, First Foundation Inc., a Delaware corporation (the “Company”), hereby certifies that, unless this Warrant has been earlier redeemed, surrendered, cancelled or exercised in full, for value received, this Warrant is exercisable in whole at any time or in part from time to time, for, in the aggregate, [•] duly authorized, validly issued, fully-paid and nonassessable shares of NVCE Stock (“Shares”), as such number may be adjusted in accordance with the terms of this Warrant, free and clear of all Liens (other than transfer restrictions imposed under the Investment Agreement and applicable securities Laws), by the Warrantholder. The number of Shares and the Exercise Price are subject to adjustment as provided herein and in the Certificate of Designations, and all references to “Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments. If this Warrant is transferred in a Convertible Transfer to any person for whom the underlying NVCE Stock would automatically convert into Common Stock pursuant to Section III(a) of the Certificate of Designations if transferred directly, then, notwithstanding anything to the contrary in this Warrant, this Warrant shall be exercisable by such person in whole at any time or in part from time to time for the number of shares of Common Stock into which the Shares would be convertible pursuant to the Certificate of Designations at the time of exercise, and the remaining terms of this Warrant shall apply to such exercise mutatis mutandis.

3.             Exercise of Warrant; Term.

(a)            On the terms and subject to the conditions, requirements and procedures set forth herein, on and after [•], 2024, and prior to 5:00 p.m. New York City time, on the seven (7) year anniversary of the Issue Date (the “Expiration Time”) this Warrant may be exercised by the Warrantholder, in whole or in part, from time to time, at any time after 9:00 a.m., New York City time, on the Issue Date by (x) the delivery by the Warrantholder to the Company of a Notice of Exercise and (y) if applicable, payment by the Warrantholder to the Company of the Exercise Price for the Shares specified in such Notice of Exercise pursuant to Section 3(b).

(b)            Payment of the Exercise Price for the Shares in any exercise pursuant to Section 3(a) shall be effected by the Company withholding, from the Shares that would otherwise be delivered to the Warrantholder upon such exercise, an amount of Shares equal in value to the aggregate Exercise Price in respect of the Shares as to which this Warrant is so exercised, based on the Market Price on the business day immediately prior to the date on which this Warrant is exercised.

(c)            If the Warrantholder exercises a portion (but not all) of this Warrant pursuant to Section 3(a), the Warrantholder will, at the option of the Warrantholder, be entitled to receive from the Company, within a reasonable time, and in any event not exceeding three (3) business days after notice thereof to the Company, a new Warrant Certificate in substantially identical form to this Warrant Certificate, but for the purchase of that number of Shares that remain issuable pursuant to this Warrant.

(d)            If the Warrantholder does not elect to receive a new Warrant Certificate in accordance with Section 3(c), then, notwithstanding anything herein to the contrary, the Warrantholder shall not be required to physically surrender this Warrant to the Company until this Warrant has been exercised in full, in which case, the Warrantholder shall surrender this Warrant to the Company for cancellation within three (3) business days after the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in the issuance of a portion of the total number of Shares issuable hereunder shall have the effect of lowering the outstanding number of Shares issuable hereunder in an amount equal to the applicable number of Shares issued upon such partial exercises hereof. The Warrantholder and the Company shall maintain records showing the number of Shares issued upon partial exercises hereof and the date of such issuances. The Company shall inform the Warrantholder if a Notice of Exercise has not been duly completed within three (3) business days of receipt of such notice, but shall not refuse or object to the issuance of the Shares upon receipt of, and pursuant to, a duly completed Notice of Exercise. The Warrantholder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this Section 3, following the exercise of a portion of this Warrant, the number of Shares issuable hereunder at any given time may be less than the amount stated on the face hereof.

(e)            Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a public offering or a sale of the Company (pursuant to a merger, sale of stock, or otherwise), such exercise may, at the election of the Warrantholder (as set forth in the applicable Notice of Exercise), be conditioned upon the consummation of such transaction, in which case, such exercise shall not be deemed to be effective until immediately prior to the consummation of such transaction.

(f)            At the Expiration Time, this Warrant shall terminate and the Warrantholder shall have no right to acquire any shares pursuant hereto, other than settlement of any exercise pursuant to Section 3(a) that properly occurred prior to the Expiration Time.

4.             Limitation of Exercise. The Warrantholder shall have no right to exercise this Warrant, and the Company shall have no obligation to effect any exercise of this Warrant, to the extent that after giving effect to any exercise of this Warrant, such exercise would or would reasonably be expected to (a) cause the Warrantholder, its affiliates or any of their partners or principals to (i) “control” the Company or be required to become a bank holding company, in each case, pursuant to the BHC Act, its implementing regulations or the terms of any commitment made to the Federal Reserve by the Warrantholder or its affiliates; or (ii) serve as a source of financial strength to the Company pursuant to the BHC Act; or (b) require the Warrantholder, its affiliates or any of their partners or principals to have made any advance filing with, obtained any approval, authorization consent, permit or license of, or provided notice to, any Governmental Entity under Law (which such filing has not been made, or approval, authorization, consent, permit or license has not been obtained or such notice has not been duly provided), including the expiration of any waiting periods associated therewith (including any extensions thereof).

5.             Covenants and Representations of the Company. The Company hereby represents, covenants and agrees, as applicable:

(a)            Except and to the extent as waived or consented to by the Warrantholder, the Company shall not by any action, including amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or intentionally seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Warrantholder as set forth in this Warrant against impairment.

(b)            The Company shall (i) not increase the par value of any Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) issue duly authorized, validly issued, fully paid and non-assessable Shares upon the proper exercise of this Warrant, and (iii) use reasonable best efforts to (x) obtain all such authorizations, exemptions or consents required of the Company from any Governmental Entity as may be necessary to enable the Company to perform its express obligations under this Warrant and (y) take all necessary actions so that the Shares may be issued without violation of Law or any requirement of any securities exchange on which the Shares or the Common Stock are listed or traded.

(c)            Before taking any action which would result in an adjustment in the number of Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, and take all such corporate action, as may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Shares at the Exercise Price as so adjusted.

(d)            The Company shall solely for the purpose of providing for the exercise of this Warrant (A) reserve that number of shares of NVCE Stock sufficient for issuance upon exercise of this Warrant and (B) promptly following the Company’s receipt of the Requisite Stockholder Vote and the filing and acceptance of the Charter Amendment with the Delaware Secretary of State, reserve Common Stock sufficient for issuance of shares of Common Stock upon conversion of such shares of NVCE Stock in full without regard to any limitation on such conversion in accordance with their terms.

6.             Issuance of Shares; Authorization; Listing. In the event of any exercise of this Warrant in accordance with and on the terms and subject to the conditions hereof, any Shares issued pursuant to such exercise, if applicable, shall be issued in such name(s) as the Warrantholder may designate and shall be delivered by the Company to such named person(s) within three (3) business days after the date on which this Warrant has been duly exercised in accordance with the terms hereof. Any such delivery shall be made via book-entry transfer crediting the account of the Warrantholder through the Company’s transfer agent and registrar for the NVCE Stock. The Company hereby represents and warrants that any Shares issued upon the exercise of this Warrant in accordance with Section 3 shall, subject to the Requisite Stockholder Vote and the filing and acceptance of the Charter Amendment with the Delaware Secretary of State, be duly authorized, validly issued, fully-paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free and clear of all Liens (other than transfer restrictions imposed under Law or the Investment Agreement or Liens created by the Warrantholder occurring prior to, or contemporaneously with, such exercise). The Company agrees that the Shares so issued shall be deemed to have been issued if this Warrant is exercised pursuant to Section 3 (the person to whom such Shares shall be deemed to have been so issued in accordance with Section 2, the “Share Recipient”) as of the close of business on the date on which the Notice of Exercise is delivered to the Company in accordance with the terms hereof (it being agreed that payment of the Exercise Price by net settlement pursuant to Section 3(b) shall be deemed to occur by delivery to the Company of the Notice of Exercise), notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares may not be actually delivered on such date. The Company will (a) procure, at its sole expense, the listing of the Shares and other securities issuable upon exercise of this Warrant (solely to the extent they are shares of Common Stock), subject to issuance or notice of issuance on all stock exchanges on which the Common Stock is then listed or traded, and (b) use reasonable best efforts to maintain the listing of such Shares after issuance. The Company will use reasonable best efforts to ensure that the Shares may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares are listed or traded.

7.             Compliance with Securities Laws.

(a)            The Warrantholder, by acceptance hereof, acknowledges that the offer and sale of this Warrant and any Shares to be issued upon exercise hereof have not been registered under the Securities Act or under any U.S. state security Law and are being acquired pursuant to an exemption from registration under the Securities Act solely for the Warrantholder’s own account, and not as a nominee for any other party, and for investment with no present intention to distribute this Warrant (or any Shares issuable upon exercise hereof) to any person in violation of the Securities Act or any U.S. state securities Law, and that the Warrantholder will not offer, sell or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except pursuant to an effective registration statement, or an exemption from registration, under the Securities Act and any U.S. state securities Law.

(b)           Except as provided in Section 7(c), this Warrant and any Shares issued upon exercise hereof shall be stamped or imprinted with a legend in substantially the form (which, in the case of the Shares, shall be in the form of an appropriate book entry notation) set forth in Section 4.4(a) of the Investment Agreement.

(c)            The Company shall promptly cause such legend to be removed from any certificate or other instrument for this Warrant or the Shares and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to this Warrant or any Shares upon request of (x) the Warrantholder, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state laws or (y) the Warrantholder at a time when the offer and sale of this Warrant or the Shares have been registered under the Securities Act (unless subject to any transfer restrictions under Rule 144 for affiliates) or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of this Warrant or the Shares without volume and manner of sale restrictions.

(d)            The Company and the Warrantholder acknowledge that the Shares issuable upon exercise of this Warrant, including the Common Stock issuable upon conversion of the Shares, shall be entitled to the benefits of the Registration Rights Agreement, as the same may be amended, amended and restated or supplemented from time to time.

8.             No Fractional Shares or Scrip. No fractional Shares or scrip representing fractional Shares shall be issued upon any exercise of this Warrant. In lieu of any fractional Share to which the Share Recipient would otherwise be entitled, the Share Recipient shall be entitled to receive a cash payment equal to the Market Price on the last business day preceding the date of exercise less the portion of the Exercise Price attributable to such fractional share; provided that, if the making of a cash payment in lieu of the issuance of a fractional share is prohibited by Law or contract, the number of shares issued by the Company upon exercise of this Warrant shall be rounded to the nearest whole share.

9.             No Rights as Stockholders; Transfer Books. This Warrant does not entitle the Warrantholder to any rights of a holder of NVCE Stock prior to the date of exercise hereof. Effective immediately prior to the close of business on such date of exercise, the Share Recipient shall have any rights as a holder of NVCE Stock. The Company will at no time close its transfer books against Transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

10.            Transfer.

(a)            Subject to compliance with Law and Section 10(b), without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, or by means of electronic transmission, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2, and delivery of the form of assignment annexed hereto, duly completed and executed. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants certificate pursuant to this Section 10 shall be paid by the Company.

(b)            The Warrantholder shall be entitled to Transfer this Warrant only (i) in compliance with Section 4.2 of the Investment Agreement or (ii) to any person with the prior written consent of the Company.

11.            Registry of Warrant. The Company shall maintain a registry in which, subject to such reasonable regulations as it may prescribe, it shall register Warrant Certificates (showing the name and address of the Warrantholder as the registered holder of this Warrant) and exchanges and transfers thereof. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, and the Company shall be entitled to rely in all respects upon such registry, and the Company shall not be affected by any notice to the contrary, except any Transfer of the Warrant effected in accordance with the provisions of this Warrant, including Section 10.

12.            Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of the Warrant Certificate and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of any such mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall execute and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant Certificate, a new Warrant Certificate of like tenor and representing the right to purchase the same aggregate number of Shares issuable pursuant to such lost, stolen, destroyed or mutilated Warrant Certificate, less the number of Shares previously issued upon any exercise of this Warrant pursuant to Section 3.

13.            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then such action may be taken or such right may be exercised on the next succeeding day that is a business day.

14.            Rule 144 Information. The Company covenants that it will use reasonable best efforts to timely file all reports and other documents that may be required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as may be necessary to permit sales pursuant to Rule 144), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

15.            Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one section or subsection of this Section 15 is applicable to a single event, the section or subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one section or subsection of this Section 15 so as to result in duplication.

(a)            Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare, order, and pay or make a dividend or make a distribution on its NVCE Stock payable in shares of NVCE Stock (which shall not include any shares of NVCE Stock issued by the Company upon exercise of this Warrant), (ii) split, subdivide or reclassify the outstanding shares of NVCE Stock into a greater number of shares or (iii) combine or reclassify the outstanding shares of NVCE Stock into a smaller number of shares, in each case, then the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as applicable, upon exercise of this Warrant, shall be entitled to purchase the number of shares of NVCE Stock which such holder would have been entitled to receive in respect of the Shares after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as applicable. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment determined pursuant to the immediately preceding sentence, multiplied by (2) the Exercise Price in effect immediately prior to the record or effective date, as applicable, with respect to the dividend, distribution, split, subdivision, reclassification or combination giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant in full determined pursuant to the immediately preceding sentence.

(b)            Common Stock Issued at Less than the Applicable Price.

(i)            If the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for (or are otherwise linked to) Common Stock (in each case, other than Excluded Stock) for consideration per share less than the Applicable Price, then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Applicable Price absent the adjustments contemplated by this clause (b)(i), and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale. In such event, the number of shares of NVCE Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this subclause (i) of this Section 15(b), other than as would be contemplated by Section 15(b)(ii)(3)(D).

(ii)            For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon the exercise of this Warrant pursuant to this Section 15(b), the following provisions shall be applicable:

(1)	In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the cash paid therefor before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(2)	In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts, commissions or placement fees allowed, paid or incurred by the Company for any underwriter, placement agent or otherwise in connection with the issuance and sale thereof.

(3)	In the case of the issuance of (x) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (y) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(A)	The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 15(b)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights, plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(B)	The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 15(b)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(C)	On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to (or less favorable than) the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(D)	Upon the expiration of any options, warrants or rights to purchase equity or equity-linked securities, in each case, which shall not have been exercised and for which any adjustment was made pursuant to this Section 15(b) upon the issuance or sale thereof, the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect hereunder shall, upon such expiration, be recomputed to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights.

(E)	If the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price or the number of Shares issuable upon the exercise of this Warrant shall be made for the actual issuance of NVCE Stock upon the exercise, conversion or exchange hereof.

(c)            Issuance of Stock Purchase Rights. If the Company issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Market Price on the date immediately preceding the Ex-Date for such issuance, then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such issuance by the following fraction:

OS0 + Y
OS0 + X

Where,

OS0 = the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X = the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Market Price on the date immediately preceding the Ex-Date for the issuance of such rights or warrants.

Any adjustment pursuant to this Section 15(c) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such issuance. For the purposes of this Section 15(c), the number of shares of Common Stock at the time outstanding shall not include shares held in treasury by the Company. The Company shall not issue any such rights or warrants in respect of shares of the Common Stock held in treasury by the Company. In the event that such rights or warrants described in this Section 15(c) are not so issued, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Exercise Price that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Exercise Price shall be readjusted to such Exercise Price that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be reasonably determined by the Board of Directors).

(d)            Debt or Asset Distributions. If the Company distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in Section 15(a), any rights or warrants referred to in Section 15(c), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time on the Trading Day immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Current Market Price per share of Common Stock on such date.

FMV = the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board of Directors; provided that, if “FMV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each holder of shares of Common Stock shall receive on the date on which such distribution is made to holders of Common Stock, for each share of Common Stock issuable upon exercise of this Warrant, the amount of such distribution such Warrantholder would have received had such Warrantholder owned a number of shares of Common Stock issuable (assuming payment of the Exercise Price in Shares) pursuant to this Warrant on the Ex-Date for such distribution.

In a “spin-off,” where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit, the Exercise Price with respect to such Warrantholder will be adjusted on the fifteenth (15th) Trading Day after the effective date of the distribution by multiplying such Exercise Price in effect immediately prior to such fifteenth (15th) Trading Day by the following fraction:

MP0
MP0+ MPs

Where,

MP0 = the average of the Market Prices of the Common Stock over the first (1st) ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution.

MPs = the average of the Market Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first (1st) ten (10) Trading Days commencing on and including the fifth (5th) Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as reasonably determined by the Board of Directors.

Any adjustment pursuant to this Section 15(d) shall become effective immediately prior to 9:00 a.m., New York City time, on the Ex-Date for such distribution. In the event that such distribution described in this Section 15(d) is not so paid or made, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Exercise Price that would then be in effect if such dividend or distribution had not been declared.

(e)            Cash Distributions. If the Company makes a distribution consisting exclusively of cash to all holders of Common Stock, excluding (i) any cash that is distributed in a Business Combination or as part of a “spin-off” referred to in Section 15(d), (ii) any dividend or distribution in connection with the Company’s liquidation, dissolution or winding-up, and (iii) any consideration payable in connection with a tender or exchange offer made by the Company or any of its Subsidiaries, then in each event, the Exercise Price in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:

SP0 – DIV
SP0

Where,

SP0 =     the Market Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date.

DIV =     the amount per share of Common Stock of the cash distribution, as determined pursuant to the introduction to this Section 15(e).

In the event that any distribution described in this Section 15(e) is not so made, the Exercise Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Exercise Price which would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “DIV” as set forth above is equal to or greater than “SP0” as set forth above, in lieu of the foregoing adjustment, adequate provision shall be made so that each Warrantholder shall have the right to receive on the date on which the relevant cash dividend or distribution is distributed to holders of Common Stock, for each share of Common Stock issuable upon exercise of this Warrant, the amount of cash such Warrantholder would have received had such Warrantholder owned a number of shares of Common Stock issuable (assuming payment of the Exercise Price in Shares) pursuant to this Warrant on the Ex-Date for such distribution.

(f)            Self-Tender Offers and Exchange Offers. If the Company or any of its Subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Market Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Exercise Price will be adjusted by multiplying the Exercise Price in effect at 5:00 p.m., New York City time prior to the commencement of the offer by the following fraction:

OS0 x SP0
AC + (SP0 x OS1)

Where,

SP0 = the Market Price per share of Common Stock on the Trading Day immediately succeeding the commencement of the tender or exchange offer.

OS0 = the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1= the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer (after giving effect to such tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as reasonably determined by the Board of Directors.

Any adjustment made pursuant to this Section 15(f) shall become effective immediately prior to 9:00 a.m., New York City time, on the Trading Day immediately following the expiration of the tender or exchange offer. In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable Law from effecting any such purchases, or all such purchases are rescinded, then the Exercise Price shall be readjusted to be such Exercise Price that would then be in effect if such tender offer or exchange offer had not been made.

(g)            Rights Plans. To the extent that the Company has a rights plan in effect with respect to the Common Stock on any exercise date, upon issuance of any Common Stock, the Warrantholders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such exercise date, the rights have separated from the shares of Common Stock, in which case the Exercise Price will be adjusted at the time of separation as if the Company had made a distribution to all holders of Common Stock as described in Section 15(d), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(h)            Rounding of Calculations; Minimum Adjustments. All calculations under this Section 15 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. No adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-hundredth (1/100th) of a share of NVCE Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or one-hundredth (1/100th) of a share of NVCE Stock or more.

(i)            Timing of Issuance of Additional NVCE Stock Upon Certain Adjustments. In any case in which (i) the provisions of this Section 15 shall require that an adjustment shall become effective immediately after a record date (the “Subject Record Date”) for an event, and (ii) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event, (A) issuing to the Warrantholder or Share Recipient (as applicable) the additional shares of NVCE Stock issuable upon such exercise by reason of the adjustment required by such event and (B) paying to such Warrantholder or Share Recipient (as applicable) any amount of cash in lieu of a fractional share of NVCE Stock; provided, however, that the Company upon request shall deliver to such Warrantholder or Share Recipient a due bill or other appropriate instrument evidencing such Warrantholder’s or Share Recipient’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(j)            Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 15, the Company shall cause a statement setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof to be delivered the Warrantholder as promptly as practicable after the event giving rise to such adjustment at the address appearing in the Warrant registry.

(k)            Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 15 (but only if the action of the type described in this Section 15 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary (provided that in no event shall such notice contain any information that, at the time such notice is delivered, the Company reasonably believes to be material, non-public information) to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action that would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(l)            Adjustment Rules. Any adjustments pursuant to this Section 15 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the NVCE Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the NVCE Stock.

(m)           Prohibited Actions.

(i)            The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of NVCE Stock issuable after such action upon exercise of this Warrant, together with all shares of NVCE Stock then outstanding and all shares of NVCE Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of NVCE Stock then authorized by the Company Certificate of Incorporation.

(ii)            Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price or the number of Shares shall be permitted to the extent that such adjustment would cause the Warrantholder (together with its affiliates or any other party with which the Warrantholder may be aggregated for purposes of the BHC Act, Change in Bank Control Act or any successor or similar law) to own or be deemed to control (A) [•]% or more of any class of voting securities of the Company (unless such holder has obtained approval to own more than 10%, and in such case, the applicable limit shall be 24.9% or such lower number contained in any approval) or (B) one-third or more of the Company’s “total equity,” in each case as interpreted and calculated in accordance the BHC Act, the Change in Bank Control Act, and their implementing regulations, including 12 CFR 225.34.

16.            Business Combinations. In case of any Business Combination, the Warrantholder’s right to receive Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination, into the right to acquire the number of shares of stock or other securities or property (including cash) that a holder of the number of Shares immediately prior to such Business Combination would have been entitled to receive upon consummation of such Business Combination (without taking into account any limitations or restrictions on the exercisability of this Warrant). In determining the kind and amount of stock, securities or the property (including cash) receivable upon the occurrence of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right at the same time to make the same election with respect to the number of shares of stock or other securities or property which the Warrantholder would have been entitled to receive upon exercise of this Warrant by providing a written notice of such election to the Company.

17.            Transfer Taxes. The Company shall bear and pay any and all transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes in connection with, or arising by reason of, any issuance or delivery of this Warrant or any shares of NVCE Stock issuable upon exercise of this Warrant; provided that the Company shall not be required to pay any such tax that may be payable in connection with any exercise of this Warrant to the extent such tax is payable because the registered holder of this Warrant requests NVCE Stock to be registered in a name other than such registered holder’s name and no such NVCE Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and the Warrantholder shall reasonably cooperate to avoid or minimize the imposition of transfer taxes, stamp taxes or duties, documentary taxes, or other similar taxes on the transactions described in the first sentence of this Section 17.

18.            Withholding. Notwithstanding any other provision of this Warrant, the Company and any applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable to the Warrantholder such amounts as are required to be deducted or withheld with respect to this Warrant under the Code or any other applicable Tax Law. If the Warrantholder is deemed for U.S. federal income Tax purposes to have received a distribution with respect to this Warrant, the Company or any applicable withholding agent may satisfy any resulting applicable withholding obligations (including backup withholding) required by applicable Law imposed in connection with such deemed distribution by withholding from any other payments due to, or amounts of, the Warrantholder.

19.            Other Warrants. Following the date hereof, if the Company or any Affiliate of the Company (i) amends any Other Warrant or enters into an agreement in connection with any Other Warrant or (ii) enters into any additional warrant purchase agreement or similar agreement with any other Person for the issuance of Securities or Warrants pursuant to any Other Warrant, (any such document in the foregoing clauses (i) or (ii), a “Warrant Agreement Amendment”), in each case, that that has the effect of establishing rights or otherwise benefiting any purchaser party to any Warrant Agreement Amendment in a manner that is more favorable compared to the rights, benefits and obligations of the Warrantholder under this Warrant, the Company agrees that the Warrantholder shall be entitled to the benefits of such provisions contained in such Warrant Agreement Amendment.

20.            Miscellaneous. The provisions of Article VI of the Investment Agreement are hereby incorporated by reference into this Warrant, mutatis mutandis, as if they were restated in full, with each reference to “this Agreement” in such sections of the Investment Agreement being deemed a reference to this Warrant.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer as of the Issue Date.

FIRST FOUNDATION INC.

By:
Name:
Title:
Address:

Attest:

By:
Name:
Title:

[Signature Page to Warrant]

Acknowledged and Agreed:

[PURCHASER]

By:
Name:
Title:

[Signature Page to Warrant]

[Form of Notice of Exercise]

Date: ______________

TO:      [__________]

FIRST FOUNDATION INC.

RE: Election to Subscribe for and Purchase Series C Non-Voting Common Equivalent Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby exercises the Warrant for the number of shares of the Series C Non-Voting Common Equivalent Stock (the “NVCE Stock”) set forth below and directs the Company to issue such shares of NVCE Stock to the Share Recipient set forth below. The undersigned, in accordance with Section 3(b) of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares (as such price may be adjusted in accordance with Section 15 of the Warrant) of NVCE Stock pursuant to the net settlement provisions of Section 3(b) of the Warrant. A new warrant evidencing the remaining shares of NVCE Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name set forth below.

Number of Shares of NVCE Stock Exercised: _______________

Share Recipient(s): _______________

Number of Shares of NVCE Stock to be Delivered After Application of Net Settlement Provisions of Section 3(b): _______________

Name and Address of Person to be Issued New Warrant: ________________________________

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

[Form of Assignment to be Executed if Warrantholder
Desires to Transfer Warrants Evidenced Hereby]

FOR VALUE RECEIVED assigns and transfers unto	hereby sells,

(Please print name) identifying	(Please insert social security or other number)

Address

(City, including zip code)

the right to purchase ________ shares of Series C Non-Voting Common Equivalent Stock pursuant to the Warrant represented by the within Warrant Certificate and does hereby irrevocably constitute and appoint _______________ as attorney to transfer said Warrant Certificate with full power of substitution in the premises.

Signature

(Signature must conform in all respects to name of holder as specified on the face of the Warrant Certificate and must bear a signature guarantee by a bank, trust company or member broker of the New York, Midwest or Pacific Stock Exchange)
Signature Guaranteed

[Form of Notice of Exercise]

Exhibit D

Registration Rights Agreement

Exhibit D

REGISTRATION RIGHTS AGREEMENT

by and among

First Foundation Inc.

and

the Purchasers party hereto

Dated as of [•], 2024

Page

Section 1.	Definitions	1
Section 2.	Registration Rights	6

(a)	Shelf Registration Statement	6
(b)	Right to Request Shelf Take-Down	7
(c)	[reserved]	7
(d)	Limitations on Shelf Take-Downs	8
(e)	Piggyback Registration	8
(f)	Selection of Underwriters; Right to Participate	9
(g)	Priority of Securities Offered Pursuant to Underwritten Shelf Take-Downs	9
(h)	Priority of Securities Offered Pursuant to Piggyback Registration	10
(i)	Postponement; Suspensions; Blackout Period	11
(j)	Supplements and Amendments	11
(k)	Subsequent Holder Notice	12

Section 3.	Registration Procedures	12

(a)	Filing and Other Procedures	12
(b)	Conditions to Registration Rights	16

Section 4.	Indemnification	17

(a)	Indemnification by the Company	17
(b)	Indemnification by the Stockholders	18
(c)	Notices of Claims, etc	18
(d)	Contribution	19
(e)	No Exclusivity	19

Section 5.	Covenants Relating to Rule 144	20

Section 6.	Termination; Survival	20

Section 7.	Miscellaneous	20

(a)	Governing Law	20
(b)	Waiver of Jury Trial	21
(c)	Entire Agreement	21
(d)	Amendments and Waivers	21
(e)	Successors and Assigns	22
(f)	Expenses	22

(g)	Counterparts, Execution	22
(h)	Severability	22
(i)	Notices	23
(j)	Specific Performance	23
(k)	Interpretation	23
(l)	Limitations on Subsequent Registration Rights	24
(m)	Further Assurances	24

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT, dated as of [•], 2024 (this “Agreement”), is by and among First Foundation Inc., a Delaware corporation (the “Company”), and the undersigned parties listed as “Purchaser” on the signature pages hereto (each, a “Purchaser” and, collectively, the “Purchasers”).

RECITALS

WHEREAS, on the date hereof, in accordance with the terms of those certain Investment Agreements, between the Company and each Purchaser (the “Investment Agreements”), the Company issued to the Purchasers (a) an aggregate of [•] shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”), (b) an aggregate of [•] shares of Convertible Preferred Stock (as defined below), convertible into shares of Common Stock in accordance with the terms set forth in the Certificate of Designations, and (c) warrants to purchase an aggregate of [•] shares of Series C Preferred Stock (as defined below) (the “Warrants”), in each case in accordance with the terms of the applicable Warrant; and

WHEREAS, the Company and the Purchasers are entering into this Agreement in order to grant certain registration rights described herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1.            Definitions. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities by contract or otherwise, provided that “Affiliate” shall not include any portfolio company of any investment fund affiliated with or managed by such Person. For purposes of this Agreement, (a) the Company and its subsidiaries, on the one hand, and any Stockholder, on the other, shall not be considered Affiliates, and (b) Mubadala, members of the Mubadala Group and other direct or indirect owners of Fortress Investment Group LLC shall not be deemed Affiliates of the Anchor Stockholder or of any of its Affiliates. As used in this definition, “Mubadala” means Mubadala Investment Company PJSC, and “Mubadala Group” means any Person controlling, controlled by or under common control with Mubadala that is not also controlled by Fortress Investment Group LLC.

“Agreement” has the meaning set forth in the Preamble.

“Anchor Stockholder” means CF 1Foundation Investors LP.

“As-Converted Basis” means, at any time, the applicable number of shares of Common Stock issued and outstanding, counting as shares of Common Stock issued and outstanding, without duplication, all shares of Common Stock (A) issued and outstanding, (B) into which shares of Convertible Preferred Stock issued and outstanding are convertible, and (C) into which shares of Convertible Preferred Stock issuable upon exercise of Warrants are convertible.

“Block Trade” means a registered securities offering in which an underwriter agrees to purchase Registrable Securities at an agreed price or pricing formula without a prior public marketing process (also may be commonly referred to as an overnight transaction).

“Board of Directors” means the board of directors of the Company, including, unless the context otherwise requires, any duly authorized committee thereof.

“Business Day” means any day, other than a Saturday, Sunday or other day on which banking institutions in the city of New York, New York are required or authorized by Law to be closed.

“Certificate of Designations” means, collectively, the Certificate of Designations (Series A), the Certificate of Designations (Series B) and the Certificate of Designations (Series C).

“Certificate of Designations (Series A)” means the Certificate of Designations of the Series A Preferred Stock, filed with the Secretary of State of the State of Delaware and effective on [•], 2024.

“Certificate of Designations (Series B)” means the Certificate of Designations of the Series B Preferred Stock, filed with the Secretary of State of the State of Delaware and effective on [•], 2024.

“Certificate of Designations (Series C)” means the Certificate of Designations of the Series C Preferred Stock, filed with the Secretary of State of the State of Delaware and effective on [•], 2024.

“Closing” means the closing of the purchase and sale and issuance of (a) shares of Common Stock, (b) shares of Convertible Preferred Stock and (c) Warrants, in each case, pursuant to the Investment Agreements.

“Common Stock” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Convertible Preferred Stock” means, collectively, the Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock.

“End of Suspension Notice” has the meaning set forth in Section 2(i)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Entity” means any court, administrative agency, commission, regulatory agency or other federal, state, local or foreign governmental authority or instrumentality or any applicable self-regulatory organization.

“Investment Agreements” has the meaning set forth in the Recitals.

“Law” means any applicable law, statute, code, ordinance, rule, regulation, requirement, policy or order of any Governmental Entity.

“Lock Up Period” means the period from the date of Closing to (and including) the one hundred eighty (180) day anniversary of the Closing.

“Losses” has the meaning set forth in Section 4(a).

“Minimum Amount” means $15 million.

“Permitted Reg Rights Holders” means (a) the Anchor Stockholder, (b) each Purchaser and its respective Affiliates and (c) any Person to whom Registrable Securities representing at least 2% of the then-outstanding shares of Common Stock (on an As-Converted Basis) are transferred in accordance with Section 7(e), other than in a transaction that results in such securities ceasing to be Registrable Securities.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Governmental Entity, a trust or other entity or organization.

“Piggyback Registration” has the meaning set forth in Section 2(e).

“Piggyback Stockholder” has the meaning set forth in Section 2(e).

“Preferred Stock Registration Event” means the date that is the one hundred and twentieth (120th) day after the date of issuance of the Convertible Preferred Stock, if the Requisite Stockholder Vote is not obtained by the Company on or prior to such date.

“Prospectus” means the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act), as amended or supplemented by any prospectus supplement or any issuer free writing prospectus (as defined in Rule 433 under the Securities Act), with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means a public offering and sale of equity securities for cash pursuant to an effective Registration Statement under the Securities Act.

“Registrable Securities” means any (a) shares of Common Stock issued pursuant to any Investment Agreement, (b) following the occurrence of a Preferred Stock Registration Event, shares of Convertible Preferred Stock (including Convertible Preferred Stock issuable upon exercise of Warrants), and (c) shares of Common Stock issued or issuable upon conversion of shares of Convertible Preferred Stock and exercise of Warrants, including, in each case, any securities acquired as a result of any reclassification, recapitalization, stock split or combination, exchange or readjustment of such shares of Common Stock or Convertible Preferred Stock or the Warrants, or any stock dividend or stock distribution in respect of such share of Common Stock or Convertible Preferred Stock or the Warrants; provided that such securities shall cease to be Registrable Securities on the earliest to occur of (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement; (B) such securities shall have been sold in accordance with Rule 144 and the restrictive legend shall have been removed; (C) such securities shall have been transferred in a transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities in accordance with the terms hereof; (D) such securities shall have been otherwise transferred, new certificates or book entries credits for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (E) such securities have ceased to be outstanding; or (F) with respect to the Stockholders other than the Anchor Stockholder, the date on which Rule 144 (or other similar exemption under the Securities Act then in force) is available for the sale of such shares of Common Stock without regard to volume limitations or manner of sale requirements of Rule 144.

“Registration Expenses” means all expenses incurred in effecting any registration or any offering and sale pursuant hereto or otherwise incident to the performance of or compliance with this Agreement, whether or not any Registrable Securities are sold under a Registration Statement in connection therewith, including registration, qualification, listing and filing fees (including all SEC, stock exchange and Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fees, as applicable), word processing, printing and copying expenses, messenger, telephone and delivery expenses, all transfer agent and registrar fees and expenses, fees and disbursements of all law firms of the Company and all accountants and other persons retained by the Company (including the expenses of any opinions, audits/reviews or comfort letters and updates thereof required by or incident to such performance), any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, all fees and expenses of any special experts or other persons retained by the Company in connection with any registration, all expenses related to the “road show” for any underwritten offering, including all travel, meals and lodging, and any blue sky (including reasonable fees and disbursements of counsel to any underwriter incurred in connection with blue sky qualifications of the Registrable Securities as may be set forth in any underwriting agreement) and other securities Laws fees and expenses, as well as all internal fees and expenses of the Company (including all salaries and expenses of its officers and employees performing legal or accounting duties) and any other fees and disbursements customarily paid by the issuers of securities. Notwithstanding anything herein to the contrary, Registration Expenses shall not include Selling Expenses. In addition, in connection with any registration or underwritten offering pursuant hereto, the Company shall pay or reimburse the Stockholders for the reasonable and documented fees and expenses of one (1) nationally recognized law firm, chosen by the holders of a majority of the Registrable Securities included in such registration or underwritten offering (or, in the case of a Block Trade, the Stockholder that initiated such Block Trade), as their counsel, including, for the avoidance of doubt, in connection with any Underwritten Shelf Take-Down or Piggyback Registration and filing of a Shelf Registration Statement; provided that the Company shall not be responsible for any such fees and expenses that exceed $150,000 for the first Underwritten Shelf Take-Down and $100,000 for any subsequent Underwritten Shelf Take-Down, in each case, pursuant hereto. Nothing in this definition shall impact any agreement on expenses solely between the Company and any underwriter.

“Registration Statement” means any registration statement (including any Shelf Registration Statement) of the Company under the Securities Act which permits the Public Offering of any of the Registrable Securities pursuant to the provisions hereof, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Requisite Stockholder Vote” has the meaning of such term in the Investment Agreements.

“Rule 144” means Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts and selling commissions associated with effecting any sales of Registrable Securities under any Registration Statement by the Stockholders and all stock transfer taxes applicable to the sale or transfer by the Stockholders of Registrable Securities to the underwriter(s) pursuant hereto.

“Series A Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series A Noncumulative Convertible Preferred Stock, having the terms set forth in that certain Certificate of Designations (Series A).

“Series B Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series B Noncumulative Convertible Preferred Stock, having the terms set forth in that certain Certificate of Designations (Series B).

“Series C Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company designated as Series C Non-Voting Common Equivalent Stock, having the terms set forth in that certain Certificate of Designations (Series C).

“Shelf Period” has the meaning set forth in Section 2(a).

“Shelf Registration Statement” has the meaning set forth in Section 2(a).

“Shelf Take-Down” has the meaning set forth in Section 2(b).

“Special Registration” means the registration (a) in connection with any employee stock option or other benefit plan, (b) for an exchange offer, as part of a merger, consolidation or similar transaction or for an offering of securities solely to the Company’s existing stockholders, (c) for an offering solely of debt that is convertible into equity securities of the Company, or (d) for a dividend reinvestment plan.

“Stockholders” means the Permitted Reg Rights Holders that hold Registrable Securities.

“Suspension” has the meaning set forth in Section 2(i)(i).

“Suspension Notice” has the meaning set forth in Section 2(i)(i).

“Underwritten Shelf Take-Down” has the meaning set forth in Section 2(b).

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 2(b).

“Warrants” has the meaning set forth in the Recitals.

Section 2.            Registration Rights.

(a)            Shelf Registration Statement. The Company will use its reasonable best efforts to promptly file with the SEC, no later than 150 days following the date of this Agreement, a shelf registration statement on Form S-3 (or successor form) (except if the Company is then ineligible to register for resale the Registrable Securities on Form S-3, such registration shall be on such other form available to register for resale the Registrable Securities as a secondary offering (including Form S-1)) (the “Shelf Registration Statement”) covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but no later than the earlier of (i) 180 days following the date of this Agreement and (ii) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Company shall promptly provide any SEC comments received to Stockholders named in such Registration Statement and will promptly respond to any such SEC comments. In the event the Company files the Shelf Registration Statement on a Form S-1, the Company shall use its reasonable best efforts to convert such Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3. Such Shelf Registration Statement shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Stockholder named therein. The Shelf Registration Statement may also cover any other securities of the Company and other holders of the Company’s securities; provided that, for the avoidance of doubt, such other holders shall not be entitled to the rights of “Stockholders” hereunder. The Company shall maintain the continuous effectiveness of the Shelf Registration Statement for the maximum period permitted by SEC rules, subject to any Suspension that may occur as described in Section 2(i), and shall promptly prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf Registration Statement effective until such time as there are no longer any Registrable Securities outstanding (such period during which a Shelf Registration Statement is effective, the “Shelf Period”). The Company shall use its reasonable best efforts to promptly replace any Shelf Registration Statement at or before expiration, if applicable, with a successor effective Shelf Registration Statement until such time as there are no longer any Registrable Securities outstanding.

(b)            Right to Request Shelf Take-Down. At any time and from time to time during the Shelf Period, one or more Stockholders may, by written notice to the Company, request an offering pursuant to the Shelf Registration Statement of all or part of the Registrable Securities held by such Stockholders (a “Shelf Take-Down”). Any Stockholder may, after any Shelf Registration Statement becomes effective, deliver a written notice to the Company (the “Underwritten Shelf Take-Down Notice”) specifying that a Shelf Take-Down is intended to be conducted through an underwritten offering (including by means of a Block Trade) (such underwritten offering, an “Underwritten Shelf Take-Down”), which notice shall specify the number and type of Registrable Securities intended to be included in such Underwritten Shelf Take-Down and the intended method(s) of distribution thereof; provided that the Stockholders may not, without the Company’s prior written consent, request an Underwritten Shelf Take-Down the reasonably anticipated aggregate gross proceeds of which shall be less than the Minimum Amount, unless the number of Registrable Securities to be sold in such offering represents all of such Stockholder’s remaining Registrable Securities. The Company and the Stockholders participating in an Underwritten Shelf Take-Down will enter into an underwriting agreement (including a customary lock-up, not to exceed ninety (90) days, if requested by the managing underwriter(s) in customary form with the managing underwriter(s) selected for such offering). The Company may include in any Underwritten Shelf Take-Down (other than a Block Trade) pursuant to this Section 2(b) any additional securities of the same class without the prior written consent of the Stockholders participating in the Underwritten Shelf Take Down. Notwithstanding anything to the contrary herein, (A) if a Stockholder wishes to engage in (i) a Shelf Take-Down in the form of a Block Trade, (1) such Stockholder shall notify the Company of the Block Trade not less than three (3) Business Days prior to the day such Block Trade is to commence, (2) Persons other than the Stockholder shall not be entitled to make a demand for, receive notice of, or elect to participate in, such Block Trade and (3) such Stockholder shall not be required to notify any other Person (except the Anchor Stockholder) of such Block Trade or permit any other Person to participate in such Block Trade, or (ii) a Shelf Take-Down that is not an Underwritten Shelf Take-Down, (1) such Shelf Take-Down may be made for less than the Minimum Amount, (2) Persons other than the Anchor Stockholder shall not be entitled to make a demand for, receive notice of, or elect to participate in, such Shelf Take-Down and (3) such Stockholder shall not be required to notify any other Person of such Shelf Take-Down or permit any other Person to participate in such Shelf Take-Down, and (B) any Stockholder not included in a Block Trade shall not be subject to any underwriter lock-up or be required to enter into or sign any lock-up in connection with such Block Trade. Notwithstanding anything to the contrary contained herein, the Company will not be in breach of this Agreement if an underwriter will not agree to the lock-up terms required by this Section 2(b).

(c)            [reserved].

(d)            Limitations on Shelf Take-Downs. Following the expiration of the Lock Up Period, the Stockholders shall be entitled to request a maximum of three (4) Underwritten Shelf Take-Downs (including Block Trades) pursuant to Section 2(b); provided that the Company shall not be obligated to effect any Underwritten Shelf Take-Down (including a Block Trade) within ninety (90) days after the pricing date of a previous Underwritten Shelf Take-Down, in each case, that is a marketed underwritten deal (for the avoidance of doubt, excluding a Block Trade). Any Underwritten Shelf Take-Down (including a Block Trade) must be for at least the Minimum Amount, unless the number of Registrable Securities to be sold in such offering represents all of the remaining Registrable Securities of the initiating Stockholder. Notwithstanding anything to the contrary herein, Stockholders shall be entitled to an unlimited number of Shelf Take-Downs that are not Underwritten Shelf-Take Downs and such Shelf Take-Downs may be made for less than the Minimum Amount (for the avoidance of doubt, in the case of such non-underwritten Shelf-Take Downs, the Company shall not be required to perform the obligations applicable to underwritten offerings as set forth in Section 3).

(e)            Piggyback Registration. If the Company proposes or is required to file a registration statement under the Securities Act with respect to an offering of Common Stock or similar equity securities of the Company, or the Company proposes a shelf take-down (other than (i) a Block Trade or (ii) an at-the-market offering), whether for its own account or for the account of one or more securityholders of the Company, on a form and in a manner that would permit registration of the Registrable Securities, other than any Special Registration, the Company shall give written notice as promptly as practicable, but not later than ten (10) days prior to the anticipated date of filing of such Registration Statement, or in the case of a shelf take-down, no later than five (5) days prior to the anticipated shelf take-down, to the Stockholders of its intention to effect such registration or shelf take-down and, in the case of each Stockholder, shall include in such registration or shelf take-down all of such Stockholder’s Registrable Securities (subject to Section 2(h)) with respect to which the Company has received a written request from such Stockholder for inclusion therein within three (3) days after the Company’s notice is given to such Stockholder (a “Piggyback Registration” and any such requesting Stockholder that has not withdrawn its Registrable Securities from such Piggyback Registration, a “Piggyback Stockholder” with respect to such Piggyback Registration). In the event that a Stockholder makes such written request, such Stockholder may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter(s), if any, at any time at least two (2) Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration or the date of the launch of the shelf take-down. The Company may postpone (provided that Piggyback Stockholders are given the option to withdraw their Registrable Securities from such postponed Piggyback Registration), terminate or withdraw any Piggyback Registration under this Section 2(e), whether or not any Stockholder has elected to include Registrable Securities in such registration. No Piggyback Registration shall count as an Underwritten Shelf Take-Down to which the Stockholders are entitled.

(f)             Selection of Underwriters; Right to Participate. The Stockholders delivering the Underwritten Shelf Take-Down Notice shall (as determined by holders of a majority of the Registrable Securities proposed to be included in the Underwritten Shelf Take-Down) shall have the right to select the managing underwriter(s) to administer an Underwritten Shelf Take-Down; provided that such managing underwriter(s) are reasonably acceptable to the Company. If a Piggyback Registration under Section 2(e) hereof is proposed to be underwritten, the Company shall so advise the Stockholders as a part of the written notice given pursuant to Section 2(e) hereof. In such event, the managing underwriter(s) to administer the offering shall be chosen solely by the Company. A Stockholder may participate in a registration or offering hereunder only if such Stockholder agrees to sell such Registrable Securities on the basis provided in any underwriting agreement with the underwriter(s) and completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably requested by the Company or the managing underwriter(s) under the terms of such underwriting arrangements customary for selling Stockholders to enter into in secondary underwritten public offerings; provided that the Stockholders shall only be required to make representations and warranties to the Company or the underwriters that are customary for such offerings under the circumstances (in no event, however, will the Stockholders be required to represent to the accuracy of the Company’s disclosure, other than information specifically related to such Stockholder’s ownership position (including the lack of liens on such shares), the number of Registrable Securities proposed to be sold by such Stockholder and the name and address of such Stockholder). Notwithstanding anything to the contrary herein, any underwriting agreement shall contain such representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of the Stockholders as are customarily made by issuers to selling Stockholders in secondary underwritten public offerings.

(g)            Priority of Securities Offered Pursuant to Underwritten Shelf Take-Downs. If the managing underwriter(s) of an offering pursuant to an Underwritten Shelf Take-Down shall advise the Company and the Stockholders in writing that, in its good faith opinion, the total number or dollar amount of shares of Common Stock requested to be included in such Underwritten Shelf Take-Down exceeds the number or dollar amount that can be sold in such offering without having an adverse effect on such offering, including the price at which such shares can be sold, then the Company shall include in such Underwritten Shelf Take-Down the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated (i) first, to Registrable Securities requested by the Stockholders to be included in such Underwritten Shelf Take-Down, pro rata among all such Stockholders on the basis of the number of Registrable Securities held by such Stockholders, (ii) second, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclause (i), to any securities requested to be included therein by the Company and (iii) third, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclauses (i) and (ii), to any securities requested to be included therein by any other Persons, allocated among such Persons on a pro rata basis or in such other manner as they may agree.

(h)            Priority of Securities Offered Pursuant to Piggyback Registration. If the managing underwriter(s) of a registration of shares of Common Stock giving rise to a right to Piggyback Registration shall advise the Company and the Piggyback Stockholders with respect to such Piggyback Registration in writing that, in its good faith opinion, the total number or dollar amount of shares of Common Stock proposed to be sold in such offering and Registrable Securities requested by such Piggyback Stockholders to be included therein, in the aggregate, exceeds the number or dollar amount that can be sold in such offering without having an adverse effect on such offering, including the price at which such shares can be sold, then the Company shall include in such registration the maximum number of shares that such underwriter advises can be so sold without having such adverse effect, allocated, if the Piggyback Registration is initiated as an underwritten:

(i)            primary offering for the account of the Company: (w) first, to shares of Common Stock to be included by the Company, (x) second, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclause (w), among the Registrable Securities requested to be included therein by the Stockholders, pro-rata among such Stockholders on the basis of Registrable Securities then held by such Stockholders, (y) third, if the maximum number of shares that such underwriter advises can be sold without having such adverse effect is not reached under the foregoing subclauses (w) and (x), among securities requested to be included therein by other securityholders with applicable registration rights, pro rata among such Persons on the basis of the number of shares requested to be included therein by each of them, and (z) fourth, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclauses (w), (x) and (y), among the securities requested to be included therein by other securityholders, pro rata among such Persons on the basis of the number of shares requested to be included therein by each of them or in such other manner as they may agree; and

(ii)            offering for the account of holder(s) of the Company’s securities other than the Company: (v) first, among the securities requested to be included therein by such holder who initiated the Piggyback Registration, (w) second, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclause (v), among the Registrable Securities requested to be included therein by the Stockholders, pro-rata among such Stockholders on the basis of Registrable Securities then held by such Stockholders, (x) third, if the maximum number of shares that such underwriter advises can be sold without having such adverse effect is not reached under the foregoing subclauses (v) and (w), among securities requested to be included therein by other securityholders with applicable registration rights, pro rata among such Persons on the basis of the number of shares requested to be included therein by each of them, (y) fourth, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclauses (v), (w) and (x), to any securities requested to be included therein by the Company and (z) fifth, if the maximum number of shares that such underwriter advises can be so sold without having such adverse effect is not reached under the foregoing subclauses (v), (w), (x), and (y), to any securities requested to be included therein by any other Persons, allocated among such Persons on a pro rata basis or in such other manner as they may agree.

(i)             Postponement; Suspensions; Blackout Period.

(i)            The Company may postpone the filing or the effectiveness of a Shelf Registration Statement or the commencement of a Shelf Take-Down (or suspend the continued use of a Shelf Registration Statement), including requiring the Stockholders to suspend any offerings of Registrable Securities pursuant hereto (a “Suspension”), (A) for a period of up to three (3) days following the date on which the Company files information with the SEC that must be incorporated by a post-effective amendment to the Shelf Registration Statement; provided that such post-effective amendment must be filed promptly following such date, (B) during the pendency of a stop order issued by the SEC suspending the use of any registration statement of the Company or proceedings initiated by the SEC with respect to any such registration statement under Section 8(d) or 8(e) of the Securities Act or (C) if, based on the good faith judgment of the Board of Directors, such postponement or suspension is necessary in order to avoid materially detrimental disclosure of material non-public information that the Board of Directors, after consultation with outside counsel to the Company, has in good faith determined (1) would be required to be made in any Shelf Registration Statement so that such Registration Statement does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (2) would not be required to be made at such time but for the filing or continued use of such Registration Statement, and (3) the Company has a bona fide business purpose for not disclosing publicly, and the Company delivers to the Stockholders participating in such registration notice (a “Suspension Notice”) of the Company’s determination to postpone or suspend use of the Shelf Registration Statement, as applicable; provided that, in each case, the Stockholders requesting a Shelf Take-Down shall be entitled, at any time after receiving a Suspension Notice or similar notice and before such Shelf Take-Down is commenced, to withdraw such request and, if such request is withdrawn, the Company shall pay all expenses incurred by the Stockholders, including fees of one legal counsel (subject to the caps contained herein), in connection with such withdrawn registration and such Shelf Take-Down shall not count against the number of Underwritten Shelf Take-Downs permitted pursuant to Section 2(d). If Stockholders otherwise withdraw a request for a Shelf Take-Down, other than following the receipt of a Suspension Notice, the Stockholders shall pay all expenses incurred by the Stockholders, including fees of legal counsel, in connection with such withdrawn registration and such Shelf Take-Down shall not count as an Underwritten Shelf Take-Down; provided that, at the option of the Stockholders, the Company shall pay all expenses incurred by the Stockholders, including fees and one legal counsel (subject to the caps contained herein), in connection with such withdrawn registration if such Shelf Take-Down counts against the number of Underwritten Shelf Take-Downs pursuant to Section 2(d). The Company shall provide prompt written notice to the Stockholders (an “End of Suspension Notice”) of (x) the fact that the circumstances giving rise to such Suspension no longer exist, (y) the Company’s decision to commence such Shelf Take-Down following such Suspension and (z) the commencement of such Shelf Take-Down. Notwithstanding the provisions of this Section 2(i)(i), with respect to Section 2(i)(i)(C), the Company shall not effect any Suspension(s) more than two (2) times during any twelve (12)-month period or for more than sixty (60) consecutive calendar days or for a period in the aggregate exceeding ninety (90) calendar days in any twelve (12)-month period. No Stockholder shall effect any sales of shares of Common Stock pursuant to a Shelf Registration Statement at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice. The Company may not effect any other Registration Statement during the term of any Suspension.

(ii)           Each Stockholder agrees that, except as required by Law, it shall treat as confidential the receipt of any Suspension Notice; provided that in no event shall such Suspension Notice contain any material nonpublic information of the Company (other than the existence of such Suspension Notice).

(j)             Supplements and Amendments. The Company shall supplement and amend any Shelf Registration Statement if required by the Securities Act or the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement.

(k)            Subsequent Holder Notice. If a Person becomes entitled to the benefits of this Agreement as a Stockholder pursuant to Section 7 after a Shelf Registration Statement becomes effective under the Securities Act, the Company shall, as promptly as practicable, following delivery of written notice to the Company of a request for such Person’s name to be included as a selling securityholder in the prospectus related to the Shelf Registration Statement:

(i)            if required and permitted by Law, file with the SEC a supplement to the related prospectus or a post-effective amendment to the Shelf Registration Statement so that such Person is named as a selling securityholder in the Shelf Registration Statement and the related prospectus in such a manner as to permit such Person to deliver a prospectus to the purchaser of the Registrable Securities in accordance with Law;

(ii)           if, pursuant to Section 3(a)(ii), the Company shall have filed a post-effective amendment to the Shelf Registration Statement that is not automatically effective, use its reasonable best efforts to cause such post-effective amendment to become promptly effective under the Securities Act; and

(iii)          promptly notify the Stockholders after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 3(a)(ii); provided that the Company shall not be required to file more than one (1) post-effective amendment or supplement to the related prospectus pursuant to this Section 2(k) for any fiscal quarter.

Section 3.            Registration Procedures.

(a)            Filing and Other Procedures. If and whenever the Company is required to use its reasonable best efforts to effect the registration of any Registrable Securities under the Securities Act as provided in Section 2, the Company shall effect such registration to permit the sale of such Registrable Securities in accordance with the intended method(s) of disposition thereof, and pursuant thereto the Company shall cooperate in the sale of the securities and shall, as promptly as practicable:

(i)            prepare and file with the SEC as promptly as reasonably practicable, but no later than five (5) days after a request for an Underwritten Shelf Take-Down, subject to the postponement provisions herein, the post-effective amendments and supplements to a Shelf Registration Statement, and the Prospectus used in connection therewith or any free writing prospectus (as defined in SEC rules) as may be required by applicable securities Laws or reasonably requested by the Stockholders or any managing underwriter(s), to effect such registration and, subject to the efforts standard herein, cause such Registration Statement to become effective, and provide copies of all such documents proposed to be filed or furnished to (A) counsel of the Stockholders, and provide such legal counsel a reasonable opportunity to review and comment on such documents (other than Exchange Act reports incorporated by reference thereto not related to such offering), and (B) the other representative(s) on behalf of the Stockholders included in such Registration Statement (to be chosen by the Stockholders) and any managing underwriter(s), and the representative(s) and the managing underwriter(s) and their respective counsel shall have the reasonable opportunity to review and comment thereon, and the Company will make such changes and additions thereto as may reasonably be requested by such counsel and the representative(s) and the managing underwriter(s) and their respective counsel prior to such filing, unless the Company reasonably objects to such changes or additions;

(ii)           prepare and file with the SEC such pre-and post-effective amendments and supplements to a Shelf Registration Statement, and the Prospectus used in connection therewith or any free writing prospectus (as defined in SEC rules) as may be required by applicable securities Laws or reasonably requested by the Stockholders or any managing underwriter(s) to maintain the effectiveness of such registration and to comply with the provisions of applicable securities Laws with respect to the disposition of all securities covered by such registration statement during the period in which such Registration Statement is required to be kept effective, and before filing such amendments or supplements, provide copies of all such documents proposed to be filed or furnished to counsel of such Stockholders, which documents shall be subject to the review and comment of such counsel (other than Exchange Act reports incorporated by reference thereto not related to such offering);

(iii)          furnish to each Stockholder of the securities being registered and each managing underwriter without charge, such reasonable number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits other than those which are being incorporated into such Registration Statement by reference and that are publicly available), such reasonable number of copies of the Prospectus contained in such Registration Statement and any other Prospectus filed under Rule 424 under the Securities Act in conformity with the requirements of the Securities Act, and such other documents, as the Stockholders and any managing underwriter(s) may reasonably request;

(iv)          use its reasonable best efforts to register or qualify all Registrable Securities under such other securities or “blue sky” Laws of such jurisdictions as the Stockholders and any managing underwriter(s) may reasonably request; provided that the Company shall not for any such purpose be required to qualify generally to do business as a foreign company in any jurisdiction where it would not otherwise be required to qualify but for this Section 3, or to consent to general service of process in any such jurisdiction, or to be subject to any tax obligation in any such jurisdiction where it is not then so subject;

(v)          as promptly as reasonably practicable, notify the Stockholders and any managing underwriter(s) at any time when the Company becomes aware that a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made, and, to, as promptly as is reasonably practicable, prepare and furnish without charge to the Stockholders and any managing underwriter(s) a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchaser of such securities, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(vi)          provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

(vii)         use its reasonable best efforts to list all Registrable Securities covered by such Registration Statement on the principal securities exchange on which any such class of securities is then listed and cause to be satisfied all requirements and conditions of such securities exchange to the listing of such securities that are reasonably within the control of the Company;

(viii)       notify each Stockholder and any managing underwriter(s), as soon as is reasonably practicable after it shall receive notice thereof, of the time when such Registration Statement, or any post-effective amendments to the Registration Statement, shall have become effective, after it shall receive notice thereof;

(ix)          to make available to each Stockholder whose Registrable Securities are included in such Registration Statement and any managing underwriter(s) as soon as reasonably practicable after the same is prepared and distributed, filed with the SEC, or received by the Company, an executed copy of each letter written by or on behalf of the Company to the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), and any item of correspondence received from the SEC or the staff of the SEC (or other governmental agency or self-regulatory body or other body having jurisdiction, including any domestic or foreign securities exchange), in each case relating to such Registration Statement, it being understood that each Stockholder receiving such material from the Company that is confidential shall and shall cause its Affiliates and representatives to keep such materials confidential. The Company shall as soon as reasonably practicable (A) notify the Stockholders and any managing underwriter(s) of the effectiveness of such Registration Statement or any post-effective amendment or the filing of the prospectus supplement contemplated herein, (B) respond reasonably and completely to any and all comments received from the SEC or the staff of the SEC, with a view towards causing such Registration Statement or any amendment thereto to be declared effective by the SEC as soon as reasonably practicable, and (C) file an acceleration request following the resolution or clearance of all SEC comments or, if applicable, following notification by the SEC that any such Registration Statement or any amendment thereto will not be subject to review;

(x)            advise each Stockholder and any managing underwriter(s), promptly after it shall receive notice or obtain knowledge thereof, of (A) the issuance of any stop order, injunction or other order or requirement by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and use its reasonable best efforts to prevent the issuance of any stop order, injunction or other order or requirement or to obtain its withdrawal if such stop order, injunction or other order or requirement should be issued, (B) the suspension of the registration of the subject shares of the Registrable Securities in any state jurisdiction and (C) the removal of any such stop order, injunction or other order or requirement or proceeding or the lifting of any such suspension;

(xi)          in connection with a customary due diligence review, make available for inspection by one representative on behalf of each Stockholder whose Registrable Securities are included in such registration statement and any managing underwriter(s), and any attorney, accountant or other agent retained by, or other representative of, any such Stockholder or underwriter, at reasonable times and in a reasonable manner, all pertinent financial and other records and corporate documents of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such Stockholder, underwriter(s), attorney, accountant or agent to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act that is customary for a participant in a securities offering in connection with such registration statement; provided that the foregoing investigation and information gathering shall be coordinated on behalf of such parties by one (1) firm of counsel designated by and on behalf of such parties, and that any information that is not generally publicly available at the time of delivery of such information shall be kept confidential by such parties pursuant to customary confidentiality agreements;

(xii)         if requested by any Stockholder or any managing underwriter(s), as promptly as is reasonably practicable, incorporate in a prospectus supplement or post-effective amendment such information as such Stockholder or managing underwriter(s) reasonably requests to be included therein, including with respect to the Registrable Securities being sold by such Stockholder, the purchase price being paid therefor by any underwriter(s) and with respect to any other terms of an underwritten offering of the Registrable Securities to be sold in such offering, and as promptly as is reasonably practicable, make all required filings of such prospectus supplement or post-effective amendment;

(xiii)        reasonably cooperate with each Stockholder and any managing underwriter(s) participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xiv)        in the case of an underwritten offering, (1) enter into such customary agreements (including an underwriting agreement in customary form), (2) take all such other customary actions as the managing underwriter(s) reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including causing senior management and other Company personnel to reasonably cooperate with the Stockholder(s) whose Registrable Securities are included in a Registration Statement and the underwriter(s) in connection with performing customary due diligence and the customary marketing of such offering, including management presentations, investor calls and road show presentations, subject to the limitations on marketed offerings contained herein) and (3) cause its counsel to issue opinions of counsel addressed and delivered to the underwriter(s) in form, substance and scope as are customary in underwritten offerings, subject to customary limitations, assumptions and exclusions;

(xv)         if requested by the managing underwriter(s) of an underwritten offering, use its reasonable best efforts to cause to be delivered, upon the pricing of any underwritten offering, and at the time of closing of a sale of Registrable Securities pursuant thereto, “comfort” letters from the Company’s independent registered public accountants addressed to the underwriter(s), and otherwise in customary form and covering such financial and accounting matters as are customarily covered by “comfort” letters of the independent registered public accountants delivered at pricing or closing, as applicable, in connection with primary underwritten public offerings; provided that such recipients furnish such written representations or acknowledgements as are customarily required to receive such comfort letters; and

(xvi)        the Company agrees not to file or make any amendment to any Registration Statement with respect to any Registrable Securities, or any amendment of or supplement to the prospectus, or any free writing prospectus, which amendment refers to any Stockholder covered thereby by name, or otherwise identifies such Stockholder, without the consent of such Stockholder, such consent not to be unreasonably withheld or delayed, unless such disclosure is required by Law, in which case the Company shall provide written notice to such Stockholders no less than two (2) Business Days prior to the filing.

(b)            Conditions to Registration Rights.

(i)            As a condition precedent to the obligations of the Company to file any Registration Statement, each Stockholder shall furnish in writing to the Company such information regarding such Stockholder (and any of its Affiliates), the Registrable Securities to be sold and the intended method of distribution of such Registrable Securities reasonably requested by the Company as is reasonably necessary for inclusion in the Registration Statement relating to such offering pursuant to the Securities Act; provided that the Company shall only use such information in connection with such registration or related offering. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information or personal financial information in respect of any individual.

(ii)           Each Stockholder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in (x) Section 3(a)(ii) or (v), such Stockholder shall forthwith discontinue its disposition of Registrable Securities pursuant to the registration statement relating to such Registrable Securities until such Stockholder’s receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(a)(ii) or (v); (y) clause (A) of Section 3(a)(x), such Stockholder shall discontinue its disposition of Registrable Securities pursuant to such registration statement until such Stockholder’s receipt of the notice described in clause (C) of Section 3(a)(x); and (z) clause (B) of Section 3(a)(x), such Stockholder shall discontinue its disposition of Registrable Securities pursuant to such registration statement in the applicable state jurisdiction(s) until such Stockholder’s receipt of the notice described in clause (C) of Section 3(a)(x). The length of time that any registration statement is required to remain effective shall be extended by any period of time that such registration statement is unavailable for use pursuant to this paragraph; provided that in no event shall any Registration Statement be required to remain effective after there are no longer any Registrable Securities outstanding.

(iii)          If requested by the managing underwriter(s), each Stockholder that (A) beneficially owns at least 5% of the Common Stock (on an As-Converted Basis) and (B) was offered the opportunity to participate in a marketed underwritten offering, shall enter into a customary lockup agreement not to exceed ninety (90) days in respect of such underwritten offering by the Company; provided that the Company shall cause each of its executive officers and directors and shall use its reasonable best efforts to cause any other holders of Common Stock that beneficially own at least 5% of the Common Stock (on an As-Converted Basis) (excluding any passive investors) and were offered the opportunity to and elects to participate in such marketed underwritten offering, to enter into lockup agreements that contain restrictions that are no less restrictive than the restrictions contained in the lockup agreements executed by the Stockholders; provided, further, that if such lockup agreement is released or waived for any of the Company’s executive officers or directors or other holders of Common Stock that beneficially own at least 5% of the Common Stock (on an As-Converted Basis), the Stockholders shall receive a comparable release or waiver on a pro rata basis. The Stockholders acknowledge that (i) the Company may be subject to a lock-up with the managing underwriter(s) in connection with any underwritten offering by the Company, whether or not a Stockholder participated in the last Underwritten Shelf Take-Down, and (ii) the Company will use its reasonable best efforts to cause itself not to be subject to any lock-up with the requesting underwriter(s) in a Block Trade.

Section 4.            Indemnification.

(a)            Indemnification by the Company. The Company agrees to indemnify, hold harmless and reimburse, to the fullest extent permitted by Law, each Stockholder, its Affiliates, partners, officers, directors, employees, advisors, representatives and agents and each Person, if any, who controls such Stockholder within the meaning of the Securities Act or the Exchange Act, against any and all losses, penalties, liabilities, claims, damages and expenses, joint or several (including reasonable and documented attorneys’ fees and any expenses and reasonable and documented costs of investigation) (“Losses”), as incurred, to which the Stockholders or any such indemnitees may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement under which such Registrable Securities were registered and sold under the Securities Act, any Prospectus contained therein, or any amendment or supplement thereto, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable in any such case to the extent that any Loss arises out of or is based upon an untrue statement or alleged statement or omission or alleged omission made in such Registration Statement, any such Prospectus, amendment or supplement in reliance upon and in conformity with written information about a Stockholder that is furnished to the Company by such Stockholder or its authorized representative expressly for use therein, it being understood and agreed that the only such information furnished by any Stockholder for any purpose of this Agreement (including Section 4(b)) consists of the number of shares of Common Stock owned by such Stockholder, the number of Registrable Securities proposed to be sold by such Stockholder and the name and address of such Stockholder or (ii) any violation (or alleged violation) by the Company of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation thereunder in connection with any registration or offering hereunder. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Stockholder or any indemnified party and shall survive the transfer of such securities by such Stockholder.

(b)            Indemnification by the Stockholders. Each Stockholder agrees to indemnify, hold harmless and reimburse, to the fullest extent permitted by Law (in the same manner and to the same extent as set forth in Section 4(a)), the Company, its Affiliates, officers, directors, and each Person, if any, who controls any of the foregoing within the meaning of the Securities Act or the Exchange Act, with respect to any untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact from such Registration Statement, any Prospectus contained therein, or any amendment or supplement thereto, to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information about such Stockholder furnished to the Company by such Stockholder or its authorized representative expressly for inclusion therein, it being understood and agreed that the only such information furnished by any Stockholder consists of the information described as such in Section 4(a); provided that a Stockholder shall not be liable for any amounts in excess of the net proceeds received by such Stockholder from sales of Registrable Securities pursuant to the Registration Statement to which the claims relate; provided, further, that the obligations of the Stockholders shall be several and not joint and several. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any indemnified party and shall survive the transfer of such securities by the Company.

(c)            Notices of Claims, etc. Promptly after receipt by an indemnified party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs of this Section 4, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, give written notice to such indemnifying party of the commencement of such action or proceeding; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding paragraphs of this Section 4, except to the extent that the indemnifying party is prejudiced by such failure to give notice. In case any such action or proceeding is brought against an indemnified party, unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, such indemnified party shall permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (i) the indemnifying party has agreed to pay such fees or expenses, (ii) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person within a reasonable time after receipt of notice of such claim from the person entitled to indemnification hereunder or (iii) in the indemnified party’s reasonable judgment (based upon advice of its counsel) there may be material legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party or a conflict of interest may exist between it or other indemnified parties and the indemnifying party with respect to any such claim. If such defense is not assumed by the indemnifying party as permitted hereunder, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent. If such defense is assumed by the indemnifying party pursuant to the provisions hereof, such indemnifying party shall not settle or otherwise compromise, except with the consent of the indemnified party, unless (x) such settlement or compromise (i) contains a full and unconditional release of all indemnified parties of all liability in respect of or arising out of all such claims or proceedings that are the subject matter of such proceeding and all claims and proceedings in respect of which the indemnified party could have been subject to claims or proceedings based upon the actions or inactions underlying such claims or proceedings, (ii) imposes no liability or obligation on the indemnified party, (iii) does not contain any statement of wrongdoing, culpability, malfeasance or fault by or on behalf of the indemnified party and (iv) provides only for a cash payment that is paid in full by the indemnifying party or (y) the indemnified party otherwise consents in writing. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and disbursements of such additional counsel or counsels. The indemnifying party shall not be liable for any settlement of any proceeding effected without its prior written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d)            Contribution. If the foregoing indemnity is held by a Governmental Entity of competent jurisdiction to be unavailable to the Company or any Stockholder, or is insufficient to hold harmless an indemnified party, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, and the relative benefits received by the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. No indemnified party guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any indemnifying party who was not guilty of such fraudulent misrepresentation. In connection with any registration statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the provisions of this Section 4, no Stockholder shall be required to contribute an amount greater than the net proceeds received by such Stockholder from sales of Registrable Securities pursuant to the Registration Statement to which the claims relate (after taking into account the amount of damages which such Stockholder has otherwise been required to pay by reason of any and all untrue or alleged untrue statements of material fact or omissions or alleged omissions of material fact made in any Registration Statement or Prospectus or any amendment thereof or supplement thereto related to such sale of Registrable Securities).

(e)            No Exclusivity. The remedies provided for in this Section 4 are not exclusive and shall not limit any rights or remedies which may be available to any indemnified party at Law or in equity or pursuant to any other agreement.

Section 5.            Covenants Relating to Rule 144. The Company shall use its reasonable best efforts to (x) timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the SEC thereunder (provided, that if the Company is not required to file such reports, it will, upon the request of any Stockholder, make publicly available such information as necessary to permit sales pursuant to Rule 144 under the Securities Act), and (y) take such further action as any Stockholder may reasonably request in writing, in each case, to the extent required from time to time to enable such Stockholder to, if permitted by the terms of this Agreement, the applicable Investment Agreement and the Registrable Securities, transfer such Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by (a) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (b) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Stockholder, the Company will deliver to such Stockholder a written statement that it has complied with such requirements, subject to its compliance with such requirements. The Company shall, upon any request by a Stockholder in connection with a sale, transfer or other disposition by any Stockholder of any Registrable Securities permitted by Rule 144, (i) use its reasonable best efforts to promptly (and in no event longer than five (5) Business Days after such request) cause the removal of any restrictive legend or similar restriction on the Registrable Securities, and, in the case of book-entry shares, make or cause to be made appropriate notifications on the books of the Company’s transfer agent for such number of shares and registered in such names as the Stockholders may reasonably request and (ii) provide a customary opinion of counsel and instruction letter required by the Company’s transfer agent in connection with such sale, transfer or disposition of such Registrable Securities; provided that the taking of such action by the Company is conditioned on the Company receiving all information and documentation reasonably necessary to support such actions and make a determination that such transfer applies with Law.

Section 6.            Termination; Survival. The rights of each Stockholder hereunder shall terminate upon the date that all of the Registrable Securities held by such Stockholder cease to be Registrable Securities. Notwithstanding the foregoing, the obligations of the parties under Sections 4, 5 and 7 and this Section 6 shall survive the termination hereof.

Section 7.            Miscellaneous.

(a)            Governing Law. This Agreement, and all matters arising out of this Agreement and the transactions contemplated hereby, shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any Laws of the State of Delaware that would cause the application of the Laws of any jurisdiction other than the State of Delaware. The parties hereto (i) submit to the exclusive jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware in respect of the interpretation and enforcement of the provisions hereof and of any related agreement, certificate or other document delivered in connection herewith, (ii) waive, and agree not to assert, any defense in any action for the interpretation or enforcement of this Agreement and any related agreement, certificate or other document delivered in connection herewith that they are not subject to such jurisdiction or that such action may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that service in person or by certified or by nationally recognized overnight courier to its address set forth in Section 7(i) shall constitute valid in personam service upon such party and its successors and assigns in any action commenced pursuant to this Section 7(a) and (iv) acknowledges that this is a commercial transaction, that the foregoing provisions for service of process and the following provisions for waiver of jury trial have been read, understood and voluntarily agreed to by each party and that by agreeing to such provisions each party is waiving important legal rights.

(b)            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, HEARING, CHARGE, DISPUTE, SUIT, INVESTIGATION, AUDIT OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

(c)            Entire Agreement. This Agreement (including the documents and the instruments referred to herein), the Certificate of Designations and the Investment Agreements, and the documents referenced herein and therein, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings, and agreements (including any draft agreements) with respect thereto, whether written or oral, none of which shall be used as evidence of the parties’ intent.

(d)            Amendments and Waivers. No amendment of any provision hereof shall be valid and binding unless it is in writing and signed by the Company and the Anchor Stockholder (or, in the event that the Anchor Stockholder no longer holds Registrable Securities, Stockholders holding at least fifty percent (50%) of the Registrable Securities then outstanding, with each share of Common Stock issued pursuant to the Investment Agreements and each share of Common Stock to be received upon conversion of the Convertible Preferred Stock issued pursuant to the Investment Agreements, in each case, counting as one Registrable Security for this purpose (whether or not then convertible)). No waiver of any right or remedy hereunder, to the extent legally allowed, shall be valid unless the same shall be in writing and signed by the party making such waiver. No waiver by any party of any breach or violation of, default under, or inaccuracy in any representation, warranty, covenant, or agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty, covenant, or agreement hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof. Notwithstanding the foregoing, (i) no amendments may be made hereto that adversely affect the rights of any Stockholder hereunder without the prior written consent of such Stockholder, and (ii) no amendments shall be made to Section 3(b)(iii), Section 4 or Section 5 with respect to a Stockholder without the prior written consent of such Stockholder.

(e)            Successors and Assigns. The Stockholders may transfer or assign all or any portion of their respective rights provided in this Agreement in connection with the transfer of shares of Common Stock or Convertible Preferred Stock or Warrants issued under the Investment Agreements pursuant to the terms of the Investment Agreements without the prior written consent of the Company; provided that reasonably promptly following any such transfer or assignment, (i) the Stockholder provides a written notice to the Company stating the name and address of such transferee and identifying the amount of Registrable Securities with respect to which the rights under this Agreement were transferred and the nature of the rights so transferred, and (ii) such transferee or assignee agrees in writing with the Company to be bound by this Agreement as fully as if it were an initial signatory hereto pursuant to a written instrument in form and substance reasonably acceptable to the Company, and any such transferee may thereafter make corresponding assignments in accordance with this Section 7(e); provided, further, that rights under this Agreement may only be assigned to a Person that is a Permitted Reg Rights Holder or that becomes a Permitted Reg Rights Holder as a result of a transfer of Registrable Securities concurrent with such assignment pursuant to this Section 7(e).

(f)             Expenses. Except as otherwise set forth herein (including under Section 2(i)), (i) all Registration Expenses incurred in connection with any Registration Statement under this Agreement shall be borne by the Company, (ii) all Selling Expenses relating to securities registered on behalf of the Stockholders shall be borne by the Stockholders of the Registrable Securities included in such registration and (iii) the obligation of the Company to bear the expenses provided for in this Section 7(f) shall apply irrespective of whether a Registration Statement becomes effective, is withdrawn or suspended, or converted to any other form of registration and irrespective of when any of the foregoing shall occur.

(g)            Counterparts, Execution. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. This Agreement may be executed by facsimile, email or electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act, or other Law (e.g., www.docusign.com or by .pdf signature) by any party and such signature shall be deemed binding for all purposes hereof without delivery of an original signature being thereafter required.

(h)            Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties hereto shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(i)             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service or (iii) when sent, if delivered by email (provided that no “error message” or other notification of non-delivery is generated), in each case to the intended recipient as set forth below:

If to a Purchaser, at such Purchaser’s address referenced in Schedule A.

If to the Company, as follows:

First Foundation, Inc.
200 Crescent Court, Suite 1400
Dallas, Texas 75201
Attn:	Erica Dorsett
General Counsel
Email: edorsett@ff-inc.com

with a copy (which shall not constitute notice) to:
Sheppard, Mullin, Richter & Hampton LLP
650 Town Center Drive, 10th Floor
Costa Mesa, California 92626
Attention: Josh Dean
Email: jdean@sheppardmullin.com

Any party may, from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.

(j)             Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at Law or equity. Each of the parties hereto hereby further waives any (i) defense in any action for specific performance that a remedy at Law would be adequate and (ii) requirement under Law to post security or a bond as a prerequisite to obtaining equitable relief.

(k)            Interpretation.

(i)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(ii)           The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(iii)          Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(iv)         References to “the date hereof” mean the date of this Agreement.

(v)          Notwithstanding anything herein to the contrary, neither the Company nor Purchaser nor any of their respective subsidiaries shall be required to take any action that is prohibited by Law or inconsistent with any requirement or directive of any Governmental Entity.

(vi)         Any reference herein to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder.

(vii)        All references to “dollars” or “$” herein are to United States dollars.

(viii)        The definitions contained herein are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neutral genders of such term

(ix)          The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if.”

(l)             Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not enter into, and is not currently a party to, any agreement with any holder or prospective holder of any securities of the Company giving such holder or prospective holder any registration rights the terms of which are senior to or conflict with the registration rights granted to the Stockholders hereunder, including, for clarity, allowing any other holder of Common Stock to have registration rights in the nature or substantially in the nature of those set forth in this Agreement that would have priority over the Registrable Securities with respect to the inclusion of such securities in any Registration Statement.

(m)           Further Assurances. From and after the Closing, subject to the terms of the applicable Certificate of Designations, the Company will take such actions as reasonably necessary to effect any conversion of the Convertible Preferred Stock upon the reasonable request of the applicable Purchaser in connection with any registration or any offering and sale pursuant hereto involving the Common Stock underlying such Convertible Preferred Stock.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

COMPANY:

FIRST FOUNDATION INC.

By:
Name:	Scott F. Kavanaugh
Title:	Chief Executive Officer

[Signature Page to Registration Rights Agreement]

PURCHASERS:

[•]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

[•]

By:
Name:
Title:

Address:

[Signature Page to Registration Rights Agreement]

Exhibit E

Stockholder Vote Warrant Terms

Term: 10 year warrants

Strike price: $4.10

Settlement: Cash

Warrant coverage: If Requisite Stockholder Vote is not obtained by the date that is the 210th day after the Closing Date, Purchaser will receive cash settled warrants with warrant coverage of 120%.

In addition, warrant coverage will increase by 20% every 60 days thereafter if the Requisite Stockholder Vote is not obtained; provided that the warrant coverage shall not exceed 180%.

Exercise: The warrant becomes exercisable on the date that is the 270th day after the Closing Date if the Requisite Stockholder Vote is not obtained by such date.

Cancellation: If the Requisite Stockholder Vote is obtained prior to the date that is the 270th day after the Closing Date, the warrant will be cancelled in full. Each additional 20% issued following the initial issuance of the warrant will not be exercisable and will cancelled if the Requisite Stockholder Vote is obtained within the 60 days after issuance of such additional 20%.

Example Calculations

Days after Closing	Warrant Issued (total warrant)	Warrant Exercisable	Warrants subject to cancelation
210	120% (120%)	—	120%
270	20% (140%)	120%	20%
330	20% (160%)	140%	20%
390	20% (180%)	160%	20%
450	—(180%)	180%	—

Transfer Restrictions: Not subject to any transfer restrictions other than applicable law.

Not Voting Securities: The terms of the warrants will ensure that the warrants are not “voting securities” for bank regulatory purposes.

Documentation: If the Requisite Stockholder Vote is not obtained by the date that is the 180th day after the Closing Date, the Company and Purchaser shall use reasonable best efforts to promptly agree upon a form of warrant agreement with terms consistent with this Exhibit E.

Exhibit E